As filed with the Securities and Exchange Commission on October 25, 2024

Registration No. 333-281796

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

PRE-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Magnolia Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Louisiana	6035	99-2913448
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2900 Clearview Pkwy. Metairie, Louisiana 70006 (504) 455-2444
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael L. Hurley President and Chief Executive Officer Magnolia Bancorp, Inc. 2900 Clearview Pkwy. Metairie, Louisiana 70006 (504) 455-2444
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Gerald F. Heupel, Jr., Esquire Eric M. Marion, Esquire Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500	John F. Breyer, Jr., Esquire Breyer & Associates PC 8180 Greensboro Drive, Suite 785 McLean, VA 22102 (703) 883-1100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

MAGNOLIA BANCORP, INC.

(Proposed Holding Company for Mutual Savings and Loan Association)

Up to 833,750 Shares of Common Stock

(Subject to increase to up to 958,813 Shares)

Magnolia Bancorp, Inc. is offering shares of common stock for sale at $10.00 per share in connection with the conversion of Mutual Savings and Loan Association from the mutual to stock form of organization. There is currently no market for our common stock. Our common stock will be quoted on the OTCQB Market operated by OTC Markets Group upon the completion of the conversion and stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares of common stock are first being offered for sale in a subscription offering to eligible depositors of Mutual Savings and Loan Association and to our tax-qualified employee stock ownership plan. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of communities served by Mutual Savings and Loan Association. Any shares of common stock not purchased in the subscription or community offerings may be offered for sale to the public in a syndicated community offering through a syndicate of broker-dealers. The syndicated community offering may commence before the subscription and community offerings (including any extensions) have expired. No shares purchased in the subscription offering or the community offering will be issued until the completion of any syndicated community offering, if a syndicated community offering becomes necessary. The subscription, community and syndicated community offerings are collectively referred to as the “stock offering.”

Our shares of common stock are being offered in a range from 616,250 shares to 833,750 shares. We may sell up to 958,813 shares of common stock as a result of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 616,250 shares in order to complete the offering.

The minimum order is 25 shares of common stock. Generally, no individual or entity, along with their associates and those with whom they are acting in concert, may purchase more than 5% of the shares of common stock sold in the conversion and stock offering, or 41,687 shares at the current maximum of the offering range. The subscription and community offerings are expected to expire at 1:00 p.m., Central Time, on December 17, 2024. We may extend this expiration time and date, without notice to you, until January 31, 2025. Once submitted, stock orders are irrevocable unless the stock offering is terminated or extended, with regulatory approval, beyond January 31, 2025, or the number of shares of common stock offered for sale is increased to more than 958,813 shares or decreased to less than 616,250 shares. If the stock offering is extended beyond January 31, 2025, we will notify all subscribers and give them an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 958,813 shares or decreased to less than 616,250 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at Mutual Savings and Loan Association and will earn interest at 0.01% per annum until completion or termination of the offering.

Keefe, Bruyette & Woods, Inc. is assisting us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated community offering. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of common stock that are sold in the subscription offering, community offering or syndicated community offering.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	616,250	725,000	833,750	958,813
Gross offering proceeds	$6,162,500	$7,250,000	$8,337,500	$9,588,130
Estimated offering expenses, excluding selling agent fees and expenses (1)	960,000	960,000	960,000	960,000
Selling agent fees and expenses (1)(2)	405,000	405,000	405,000	405,000
Estimated net proceeds	$4,797,500	$5,885,000	$6,972,500	$8,223,130
Estimated net proceeds per share	$7.78	$8.12	$8.36	$8.58

(1)	See “Pro Forma Data” and “The Conversion and Offering—Plan of Distribution; Selling Agent and Underwriting Compensation” for information regarding compensation to be received by Keefe, Bruyette & Woods, Inc. in the subscription and community offerings and the compensation to be received by Keefe, Bruyette & Woods, Inc. and other participating broker-dealers in the syndicated community offering.

(2)	Excludes records agent fees and expenses payable to Keefe, Bruyette & Woods, Inc., which are included in estimated offering expenses. See “The Conversion and Offering – Records Management.”

This investment involves a degree of risk, including the possible loss of principal. See “Risk Factors” beginning on page 13.

Shares of our common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other government agency. Neither the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center, toll-free, at (877) 643-8217.

The date of this prospectus is November 8, 2024.

MAP OF OUR OFFICE LOCATIONS

61
55
Mississippi R.
Mandeville
10
12
55
10
New Orleans
Metairie
90
LOUISIANA

- **MAIN OFFICE**
  South Shore
  Jefferson Parish
  2900 Clearview Pkwy.
  Metairie
- **BRANCH LOCATION**
  North Shore
  St. Tammany Parish
  68021 Capital Trace Row
  Mandeville

LOUISIANA
New Orleans

TABLE OF CONTENTS

SUMMARY

The following summary explains material information in this prospectus, but it may not contain all of the information that is important to you. Before making an investment decision, you should read carefully this entire document, including the financial statements and the notes thereto and the section entitled “Risk Factors.” The terms “we,” “our,” and “us” refer to Magnolia Bancorp, Inc. and Mutual Savings and Loan Association, unless the context indicates another meaning.

Magnolia Bancorp, Inc.

Magnolia Bancorp, a newly-formed Louisiana corporation, is offering for sale shares of its common stock in connection with the conversion of Mutual Savings and Loan Association from a mutual savings and loan association (meaning it has no shareholders) to a stock savings and loan association. As a mutual savings and loan association, all depositors are members of and have voting rights in Mutual Savings and Loan Association as to all matters requiring a vote of members. The following diagram illustrates the current organizational structure of Mutual Savings and Loan Association:

Upon completion of the conversion and stock offering, Magnolia Bancorp will be 100% owned by its shareholders and Mutual Savings and Loan Association will be 100% owned by Magnolia Bancorp. Mutual Savings and Loan Association will no longer have members and its former members will no longer have voting rights in Mutual Savings and Loan Association, and all voting rights in Mutual Savings and Loan Association will be vested in Magnolia Bancorp as the sole shareholder of Mutual Savings and Loan Association. The shareholders of Magnolia Bancorp will possess exclusive voting rights with respect to Magnolia Bancorp common stock. The following diagram illustrates Magnolia Bancorp’s and Mutual Savings and Loan Association’s organizational structure after the completion of the conversion and stock offering:

Magnolia Bancorp was incorporated in May 2024 and has not engaged in any business to date. Upon completion of the conversion and stock offering, Magnolia Bancorp will register as a savings and loan holding company and will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System, referred to as the “Federal Reserve Board” throughout this prospectus. Magnolia Bancorp’s primary business activity will relate to owning all the of the outstanding shares of capital stock of Mutual Savings and Loan Association.

Magnolia Bancorp’s principal office is located at 2900 Clearview Parkway, Metairie, Louisiana 70006, and the telephone number at that address is (504) 455-2444.

Mutual Savings and Loan Association

Mutual Savings and Loan Association is a federally-chartered mutual savings and loan association that serves the banking needs of customers in our market area, which primarily consists of Jefferson and St. Tammany Parishes in Louisiana. We operate from our headquarters and main banking office in Metairie, Louisiana, as well as one additional full service branch office located in St. Tammany Parish on the north shore of Lake Pontchartrain in Mandeville, Louisiana. Our primary business activity is attracting deposits from the general public and using those funds primarily to originate one- to four-family residential loans, residential construction loans and home equity lines of credit. We are subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency.

At June 30, 2024, we had total assets of $35.5 million, total deposits of $20.0 million and equity of $14.0 million. Our headquarters and main banking office is located at 2900 Clearview Parkway, Metairie, Louisiana 70006. Our website address is www.mutualsavings.com. Information on our website is not and should not be considered a part of this prospectus.

Mutual Savings and Loan Association was founded in 1885. We have operated as a traditional savings and loan association focused primarily on serving the banking needs of customers in the greater New Orleans metropolitan area. Our lending focus has been on making long-term loans to individuals secured by first mortgages on the borrower’s residence. At June 30, 2024, $29.5 million, or 93.3% of our total loan portfolio, consisted of one- to four-family residential mortgage loans. Our residential loan portfolio primarily consists of fixed-rate, bi-weekly loans, which loans amounted to $21.6 million or 68.5% of our total loan portfolio at June 30, 2024. The bi-weekly loans save our borrowers money and enable us to monitor any delinquencies that may occur more quickly.

Mutual Savings and Loan Association has strong asset quality and is very well-capitalized. At June 30, 2024, Mutual Savings and Loan Association had no real estate owned and only one loan for $34,000 that was 90 days or more delinquent. In addition, only two other loans aggregating $222,000 were 30 days or more delinquent at June 30, 2024. Our retained earnings equaled 39.4% of our total assets at June 30, 2024, and our regulatory capital levels were significantly in excess of the amounts needed to be well-capitalized.

In addition to bi-weekly loans, we also originate residential construction loans. These loans are structured as a construction/permanent loan with only one loan closing required. Once the construction is completed, the loan converts to a permanent one- to four family residential loan, Residential construction loans were $696,000 or 47.1% of total loan originations during the first half of 2024, $1.8 million or 62.2% of total loan originations in 2023, and $2.9 million or 38.9% of total loan originations in 2022. We did not have any residential construction loans outstanding at June 30, 2024, as all of such loans had been fully disbursed and had converted into a permanent one- to four family residential loan.

With the high level of interest rates in recent periods, our cost of funds increased and the demand for our fixed-rate loans decreased, resulting in declines in our net interest income and a net loss in the first half of 2024. Our net loans receivable decreased by $455,000 or 1.4% during the first half of 2024 and by $1.5 million or 4.6% during 2023. In recent periods, our total assets have declined from $45.3 million at December 31, 2021 to $39.2 million at December 31, 2022, $35.8 million at December 31, 2023 and $35.5 million at June 30, 2024.

In September 2024, the Federal Reserve Board decreased its federal funds rate by 0.50%, which was the first decrease in four years. Additional rate reductions in the coming months by the Federal Reserve Board are widely expected by the market. We expect these rate reductions will eventually result in declines in our cost of funds and improvement in our net interest income. However, we expect our total non-interest expenses to increase following the conversion due to our need to hire additional lending and accounting personnel and the increased expenses associated with being a public company. See “Risk Factors—Risks Related to Our Profitability” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.”

Business Strategy

Our principal objective will be to build long-term value for our shareholders by operating a profitable community-oriented financial institution dedicated to emphasizing personalized and efficient customer service.

Highlights of our current business strategy include:

•      Continue to focus on originating fixed-rate one- to four-family residential mortgage loans and residential construction loans for retention in our portfolio. We are primarily a fixed-rate one- to four-family residential mortgage loan lender for borrowers in our primary market area. Our residential construction loans typically convert to a permanent residential mortgage loan upon completion of the construction. We do not offer adjustable rate residential mortgage loans. At June 30, 2024, $29.5 million or 93.3% of our total loan portfolio consisted of fixed-rate one- to four-family residential mortgage loans. We expect residential mortgage lending to remain our primary lending activity.

•      Modestly increase our commercial real estate loan portfolio. To a limited extent, we have originated commercial real estate loans. At June 30, 2024, $657,000 or 2.1% of our total loan portfolio consisted of commercial real estate loans. Commercial real estate loans are higher-yielding and have shorter terms, which helps to mitigate interest rate risk, compared to one- to four-family residential mortgage loans.

•      Modestly increase our multi-family residential loan portfolio. To a limited extent, we have originated multi-family residential loans. At June 30, 2024, $295,000 or 0.9% of our total loan portfolio consisted of multi-family residential loans. Multi-family residential loans are higher-yielding and have shorter terms, which helps to mitigate interest rate risk, than one- to four-family residential mortgage loans.

•      Maintain our strong asset quality through conservative loan underwriting. We intend to maintain strong asset quality through what we believe are our conservative underwriting standards and credit monitoring processes. At June 30, 2024, our nonperforming assets totaled $34,000 or 0.09% of total assets, and we had only three loans aggregating $256,000 that were 30 days or more delinquent.

•      Continue efforts to grow low-cost “core” deposits. We consider our core deposits to be all deposits other than certificates of deposit. We will continue our efforts to increase our core deposits to provide a stable source of funds to support loan growth at costs consistent with improving our interest rate spread and net interest margin. Core deposits totaled $10.2 million or 50.8% of total deposits at June 30, 2024. Of this amount, $775,000 or 3.9% of total deposits consisted of non-interest-bearing NOW accounts.

•      Remain a community-oriented institution and rely on high quality service to maintain and expand our loyal local customer base. We were established in 1885. By servicing all loans we originate, our loan customers are able to deal directly with us when questions may arise about their loans. Through the goodwill we have developed over years of providing timely, efficient banking services, we believe that we have been able to attract a loyal base of local retail customers on which we expect to continue to build our banking business.

•      Grow organically and through opportunistic branching opportunities. We intend to grow our balance sheet organically on a managed basis, and the capital we are raising in the stock offering will enable us to increase our lending capacity, including making larger loans. In addition to organic growth, we may also consider expansion opportunities in our market area or in contiguous markets that we believe would enhance both our franchise value and shareholder returns. These opportunities may include establishing loan production offices, establishing new branch offices, and/or acquiring branch offices. The capital we are raising in the stock offering would help us fund any such opportunities that may arise. We have no current plans or intentions regarding any such expansion activities.

We expect these strategies to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

There are risks associated with our plans to increase our commercial real estate loans and multi-family residential loans. These loans are of higher risk than one- to four-family residential loans and typically are made based on the borrower’s ability to make repayment from the cash flows of the borrower’s business, and any collateral securing these loans may be difficult to appraise, may fluctuate in value, and may depreciate over time. As a result, the availability of funds for the repayment of commercial real estate loans may depend substantially on the success of the business itself. While we intend to mitigate these risks by updating our loan underwriting policies with respect to such loans and by hiring additional loan officers who are experienced in this area, there can be no assurance that we can hire additional loan officers with such experience or that such loan officers will be able to generate a sufficient volume of new loans to cover their compensation. In addition, we expect our commercial real estate loan portfolio and our multi-family residential loan portfolio to each account for less than 5% of our total loan portfolio for the foreseeable future. See “Risk Factors—Risk Related to Our Lending Activities.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are to:

•	Enhance our capital base to support growth on a prudent basis. We intend to grow our franchise organically on a prudent basis. While we currently exceed all regulatory capital requirements, the offering proceeds will strengthen our capital position and support our planned growth. In addition, the offering proceeds will enhance our lending capacity by increasing our legal lending limit. We believe this increased capacity will improve our competitive position relative to the many larger banks operating in our market area.

•	Offer our employees and directors an equity ownership interest in Magnolia Bancorp. We believe that the conversion and offering will enable us to attract and retain directors, management and employees through various stock-based benefit plans, including an employee stock ownership plan and one or more equity incentive plans.

•

Use our stock-based benefit plans to recruit and retain top talent. Recruiting and retaining talented individuals to implement our business strategy will be critical to our success. We believe we will need additional loan officers to grow our loan portfolio and additional accounting personnel to meet our public company obligations. Critical to our efforts to attract and retain talent is our mutual-to-stock conversion and the adoption and implementation of employee stock benefit plans, consistent with federal banking regulations and subject to shareholder approval, after the conversion. We intend to use our new stock-based benefit plans to help attract the new personnel. Our stock-based benefit plans will enable us to be more competitive in hiring qualified personnel.

•	Facilitate future establishment or purchase of branch offices on a prudent basis. Although we do not currently have any understandings or agreements regarding any specific transactions, the additional capital raised in the offering may be used to finance establishing or purchasing new branch offices when and if attractive opportunities arise.

•	Offer our depositors an equity ownership interest. The offering will allow us to offer our depositors the ability to acquire our common stock, and thus have an equity interest in our future.

Terms of the Offering

We are offering between 616,250 and 833,750 shares of Magnolia Bancorp common stock in a subscription offering first to eligible depositors of Mutual Savings and Loan Association and to our tax-qualified employee stock ownership plan, and, to the extent shares remain available, to the general public in a community offering. If necessary, we will also offer shares to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 958,813 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 958,813 shares or decreased to fewer than 616,250 shares, or the subscription and community offerings are extended beyond January 31, 2025, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past

January 31, 2025, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, your order will be canceled and we will promptly return your funds with interest at 0.01% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 958,813 shares or decreased to less than 616,250 shares, all subscribers’ stock orders will be canceled, all withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at the same rate. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated community offering, if a syndicated community offering becomes necessary.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering or any syndicated community offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our marketing agent in the subscription and community offerings, will use its best efforts to assist us in selling shares of our common stock in the subscription and community offerings but is not obligated to purchase any shares of common stock in the subscription and community offerings.

How We Determined the Offering Range and the $10.00 per Share Offering Price

The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of Magnolia Bancorp, assuming the offering has been completed. RP Financial, LC., our independent appraiser, has estimated that, at August 2, 2024, and assuming we had undertaken the offering, this market value was $7,250,000. Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $6,162,500 and a maximum of $8,337,500. Based on this valuation range and the offering price of $10.00 per share, Magnolia Bancorp is offering for sale a range of shares of common stock, from 616,250 shares to 833,750 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversion transactions undertaken by financial institutions. If demand for our shares or market conditions warrant, the appraisal can be increased by up to 15%, which would result in an appraised value of $9,588,130, and we may sell up to 958,813 shares of common stock.

RP Financial advised our board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology, which requires a valuation based on an analysis of the trading prices of comparable public companies whose stock have traded for at least one year prior to the valuation date. RP Financial selected a group of 10 comparable public companies for this analysis.

RP Financial considered adjustments to the pro forma market value based on a comparison of Magnolia Bancorp with the peer group. The independent valuation is also based on an analysis of a peer group of publicly traded bank holding companies and savings and loan holding companies that RP Financial considered comparable to Magnolia Bancorp under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Magnolia Bancorp also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, based on financial data as of and for the 12 months ended March 31, 2024, RP Financial limited the peer group companies to the following two selection criteria: (i) institutions located in the Southeast, Southwest  and Midwest with assets less than $1.0 billion and tangible equity-to-assets ratios of greater than 7.0%, and (ii) institutions located in the Mid-Atlantic with assets less than $1.0 billion, tangible equity-to-assets ratios of greater than 7.0%, and positive core earnings.

The peer group consists of 10 publicly traded savings institutions or their holding companies that were deemed by RP Financial, based on regulatory guidelines, to be reasonably comparable to Magnolia Bancorp. In selecting the peer group, RP Financial considered certain key criteria such as asset size, market capitalization, capital, profitability and other financial characteristics, operating strategy, pricing characteristics and market area. To the extent there are differences between Magnolia Bancorp and the institutions comprising the peer group, RP Financial made certain valuation adjustments. RP Financial made a slight upward adjustment for: (i) financial condition; moderate downward adjustments for: (i) profitability growth and viability of earnings; and (ii) liquidity of the shares; slight downward adjustments for: (i) primary market area; (ii) marketing of the issue; and (iii) management; and made no adjustments for: (i) dividends; (ii) asset growth and (iii) effect of government regulations and regulatory reform. The slight upward adjustment for financial condition took into consideration Magnolia Bancorp’s higher pro forma capital position and lower implied credit risk exposure. The slight downward adjustment applied for primary market area took into consideration Jefferson Parish’s relatively less favorable demographic measures with respect to population growth and income levels compared to the peer group’s primary market area counties. The slight downward adjustment for marketing of the issue took into consideration negative trends in stock market conditions for financial institutions as of August 2, 2024. The slight downward adjustment for management took into consideration Magnolia Bancorp’s more limited management depth and succession relative to the comparable peer group companies. The moderate downward adjustment applied for profitability, growth and viability of earnings took into consideration Magnolia Bancorp’s less favorable efficiency and expense coverage ratios, and lower pro forma core earnings returns as a percent of assets and equity relative to the comparable peer group measures. The moderate downward adjustment for liquidity of the shares took into consideration Magnolia Bancorp’s lower pro forma market capitalization and shares outstanding relative to the comparable peer group measures.

The appraisal is based in part on Mutual Savings and Loan Association’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly-traded bank holding companies and savings and loan holding companies that RP Financial considers comparable to Magnolia Bancorp. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets at March 31, 2024
			(In millions)
1895 Bancorp of Wisconsin, Inc.	BCOW	Greenfield, WI	$564
BV Financial, Inc.	BVFL	Baltimore, MD	$893
Catalyst Bancorp, Inc.	CLST	Opelousas, LA	$282
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	$643
IF Bancorp, Inc.	IROQ	Watseka, IL	$905
Magyar Bancorp, Inc.	MGYR	New Brunswick, NJ	$929
NSTS Bancorp, Inc.	NSTS	Waukegan, IL	$266
PB Bankshares, Inc.	PBBK	Coatesville, PA	$450
Texas Community Bancshares, Inc.	TCBS	Mineola, TX	$464
William Penn Bancorporation	WMPN	Bristol, PA	$833

Source: S&P Global Market Intelligence.

The following table presents a summary of selected pricing ratios for Magnolia Bancorp (on a pro forma basis) at and for the 12-months ended June 30, 2024, and for the peer group companies based on earnings and other information at and for the 12-months ended March 31, 2024, with stock prices at August 2, 2024, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 50.81% on a price-to-book value basis, a discount of 51.87% on a price-to-tangible book value basis and a premium of 1,797.18% on a price-to-earnings basis.

	Price-to- earnings multiple (1)		Price-to- book value ratio	Price-to- tangible book value ratio
Magnolia Bancorp (pro forma assuming completion of offering) (2)
Adjusted Maximum	187.13	x	45.52%	45.52%
Maximum	227.56	x	41.77%	41.77%
Midpoint	302.79	x	38.14%	38.14%
Minimum	547.86	x	34.14%	34.14%

Valuation of peer group companies (historical)
Averages	15.96	x	77.54%	79.24%
Medians	11.88	x	76.49%	78.93%

(1)	Price-to-earnings multiples calculated by RP Financial are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The pro forma calculations for Magnolia Bancorp are based on the following assumptions:

•	A number of shares equal to 8% of the shares sold in the offering are purchased by the employee stock ownership plan, with the expense to be amortized over 30 years;

•	A number of shares equal to 4% of the shares sold in the offering are purchased by a stock-based benefit plan, with the expense to be amortized over five years; and

•	A number of options equal to 10% of the shares sold in the offering are granted under a stock-based benefit plan, with option expense of $5.22 per option amortized over five years.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the offering the shares of our common stock will trade at or above the $10.00 per share price. Furthermore, RP Financial used the pricing ratios presented in the appraisal to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Offering

We intend to invest at least 50% of the net proceeds from the offering in Mutual Savings and Loan Association, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the offering, and retain the remainder of the net proceeds at Magnolia Bancorp.

Assuming we sell 725,000 shares of common stock in the offering at the midpoint of the offering range, resulting in estimated net proceeds of $5.9 million, we intend to invest $2.9 million in Mutual Savings and Loan Association, lend $580,000 to our employee stock ownership plan to fund its purchase of shares of common stock (which may include, subject to market conditions, open market purchases after the completion of the conversion and offering if the employee stock ownership plan is unable to purchase its shares in the subscription offering due to an oversubscription by our eligible account holders), and retain the remaining $2.4 million of the net proceeds at Magnolia Bancorp. Assuming we sell 958,813 shares of common stock in the offering at the adjusted maximum of the offering range, resulting in estimated net proceeds of $8.2 million, we intend to invest $4.1 million in Mutual Savings and Loan Association, lend $767,000 to our employee stock ownership plan to fund its purchase of shares of common stock, and retain the remaining $3.3 million of the net proceeds at Magnolia Bancorp.

Magnolia Bancorp may use the funds it retains for investment, for capital management strategies, including the repurchase of shares of common stock in the future, to pay cash dividends in the future and for other general corporate purposes. Mutual Savings and Loan Association may use the proceeds it receives to support increased lending to hire additional loan officers and accounting personnel, to possibly establish or purchase additional branches, and for other general corporate purposes. We do not currently have any agreements or understandings regarding any new branches.

See “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

PRIORITY 1:	ELIGIBLE ACCOUNT HOLDERS (Mutual Savings and Loan Association depositors with a balance of at least $50 at the close of business on December 31, 2022);

PRIORITY 2:	OUR EMPLOYEE STOCK OWNERSHIP PLAN;

PRIORITY 3:	SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (Mutual Savings and Loan Association depositors with a balance of at least $50 at the close of business on September 30, 2024); and

PRIORITY 4:	OTHER MEMBERS (Mutual Savings and Loan Association depositors at the close of business on October 31, 2024).

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in Jefferson and St. Tammany Parishes and the adjacent parishes of Lafourche, Orleans, Plaquemines, St. Charles, St. John the Baptist, Tangipahoa and Washington. The community offering may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering through a syndicated community offering. Keefe, Bruyette & Woods, Inc. will act as sole manager for the syndicated community offering. We have the right to accept or reject, in our sole discretion and reasonably consistent with achieving a reasonably wide distribution of the common stock, orders received in the community offering or syndicated community offering, and our interpretation of the terms and conditions of the plan of conversion will be final. Any determination to accept or reject stock orders in the community offering or syndicated community offering will be based on the facts and circumstances then available to us.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. See “The Conversion and Offering” for a detailed description of the subscription offering, the community offering and a possible syndicated community offering, as well as a discussion regarding allocation procedures.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares.

Generally, no individual may purchase more than 5% of the common stock to be sold in the stock offering, which equates to 41,687 shares at the maximum of the offering range and 30,812 shares at the minimum of the offering range. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 5% of the shares of common stock actually sold:

•	most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest; or

•	your spouse or any relative of you or your spouse living in your house or who is a director or senior officer of Mutual Savings and Loan Association or Magnolia Bancorp; or

•	other persons who may be your associates or persons acting in concert with you.

If any person or entity desires to submit a maximum order for 5% of the shares to be issued in the offering, then such person or entity should submit an order for 41,687 shares, which represents 5% of the current maximum of the offering range. If any associates or persons acting in concert with such person or entity will also be submitting an order, then the combined orders of such person or entity, together with the associates or persons acting in concert with such person or entity, cannot exceed 41,687 shares. The stock order form should identify each of your associates or persons acting in concert with you who are also submitting a stock order form.

If there is a decrease in the offering range to less than the current maximum of $8,337,500, then any person or entity who, together with any associates or persons acting in concert with such person or entity, placed a stock order form for 41,687 shares (representing 5% of the current maximum) will have their order automatically reduced to 5% of the reduced number of shares to be issued, with a refund equal to the dollar reduction in their order plus interest at 0.01% if applicable.

If there is an increase in the offering range to up to 958,813 shares of common stock, then each person or entity who, together with any associates or persons acting in concert with such person or entity, placed a stock order form for 41,687 shares (representing 5% of the current maximum of the offering range) will first be given the opportunity to increase their order to 5% of the new maximum of the offering range.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of 5% of the shares sold in the offering.

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. See “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”

In addition to the above conversion restrictions, federal banking regulations prohibit any person acting directly or indirectly, or through or in concert with one or more persons, from acquiring ownership of 10% or more of the common stock of Magnolia Bancorp, unless the Federal Reserve Board has been given at least 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The federal banking regulations presume that you are acting in concert with any member of your immediate family, regardless of whether the family member lives with you. The regulations define immediate family to include a person's father, mother, stepfather, stepmother, brother, sister, stepbrother, stepsister, son, daughter, stepson, stepdaughter, grandparent, grandson, granddaughter, father-in-law, mother-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, the spouse of any of the foregoing, and the person's spouse. See “Regulation and Supervision—Change in Control Regulations.” Article 10 of the articles of incorporation of Magnolia Bancorp also prohibits any person from offering to acquire or acquiring, either individually or together with associates, immediate family members or other persons acting in concert with such person, the beneficial ownership of more than 10% of the common stock of Magnolia Bancorp, subject to certain exceptions. The articles of incorporation presume that you are acting in concert with any members of your immediate family, regardless of whether the family member lives with you. See “Restrictions on Acquisition of Magnolia Bancorp—Restrictions in Our Articles of Incorporation and Bylaws.” We will reject any orders in the stock offering which we believe would violate the above prohibitions contained in the federal banking regulations or our articles of incorporation. See “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares by:

(i)	personal check, bank check or money order from the purchaser, made payable to Magnolia Bancorp, Inc.; or

(ii)

authorizing us to withdraw available funds from the types of deposit account(s) at Mutual Savings and Loan Association listed on the stock order form. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made.

Mutual Savings and Loan Association is prohibited from lending funds to anyone to purchase shares of common stock in the offering. Additionally, you may not use any type of third party check (such as a check payable to you and endorsed over to Magnolia Bancorp) to pay for shares of common stock. No wire transfer will be accepted without our prior approval. You may not designate withdrawal from a Mutual Savings and Loan Association account with check-writing privileges; rather, submit a check. If you request a direct withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount and will immediately withdraw the amount from your checking account(s).You may not authorize direct withdrawal from an individual retirement account (“IRA”) at Mutual Savings and Loan Association. See “—Using IRA Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to Magnolia Bancorp, Inc. or authorization to withdraw funds from one or more of your deposit accounts at Mutual Savings and Loan Association, provided that we receive your stock order form before 1:00 p.m., Central Time, on December 17, 2024, which is the end of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by paying for overnight delivery to the address listed on the stock order form. You may also hand deliver stock order forms to our main office at 2900 Clearview Parkway, Metairie, Louisiana during branch hours. We will accept hand-delivered stock order forms only at this location. We will not accept stock order forms at our other branch office. The employees in our main office and branch office may not assist with questions related to the stock offering or the stock order forms. Any such questions should be directed to our Stock Information Center at the toll-free number on the front cover page of this prospectus.  Do not mail stock order forms to any of Mutual Savings and Loan Association’s banking offices.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.

Using IRA Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your IRA. If you wish to use some or all of the funds in an IRA at Mutual Savings and Loan Association, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. A one-time and/or annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 17, 2024 offering deadline, for assistance with purchases using your IRA or other retirement account you may have at Mutual Savings and Loan Association or elsewhere. Whether you may use such funds to purchase shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Payment for Shares” and “—Using Individual Retirement Account Funds.”

Market for Common Stock

We expect that our common stock will be quoted on the OTCQB Market operated by the OTC Markets Group upon completion of the conversion and offering. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but is not obligated to do so.

Our Dividend Policy

We do not currently intend to pay cash dividends to our shareholders upon completion of the conversion and offering, and no assurances can be given that any such dividends will be paid in the future. After the conversion, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. Initially, our ability to pay dividends will be limited to the net proceeds retained by Magnolia Bancorp and earnings from the investment of such proceeds, as well as dividends from Mutual Savings and Loan Association, if any. At the maximum of the offering range, Magnolia Bancorp will retain approximately $2.8 million of the net proceeds. Additionally, funds could be provided by Mutual Savings and Loan Association through dividends; however, the ability of Mutual Savings and Loan Association to dividend funds to Magnolia Bancorp is subject to regulatory limitations. For information regarding our proposed dividend policy, see “Our Dividend Policy.”

Stock Purchases by Directors and Executive Officers

We expect our directors and executive officers, together with their associates, to subscribe for 6.9% of the shares to be sold in the offering at the minimum of the offering range and 6.4% of the shares to be sold in the offering at the maximum of the offering range. They will pay the same $10.00 per share price that will be paid by all other persons who purchase shares of common stock in the offering. See “Proposed Management Purchases.”

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for ordering shares of common stock in the subscription and community offerings is 1:00 p.m., Central Time, on December 17, 2024, unless we extend this deadline. If you wish to order shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 1:00 p.m., Central Time, on December 17, 2024, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date” for a complete description of the deadline for ordering shares in the offering.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of other individuals for joint stock registration unless they are also named on the qualifying deposit account or qualify separately in the same subscription priority as you do. Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. Shares of common stock sold in any syndicated community offering may be delivered electronically through the Depository Trust Company. We expect trading in the stock to begin on the day of completion of the conversion or the next business day. The conversion is expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Conversion.” Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on the arrangements you may make with a brokerage firm.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•	The plan of conversion is approved by the required votes of the depositors of Mutual Savings and Loan Association at a special meeting of depositors to be held on December 23, 2024;

•	We receive orders for at least the minimum number of shares of common stock offered in the offering; and

•

We receive final regulatory approval from the Office of the Comptroller of the Currency to complete the conversion and offering and the final approval required from the Federal Reserve Board with respect to Magnolia Bancorp’s holding company application. Any approval by the Office of the Comptroller of the Currency or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 616,250 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

(i)	increase the 5% purchase limitation, subject to certain conditions; and/or

(ii)	seek regulatory approval to extend the offering beyond January 31, 2025, so long as we resolicit subscribers who previously submitted subscriptions in the offering.

If we extend the offering past January 31, 2025, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will cancel your stock order and promptly return your funds with interest at 0.01% per annum for funds received in the subscription and community offering or cancel your deposit account withdrawal authorization. If the 5% purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit. The 5% maximum purchase limitation may be increased to 9.99% of the shares sold in the offering, subject to regulatory approval, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering may not exceed in the aggregate 10% of the total shares sold in the offering.

Possible Change in the Offering Range

RP Financial will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 958,813 shares in the offering without further notice to you. If, however, the updated appraisal indicates our pro forma market value is either below $6,162,500 or above $9,588,130, then, after consulting with the Office of the Comptroller of the Currency, we may:

•	terminate the offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

•	set a new offering range; or

•	take such other actions as may be permitted by the Office of the Comptroller of the Currency and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.01% per annum for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place a new stock order for a period of time.

Possible Termination of the Offering

We may terminate the offering at any time with regulatory approval. If we terminate the offering, we will promptly return your funds with interest at 0.01% per annum, and we will cancel any deposit account withdrawal authorizations.

Benefits to Management and Potential Dilution to Shareholders Resulting from the Offering

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all employees of Mutual Savings and Loan Association, to purchase up to 8% of the shares of common stock we sell in the offering. If market conditions warrant, in the judgment of the plan’s trustees, the employee stock ownership plan’s subscription order may not be filled in the subscription offering and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the offering, subject to the approval of the Office of the Comptroller of the Currency.

We intend to implement one or more new stock-based benefit plans no earlier than six months after completion of the offering. Shareholder approval of these plans would be required. We have not determined whether we will adopt the plans within 12 months following the completion of the offering or more than 12 months following the completion of the offering. If we implement stock-based benefit plans within 12 months following the completion of the offering, the stock-based benefit plans would reserve a number of shares (i) up to 4% of the shares of common stock sold in the offering for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10% of the shares of common stock sold in the offering for issuance pursuant to the exercise of stock options by key employees and directors. These percentage limitations are required by the Office of the Comptroller of the Currency regulations. If the stock-based benefit plans are adopted more than 12 months after the completion of the offering, they would not be subject to the percentage limitations set forth above.

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are available under one or more stock-based benefit plans if such plans reserve for restricted stock awards and stock options, respectively, a number of shares of common stock equal to 4% and 10% of the shares sold in the offering. The table shows the dilution to shareholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased					Value of Grants (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering	As a Percentage of Common Stock to be Outstanding	Dilution Resulting From Issuance of Shares for Stock-Based Benefit Plans	At Minimum of Offering Range	At Adjusted Maximum of Offering Range
Employee stock ownership plan(2)	49,300	76,705	8.00%	8.00%	0.00%	$493,000	$767,050
Restricted stock awards	24,650	38.353	4.00	4.00	3.85	246,500	383,530
Stock options	61,625	95,881	10.00	10.00	9.09	321,683	500.499
Total	135,575	210.939	22.00%	22.00%	12.28%	$1,061,183	$1,651.079

(1)	The actual value of restricted stock awards will be determined based on their fair value at the date of grant. For purposes of this table, the fair value for awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $5.22 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option term of 10 years; no dividend yield; a risk-free rate of return of 4.36%; and expected volatility of 32.07%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

(2)	No dilution is reflected for the employee stock ownership shares because such shares are assumed to be purchased in the offering.

Tax Consequences

Magnolia Bancorp and Mutual Savings and Loan Association have received opinions of counsel, Silver, Freedman, Taff & Tiernan LLP, regarding the material federal income tax consequences and the material Louisiana income tax consequences of the conversion and offering. As a general matter, the conversion and offering will not be a taxable transaction for purposes of federal or state income taxes to Magnolia Bancorp, Mutual Savings and Loan Association or persons eligible to subscribe for shares of stock in the subscription offering.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012. For as long as we so qualify, we exempt ourselves from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to Laws and Regulations—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision—Emerging Growth Company Status.”

We intend to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Risk Factors

An investment in Magnolia Bancorp’s common stock is subject to risk, including risks related to our profitability, our business and this offering.

Specific risks related to our business include, but are not limited to, those related to our net loss for the year ended December 31, 2022 and the first half of 2024 and our prospects for profitability in the near term; our business strategy to grow our business and operations; our emphasis on residential mortgage lending; our planned increase in commercial and multi-family real estate lending; our allowance for credit losses; the current level of interest rates and changes in interest rates; the geographic concentration of our loan portfolio and economic conditions in our local market area; national economic conditions; the susceptibility of the markets we operate in to natural disasters; acts of terrorism or other external events; competition within our market area; our funding sources for deposits; our dependence on information technology and telecommunications systems and third-party service providers; operational risks resulting from the high volume of transactions we process; cybersecurity risks; our ability to keep pace with technological changes; our dependence on our management team; our small asset size and small number of employees; reputation risk; changes in and compliance with laws and regulations and accounting rules and best practices; and material weaknesses in our internal controls.

Specific risks related to this offering include, but are not limited to, those related to our expected low return on equity until we leverage our capital and return to profitability; the future trading price of the common stock of Magnolia Bancorp; the expected limited trading market for the common stock of Magnolia Bancorp; the broad discretion we have over the use of the net offering proceeds; the intended new stock-based benefit plans; the potential lack of dividends on our common stock; the potential for delay in an investor’s ability to sell shares of common stock immediately following the offering; anti-takeover factors; the irrevocability of your investment decision; and our status as an emerging growth company.

Before making an investment decision, we urge you to read this entire document carefully, including the section entitled “Risk Factors” that follows and that discusses the above risks in further detail.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion and offering, call our Stock Information Center, toll-free, at (877) 643-8217. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 3:00 p.m., Central Time. The Stock Information Center will be closed on weekends and bank holidays.

RISK FACTORS

You should carefully consider the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in the shares of common stock.

Risks Related to Our Profitability

We had a net loss in 2022 and in the first half of 2024.

We had a net loss of $6,000 for the year ended December 31, 2022 and a net loss of $24,000 for the first half of 2024. Our net loss in the first half of 2024 represented an $89,000 decline when compared to our net income of $64,000 for the first half of 2023, primarily due to a substantial decline of $174,000 or 24.4% in net interest income in the first half of 2024 compared to the first half of 2023. Our total interest expense increased by $149,000 or 431.3% in the first half of 2024 due to higher rates paid on our deposits and borrowings, while our total interest income decreased by $25,000 or 3.3% in the first half of 2024 from the first half of 2023. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Comparison of Operating Results for the Six Months Ended June 30, 2024 and 2023.”

We might not return to sustained profitability in the near future.

Because of declines in our net interest income and reduced demand for our fixed-rate loans, we currently expect to incur a net loss for the year ending December 31 2024. We cannot provide any assurance as to how soon we will be able to return to sustained profitability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.”

We believe we will need to hire additional loan officers and grow our loan portfolio before we can return to sustained profitability, which will take time and increase our non-interest expense in the short term.

As of June 30, 2024, we had one loan officer. Our total loan originations decreased by $238,000 or 13.9% in the first half of 2024 from the first half of 2023, as the demand for our fixed-rate loans declined as market interest rates increased. In addition, our chief loan officer resigned in May 2023. There can be no assurance that we will be able to hire additional qualified loan officers in the near future. In addition, the hiring of additional loan officers will increase our non-interest expense, and the increased expense may not be fully offset by increased interest income on new loans until the new loan officers produce sufficient loan originations.

Our loan portfolio has declined in recent years, and there can be no assurance that we will achieve our plans to grow in size, which would adversely affect our ability to return to profitability.

Our net loans receivable have decreased in recent periods to $31.5 million at June 30, 2024 compared to $32.0 million at December 31, 2023 and $33.5 million at December 31, 2022. Our total assets have also declined to $35.5 million at June 30, 2024 from $35.8 million at December 31, 2023, $39.2 million at December 31, 2022 and $45.3 million at December 31, 2021. This decrease of $9.8 million or 21.6% in total assets from December 31, 2021 to June 30, 2024 has led to decreases in net interest income over this period. We believe we need to reverse this trend of negative growth in order to return to sustained profitability, but there can be no assurance that we will be able to achieve our plans to grow in size. Continued decreases in our loan portfolio will reduce the interest income on our loan portfolio, which will make it more difficult to have net interest income which exceeds our total non-interest expense. During the first half of 2024, our net interest income of $541,000 was less than our total non-interest expense of $588,000, which resulted in a pre-tax loss and a net loss for the period.

The cost of additional finance and accounting systems, procedures, compliance and controls needed to satisfy our new public company reporting requirements will increase our expenses.

Upon completion of the conversion, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team, which could divert our management’s attention from our operations. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. The Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.

We expect we will need to hire additional accounting personnel following completion of the conversion, which will increase our expenses.

We believe we will need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to continue to rely on outside consultants to provide these services until qualified personnel are hired. In connection with the preparation of this prospectus, we engaged an outside accountant to assist in the preparation of our financial statements and the tables included in this prospectus. The fees paid to such outside consultant through June 30, 2024 totaled $97,200, with the fees treated as a deferred conversion expense. The accounting costs incurred following completion of the conversion will be accounted for as a current expense, which will increase our operating expenses.

Because our Chief Financial Officer has announced her planned departure, our ability to provide financial reports in a timely manner will depend upon how well her replacement performs.

In September 2024, Ms. Anita Cambre, our Vice President, Chief Financial Officer and Secretary, announced that she had accepted another full-time but less time-intensive job that will enable her to spend more time with her family. Ms. Cambre has agreed to stay in her current positions on a part-time basis at least through completion of the conversion. Following Ms. Cambre’s announcement, we hired a new person with an accounting background, and Ms. Cambre is assisting in the training and transition of such person prior to her departure. Following Ms. Cambre’s departure subsequent to completion of the conversion, our ability to provide financial reports in a timely manner will depend upon how well Ms. Cambre’s replacement performs and whether we are able to hire additional accounting personnel.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to shareholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the number of shares of common stock sold in the stock offering. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion, we may adopt plans that allow for greater amounts of awards and options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the conversion for our employee stock ownership plan and for our new stock-based benefit plans, assuming such plans had been implemented at the beginning of the year, is estimated to be approximately $133,000 ($105,000 after-tax based on an effective tax rate of 21% and assuming that 20% of stock options are non-qualified stock options which are tax deductible) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further information, see “Management – New Stock Benefit Plans.”

Risks Related to Our Lending Activities

Our concentration of residential mortgage loans exposes us to increased lending risks.

As of June 30, 2024, one- to four-family residential mortgage loans totaled $29.5 million or 93.3% of our total loan portfolio. We intend to continue to make one- to four-family residential mortgage loans. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

Our residential construction loans involve credit risks that could adversely affect our financial condition and results of operations.

We originate residential construction loans, which accounted for 47.1% of total loan originations in the first half of 2024 compared to 62.2% of total loan originations in 2023 and 38.9% of total loan originations in 2022. When we originate residential construction loans, we typically provide scheduled disbursements as different construction phases are completed, with the construction loan to convert to a single-family residential loan upon completion of the construction. At June 30, 2024, no residential construction loans were outstanding, as construction was completed and the loans had converted to a single-family residential loan. We expect the origination of residential construction loans will continue to account for a significant portion of our total loan originations.

Construction lending involves additional risks when compared with permanent finance lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project, it is relatively difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. Residential construction loans can experience delays in construction and cost overruns that can exceed the borrower’s financial ability to complete the construction project, which could result in unmarketable collateral. If the appraised value of a completed project proves to be overstated, the loan may be inadequately secured and we may incur a loss. As our residential construction loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

Our home equity lines of credit involve credit risks that could adversely affect our financial condition and results of operations.

At June 30, 2024, home equity lines of credit totaled $732,000 or 2.3% of our total loan portfolio. In addition, we had $1.3 million of unused lines of credit at June 30, 2024 that borrowers could elect to utilize. Home equity loans and home equity lines of credit are secured by first or junior liens on residential real estate, making such loans susceptible to deterioration in residential real estate values. Home equity loans and lines of credit that are secured by junior mortgages have greater risk than one- to four-family residential real estate loans secured by first mortgages. Additional risks include lien perfection deficiencies and the inherent risk that the borrower may draw on the lines in excess of their collateral value, particularly in a deteriorating real estate market.

Our intent to increase our commercial real estate loan portfolio involves credit risks that could adversely affect our financial condition and results of operations.

At June 30, 2024, commercial real estate loans totaled $657,000 or 2.1% of our total loan portfolio. All of our commercial real estate loans as of June 30, 2024 were originated prior to 2019. Following completion of the conversion, we intend to modestly increase our commercial real estate loan portfolio, which may necessitate the hiring of additional loan officers who are experienced in this area. Because we have not originated these types of loans in recent years, there are risks associated with hiring additional loan officers for this type of lending.

Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial real estate loans are of higher risk and typically are made based on the borrower’s ability to make repayment from the cash flows of the borrower’s business, and any collateral securing these loans may be difficult to appraise, may fluctuate in value, and may depreciate over time. As a result, the availability of funds for the repayment of commercial real estate loans may depend substantially on the success of the business itself.

We will experience significant competition with respect to new commercial real estate loans, as larger institutions have greater financial capability to make these loans, more experienced lenders, existing relationships with borrowers and higher visibility in this area. We expect our commercial real estate loans will primarily be to small businesses located in our market area. In addition, we expect our commercial real estate loan portfolio to increase only modestly and to account for less than 5% of our total loan portfolio for the foreseeable future.

Our intent to increase our multi-family residential loans involves credit risks that could adversely affect our financial condition and results of operations.

At June 30, 2024, multi-family residential loans totaled $295,000 or 0.90% of our total loan portfolio. All of our multi-family residential loans as of June 30, 2024 were originated prior to 2019. Following completion of the conversion, we intend to modestly increase our multi-family residential loan portfolio, which may necessitate the hiring of additional loan officers who are experienced in this area. Because we have not originated these types of loans in recent years, there are risks associated with hiring additional loan officers for this type of lending.

Unlike one- to four family residential loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, multi-family residential loans are of higher risk and typically are made based on the borrower’s ability to make repayment from the cash flows of the borrower’s business, and any collateral securing these loans may be difficult to appraise, may fluctuate in value, and may depreciate over time. As a result, the availability of funds for the repayment of multi-family residential loans may depend substantially on the success of the business itself.

If our allowance for credit losses is not sufficient to cover actual credit losses, our earnings could decrease.

We maintain an allowance for credit losses, which is established through a provision for credit losses that represents management’s best estimate of the current expected losses within the loan portfolio. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for credit losses, we review our loans and estimate lifetime credit losses in loans as of the balance sheet date using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. If our assumptions or the results of our analyses are incorrect, our allowance for credit losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on modestly increasing our portfolio of commercial real estate and multi-family residential loans, as well as any future credit deterioration, could require us to increase our allowance for credit losses in the future. Material additions to our allowance for credit losses would materially decrease our net income.

Effective January 1, 2023, the Current Expected Credit Loss, referred to as “CECL” throughout this prospectus, accounting standard became effective for Mutual Savings and other financial institutions. CECL requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans and recognize the expected credit losses as allowances for credit losses. CECL required us to change the prior method of providing allowances for credit losses that are incurred or probable, which required us to increase the types of data we need to collect and review to determine the appropriate level of the allowance for credit losses. Using loan data as of December 31, 2022, no transition adjustment was recorded related to loans or unfunded commitments upon adoption due to immateriality.

In addition, bank regulators periodically review our allowance for credit losses and, as a result of such reviews, we may decide to increase our provision for credit losses or recognize additional loan charge-offs. Any increase in our allowance for credit losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

The high cost of property and flood insurance in our market area has had an adverse effect on mortgage loan demand in our market area.

A monthly mortgage loan payment typically includes principal repayment, interest payment, insurance payments and tax payments. In addition to general inflationary pressure on insurance premiums, recent hurricanes and other adverse weather conditions have significantly increased premiums on property and flood insurance and have also caused some insurers to exit the market and cease insuring properties in our market area. In addition, some insurers now require higher deductibles for damage caused by wind, hurricanes or floods, including deductibles of 5% of the value of the property. Some insurers have also perceived our market area to be a highly litigious environment between insurers and policyholders, which has also contributed to higher insurance premiums or exit from the market. The increased insurance premiums add to the debt burden of mortgage loan borrowers which has had an adverse effect on mortgage loan demand.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans and, in doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Risks Related to Market Interest Rates

Prevailing high market interest rates have reduced our profits and asset values.

Net income is the amount by which net interest income and non-interest income exceed the sum of non-interest expense, income tax expense and the provision for credit losses. Net interest income makes up a substantial majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans, cash equivalents and interest-bearing deposits in other banks; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

Like many savings institutions, our interest-bearing liabilities generally have shorter contractual maturities than our interest-earning assets, a substantial portion of which are fixed-rate loans. In addition, the rates we pay on our certificates of deposit and FHLB advances are generally fixed for only a relatively short contractual period of time. This imbalance can create significant earnings volatility because market interest rates change over time. Generally, in a period of rising interest rates, the interest income we earn on our interest-earning assets may not increase as rapidly as the interest we pay on deposits and other interest-bearing liabilities. Conversely, in a period of declining interest rates, the interest income we earn on our interest-earning assets may decrease more rapidly than the interest we pay on our interest-bearing liabilities, as borrowers prepay or refinance mortgage loans, requiring us to reinvest those cash flows at lower, prevailing interest rates.

The prevailing high interest rate environment, coupled with the prevailing inverted interest rate yield curve, has had an adverse effect on our net interest margin and net interest spread and, therefore, earnings. An inverted interest rate yield curve is where short-term interest rates (which are typically the interest rates at which we and other financial institutions borrow funds and incur interest expense) are higher than long-term interest rates (which are typically the rates at which we and other financial institutions lend funds and earn interest income). As a result of the prevailing high interest rate environment, we have experienced a decline in lower-cost savings accounts and NOW accounts. While our average outstanding certificates of deposit have also generally declined in recent periods, the average rate paid on our certificates of deposit has increased, resulting in decreases in our net interest income. In the first half of 2024, our total interest expense increased by $149,000 or 425.7% from the first half of 2023 due to higher rates paid on our deposits and borrowings, while our total interest income decreased by $25,000 or 3.3% in the first half of 2024 from the first half of 2023. In the year ended December 31, 2023, our total interest expense increased by 196.3% from 2022, while our total interest income increased by only 4.6% in 2023 from 2022. Our average interest rate spread declined to 2.50% for the first half of 2024 compared to 3.79% for the first half of 2023 and 3.41% for the year ended December 31, 2023.

Changes in the level of interest rates may also negatively affect the value of our assets. While we do not have any available-for-sale investment securities that need to be marked to market and generally do not sell loans that we originate, the value of our fixed-rate loan portfolio declines when interest rates increase.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our economic value of equity, or “EVE”) and our net interest income would change in the event of a range of assumed changes in market interest rates. At June 30, 2024, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience a $2.4 million decrease in EVE. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management of Market Risk.”

The Federal Reserve Board began increasing its federal funds rate in March 2022 to combat inflation, with 11 increases aggregating 5.25% occurring between March 2022 and July 2023. These increases resulted in substantial increases in market interest rates, including the rates we pay on our certificates of deposit. As interest rates rose during this period, our cost of funds increased and the demand for our fixed-rate loans decreased, resulting in declines in our net interest income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.”

Risks Related to Economic Conditions

We may be adversely affected by weakness in the U.S. housing market.

During 2023 and continuing into 2024, the U.S. housing market continued to be impacted by higher mortgage interest rates, including 30-year fixed-rate mortgage rates that more than doubled from 2021. This has negatively impacted the demand for many of our products. The rising interest rate environment has negatively impacted and, until the interest rate environment improves, is expected to continue to negatively impact multiple aspects of our business, as increases in mortgage rates (as well as prolonged periods of high mortgage rates) generally have an adverse impact on home sale transaction volume, housing affordability, and refinancing volumes. We believe the high mortgage rate environment is a key contributor to declines in residential real estate home sale transaction volume, as potential home sellers choose to stay with their lower rate mortgage loan rather than sell their home and obtain a higher rate mortgage loan to fund the purchase of another home and potential home buyers choose to rent rather than purchase a home. If existing home sale transactions continue to be at depressed levels or decline further (due to the high mortgage rate environment or otherwise), we would also expect to continue to experience decreased refinancing activity.

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. Inflation rose sharply at the end of 2021 and remained at an elevated level throughout 2022 and 2023 and was still above the Federal Reserve Board’s target rate of 2% in the first half of 2024. In recent periods, the Federal Reserve Board has raised certain benchmark interest rates to combat inflation. As interest rates increase, the value of our fixed-rate mortgage loans, particularly those with longer maturities, decreases, as does the demand for new fixed-rate mortgage loans. Inflation also increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our noninterest expenses. In addition, our loan customers are affected by inflation through the rising costs of goods and services used in their households and businesses, which could have an adverse effect on their ability to make timely payments on their loans.

Furthermore, inflation and higher interest rates have had a negative effect on the demand for mortgage loans, including construction loans, in our market area. Inflation has led to a rising market interest rate environment and higher loan interest rates, making mortgage loan debt more expensive and thereby depressing loan demand. The current market interest rate environment has also depressed the market for existing home sales because homeowners are reluctant to forego their lower interest rate mortgage loans upon a sale and having to obtain a higher rate mortgage loan to finance a new home purchase. Inflation has also increased building construction costs, which has had a negative effect on demand for construction loans.

We have a high concentration of loans secured by real estate in our market area. Adverse economic conditions, both generally and in our market area, could adversely affect our financial condition and results of operations.

As of June 30, 2024, one- to four-family residential mortgage loans totaled $29.5 million, or 93.3% of our total loan portfolio. We have relatively few one- to four-family residential mortgage loans secured by real estate outside of our market area.

Consequently, we have a greater risk of loan defaults and losses in the event of a further economic downturn in our market area, as adverse economic conditions may have an adverse effect on the ability of our borrowers to make timely payments of their loans. A return of recessionary conditions and/or negative developments in the economy may significantly affect the markets in which we do business, the value of our loans, the collateral securing our loans, and our ongoing operations, costs and profitability. Any of these negative events may result in higher than expected loan delinquencies, increase our levels of nonperforming and classified assets, and reduce demand for our products and services, all of which may cause us to continue to incur losses and adversely affect our capital, liquidity and financial condition.

Hurricanes and other adverse weather events could have a material adverse effect on our business and results of operations and have significantly increased property insurance premiums in recent periods.

New Orleans and the surrounding area are highly susceptible to hurricanes and tropical storms, among other adverse weather events. Hurricanes and tropical storms often result in severe wind and flood damage, which may disrupt our operations, damage our office locations and the properties securing our loans, and adversely affect the local economy. The occurrence of adverse weather events could result in fewer loan originations and higher loan delinquencies, foreclosures and/or credit losses, among other adverse effects on our business operations.

In August 2021, Hurricane Ida blew the roof off our main office building, which disrupted our operations. While most of the damage was covered by insurance, the most recent renewal of our property insurance policy no longer covers wind damage due to the high cost of such coverage. As a result, damage caused by future hurricanes could materially adversely affect our results of operations. In September 2024, Hurricane Francine hit the New Orleans area but did not cause major damage in our market area.

St. Tammany Parish is subject to repeated flooding that could adversely affect the homes that secure our loans in St. Tammany Parish.

Our branch office is located in Mandeville, Louisiana, which is on the north shore of Lake Pontchartrain in St. Tammany Parish. Lake Pontchartrain is directly connected to the Gulf of Mexico, and the lake has reportedly experienced six inches of sea level rise since 2010. The U.S. Army Corps of Engineers report stated that St. Tammany Parish has experienced repeated flood events that have caused major disruptions, damages and adverse economic impacts. The report was signed on May 28, 2024 for transmission to the U.S. Congress. The plan includes spending $5.9 billion to build an 18.5-mile-long levee system and to raise and floodproof more than 6,400 structures in St. Tammany Parish. Even if the U.S. Congress approves and funds the plan, of which there can be no guarantee, the plan would take years to implement. Future hurricanes or flooding in St. Tammany Parish could adversely affect the homes that secure our mortgage loans on properties in the parish, as well as the ability of borrowers to repay their loans on such properties, and our Mandeville branch office.

A worsening of economic conditions could reduce demand for our products and services and/or increase our level of non-performing loans, which could adversely affect our financial condition and results of operations.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. We believe the current general economic conditions in our primary market area are healthy and stable. Over the last year our primary market area has not experienced any material decline in real estate values or a material increase in the number of foreclosures. In addition to local economic conditions, which could have a significant impact on the ability of our borrowers to repay their loans and on the value of the collateral securing their loans, deterioration in general economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, reducing customers’ future borrowing power and the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions, caused by inflation, recession, tariffs and international trade disputes, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Risks Related to Competitive Matters

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and unregulated or less regulated non-banking entities. As of June 30, 2023 (the latest date for which information is available), our market share was only 0.10% of total bank and thrift deposits in Jefferson and St. Tammany Parishes in Louisiana, Many of our competitors are substantially larger than us and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide, such as trust services, private banking, insurance services and asset management. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. See “Business of Mutual Savings and Loan Association – Competition.”

Our small size makes it more difficult for us to compete.

Our small asset size relative to other financial institutions operating in our market area makes it more difficult to compete with those financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and borrowings, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base makes it difficult to generate meaningful non-interest income.

Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

We currently do not offer mobile banking, online banking or telephone banking.

Our ability to compete with larger institutions and to attract new customers may be adversely affected since we do not currently offer mobile banking, online banking or telephone banking. Following completion of the conversion, we will weigh the advantages of offering such banking with the expected costs and risks of doing so. While we may elect to use a portion of the net proceeds to cover the costs of implementing mobile banking, online banking and/or telephone banking, we have not yet quantified the costs of doing so, and there is no assurance that we will implement such banking options.

Risks Related to Operational Matters

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we primarily use certificates of deposit as a funding source in addition to core deposit growth, repayments and maturities of loans, and interest-bearing deposits in other banks. We use a passive deposit listing service to obtain certificates of deposit, and these certificates of deposit were $4.7 million or 23.6% of total deposits at June 30, 2024, compared to $3.7 million or 17.9% of total deposits at December 31, 2023 and $7.6 million or 30.5% of total deposit at December 31, 2022. The certificates of deposit obtained through this listing service are not brokered deposits under FDIC rules, but these deposits are more interest rate sensitive than our other deposits as competitive rates from other financial institutions are also posted on this listing service. If we manage to grow in the future, we are likely to depend more on advances from the Federal Home Loan Bank of Dallas. In addition to our ability to obtain advances from the Federal Home Loan Bank of Dallas, an additional funding source includes borrowing capacity through the Federal Reserve Bank of Atlanta, as well as federal funds. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In that case, our operating margins and profitability would be adversely affected.

Our largest depositor held 24% of our total deposits at June 30, 2024, and a loss or material reduction in this deposit relationship could adversely affect our liquidity and results of operations.

At June 30, 2024, our largest depositor held 24% of our total deposits in multiple accounts, compared to 23% of total deposits at December 31, 2023 and 18% of total deposits at December 31, 2022. The increase in the percentage of total deposits held by this depositor is primarily due to an overall decline in our total deposits in the first half of 2024 and in the year ended December 31, 2023. This depositor is a long-term customer of Mutual Savings who has close ties to Mutual Savings and Loan Association and who is a related party as defined in applicable regulations. These deposits were made in the ordinary course of business and reflect substantially the same terms as those prevailing at the time for comparable deposits with persons unrelated to us. We do not expect this depositor to materially reduce the amount of deposits held at Mutual Savings and Loan Association, although we believe a portion of such deposits may be used to purchase shares of common stock in the stock offering. However, any loss or material reduction in this deposit relationship for any reason could adversely affect our liquidity and results of operations, especially since a significant portion of such deposits are held in low-cost checking accounts.

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, deposits and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

If there is a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

In addition, we outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to risk that these vendors will not perform according to our contractual agreements with them, or we could also be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the third party services and programs provided to us have not experienced any material security breaches. However, the occurrence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

Our Board of Directors relies to a large degree on management and outside consultants in overseeing cybersecurity risk management.

Management provides information to the board of directors at least annually on the overall status of Mutual Savings and Loan Association’s information security program. Mutual Savings and Loan Association also engages outside consultants to support its cybersecurity efforts. Aside from the President and Chief Executive Officer and our Chief Financial Officer, both of whom are directors of Mutual Savings and Loan Association, the other directors of Mutual Savings and Loan Association do not have significant experience in cybersecurity risk management in other business entities comparable to Mutual Savings and Loan Association.

We depend on our management team to implement our business strategy and execute successful operations, and we could be harmed by the loss of their services.

We currently depend on the services of our two executive officers in connection with our day-to-day operations. Michael L. Hurley, our Chairman of the Board, President and Chief Executive Officer, has been with Mutual Savings and Loan Association for 40 years and possesses substantial expertise, extensive knowledge of our markets and key business relationships. In addition, Anita C. Cambre, our Vice President and Chief Financial Officer, possesses knowledge of our financial statements and audit functions. In September 2024, Ms. Cambre announced that she had accepted another full-time but less time-intensive job that will enable her to spend more time with her family. Ms. Cambre has agreed to stay in her current positions on a part-time basis at least through completion of the conversion and to train a new accounting person we hired in September 2024. The loss of Mr. Hurley, or our inability to successfully train Ms. Cambre’s replacement prior to her departure or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. We do not maintain “key-person” life insurance on any member of our senior management team. See “Management.”

Because of our small number of employees, management succession planning is critical to our future success.

At June 30, 2024, we had a total of eight employees, consisting of our two executive officers, an administrative assistant. a compliance officer, a loan officer, an escrow administrator and two tellers. Our Chairman of the Board, President and Chief Executive Officer, who as noted above has been with us for 40 years, is 76 years old as of June 30, 2024. The board of directors has adopted a succession policy which provides that if the President and Chief Executive Officer is unable to perform his duties for any reason, then our Vice President and Chief Financial Officer will assume those responsibilities on an interim basis while a search for a permanent replacement is conducted from both within and outside the organization. While our President and Chief Executive Officer has not announced any decision to retire in the near future, the board of directors has requested that it be given at least 90 to 180 days’ advance notice of any planned retirement, and the President and Chief Executive Officer has agreed to do so.

We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key factor in implementing our business strategy is our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our business and operating results.

We are subject to litigation risk, and any future litigation may have an adverse effect on our business, financial condition and results of operations.

Although we are not a party to any material pending or potential legal proceedings, future legal proceedings can pose significant financial and other risks to our organization. Prosecuting or defending against a lawsuit or other legal proceeding is often costly. Legal issues, such as lawsuits, unenforceable contracts and adverse judgments, can potentially disrupt our operations, potentially materially reduce our earnings, capital and liquidity, and otherwise materially and adversely affect our business, financial condition and results of operations. See “Business of Mutual Savings and Loan Association – Legal Proceedings.”

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Mutual Savings and Loan Association is subject to extensive regulation, supervision and examination by the OCC. Magnolia Bancorp will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and is intended primarily for the protection of the federal deposit insurance fund and Mutual Savings and Loan Association’s depositors rather than the protection of Magnolia Bancorp’s shareholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the adequacy of the level of our allowance for credit losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. In addition, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing any acquisitions or establishing or acquiring new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand. We have not been subject to fines or other penalties, or have suffered business or reputational harm, as a result of money laundering activities in the past.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits. The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

Magnolia Bancorp qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, referred to herein as the JOBS Act. For as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various public company reporting requirements that are not available to public companies that do not qualify as emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. As an emerging growth company, Magnolia Bancorp also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors audit our internal control over financial reporting. In addition, as an emerging growth company, we have elected to take advantage of the extended transition periods for adopting new or revised financial accounting standards until the date they are required to be adopted by private companies (however, if any new or revised financial accounting standards would not apply to private companies, we would not be able to delay their adoption). Accordingly, our financial statements may not be comparable to those of public companies that adopt new or revised financial accounting standards as of an earlier date. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We are also a smaller reporting company, and even if we no longer qualify as an emerging growth company, any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.

In addition to qualifying as an emerging growth company, Magnolia Bancorp qualifies as a “smaller reporting company” under the federal securities laws. For as long as it continues to be a smaller reporting company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not available to companies that are not smaller reporting companies, including, but not limited to, reduced financial disclosure obligations and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Accounting Matters

We have identified material weaknesses in our internal control over financial reporting with respect to various matters, including our allowance for credit losses. If we are unable to remediate them, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may be unable to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

We have identified material weaknesses in our internal control over financial reporting that existed as of December 31, 2023 and 2022. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements may not be prevented or detected on a timely basis. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may be unable to accurately or timely report our financial condition or results of operations, which may adversely affect our business. We concluded that our procedures were not effective as of December 31, 2023 and 2022, and that we had, as of such dates, identified the following material weaknesses in our internal control over financial reporting:

•	Mutual Savings and Loan Association did not maintain an effective control environment as there was an insufficient complement of personnel to provide for adequate segregation of duties within the finance and accounting function to maintain effective controls over the financial close and reporting process.

•	The insufficient complement of personnel adversely impacted our ability to design and maintain policies, procedures and controls that operate at a sufficient level of precision over our significant accounts, classes of transactions and disclosures, including the allowance for credit losses on loans held for investment, to ensure that policies and procedures designed to mitigate the risks to the achievement of our financial reporting objectives are carried out.

•	We did not have an effective and formally documented risk assessment process that defined clear financial reporting objectives and elevated risks, including fraud risks, and risks resulting from changes in the external environment and business operations at a sufficient level of detail to identify all relevant risks of material misstatement.

•	We did not design and maintain an effective monitoring program for evaluating and monitoring compliance with established accounting policies, procedures and controls. This weakness included the failure to design and operate effective procedures and controls whose purpose is to evaluate and monitor the effectiveness of individual control activities including the loan review function.

•	We did not have an effective information and communication process to ensure that the processes and controls were effectively documented and disseminated to enable financial personnel to effectively carry out their roles and responsibilities.

The above material weaknesses in our control environment, risk assessment, information and communication, and monitoring controls contributed to the following additional material weaknesses.

•	We did not design and maintain effective controls regarding significant accounts, transaction cycles and disclosures to ensure policies and procedures designed to mitigate the risks to the achievement of objectives are carried out; and

•	We did not design and maintain effective information technology general controls which could result in misstatements potentially impacting all financial statement accounts and disclosures.

Specifically, user access controls were not appropriately designed and maintained to adequately restrict user and privileged access to financial applications and data to the appropriate personnel, segregation of duties over preparation and review of journal entries, and access to critical spreadsheets and similar end-user data files is not restricted and is accessible by all personnel of Mutual Savings and Loan Association.

These material weaknesses could result in a misstatement in the financial statements that would result in a material misstatement in the annual or interim financial statements that would not be prevented or detected.

For additional information, including the remedial actions we have taken to address these material weaknesses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Internal Control Over Financial Reporting.”

Our small number of employees makes it difficult to fully segregate duties within the finance and accounting functions to maintain effective internal controls.

Several of our employees have multiple duties and responsibilities that extend beyond their designated titles. As discussed above, this resulted in material weaknesses in our internal control over financial reporting. When our prior chief financial officer resigned in May 2023, we promoted Ms. Cambre as our current Chief Financial Officer and we also hired a new Director of Compliance and Internal Audit in May 2023. As previously noted, Ms. Cambre announced in September 2024 that she had accepted another full-time job but will continue to stay in her current positions on a part-time basis at least through completion of the conversion. We hired an accounting person in September 2024, and Ms. Cambre is assisting in the training and transition of such person prior to her departure. We believe we will need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge following completion of the conversion, which will increase our operating expenses.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus, including Mutual Savings and Loan Association’s financial statements, and in preparing the periodic reports Magnolia Bancorp will be required to file under the Securities Exchange Act of 1934, as amended, upon the completion of the conversion, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. The evaluation of our allowance for credit losses requires significant estimates and assumptions by management.

Changes in accounting standards could affect reported earnings.

The regulatory bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and others, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Risks Related to the Stock Offering

Because we will have a high capital level after the completion of the conversion, we expect our return on equity to be low following the conversion, which could negatively affect the trading price of our shares of common stock.

Net income divided by average shareholders’ equity, known as “return on equity,” is a ratio many investors use to compare the relative performance of financial institutions. Our return on average equity was (0.34)% for the first half of 2024, 0.62% for the year ended December 31, 2023 and (0.04)% for the year ended December 31, 2022. Our average equity to average assets was 39.00% for the first half of 2024, 37.19% for the year ended December 31, 2023 and 31.58% for the year ended December 31, 2022. Our total equity capital was $14.0 million at June 30, 2024. Assuming the completion of the conversion, our pro forma consolidated shareholders’ equity at June 30, 2024 is estimated to be between $18.1 million at the minimum of the offering range and $21.1 million at the adjusted maximum of the offering range. We expect our return on equity to be lower than our peers unless and until we are able to leverage our capital, including the additional capital from the stock offering, and return to profitability. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt after the completion of the conversion. Our lower return on equity may reduce the trading price of our shares of common stock.

The future price of our shares of common stock may be less than the $10.00 purchase price per share in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them later at or above the $10.00 per share purchase price. In many cases, shares of common stock issued by newly converted savings institutions have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the stock offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing market interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Magnolia Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

A significant percentage of our common stock will be held by our directors and executive officers and benefit plans.

We expect that our directors and executive officers, together with their associates, will subscribe for 6.9% of the shares in the stock offering at the minimum of the offering range and 6.4% of the shares at the maximum of the offering range. In addition, we intend to establish an ESOP that will purchase an amount of shares equal to 8.0% of the total number of shares sold in the stock offering. As a result, upon consummation of the conversion, an aggregate up to 14.9% of our outstanding common stock would be held by our directors and executive officers and their associates and by our ESOP at the minimum of the offering range (14.4% at the maximum of the offering range). Further, additional shares would be held by management following the implementation of an equity incentive plan, which we intend to implement no earlier than six months following the completion of the conversion and stock offering assuming we receive shareholder approval.

There will be a limited trading market in our common stock, which could hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTCQB Market operated by the OTC Markets Group upon conclusion of the stock offering, subject to completion of the stock offering. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited, particularly in light pf the small size of the offering and the amount of stock to be held by our directors and executive officers and employee benefit plans. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long- term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of any changes in the stock price immediately following the stock offering.

An ownership statement reflecting the shares of common stock you purchased in the stock offering may not be delivered to you for several days after the completion of the conversion and the start of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may be unable sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of any changes in the price of the common stock price once trading commences following the completion of the conversion.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance and the value of our common stock.

We intend to contribute between $2.4 million and $3.5 million of the net proceeds of the stock offering (or $4.1 million at the adjusted maximum of the offering range) to Mutual Savings and Loan Association. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock to the extent permitted by applicable regulations. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the stock offering. Mutual Savings and Loan Association may use the net proceeds it receives to fund new loans, hire additional loan officers and other personnel, implement online banking, expand its retail banking franchise by establishing or acquiring new branches, or for other general corporate purposes. However, except for funding the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as establishing or acquiring new branches, may require the approval of our bank regulators. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

If we are unable to meet our public reporting obligations in a timely and satisfactory manner, our business and stock price could be adversely affected.

Upon completion of the conversion, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. The Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, shareholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the conversion. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, shareholders would experience a 9.09% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the number of shares sold in the stock offering, and all such stock options are exercised, and a 3.85% dilution in ownership interest if newly issued shares of our common stock are used to fund shares of restricted common stock in an amount equal to 4% of the sum of the number of shares sold in the stock offering. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these size limitations and shareholders could experience even greater dilution.

The implementation of new stock-based benefit plans will be subject to shareholder approval. Historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following a mutual-to-stock conversion have been approved by shareholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of the number of shares of common stock sold in the stock offering. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to shareholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, shareholders have approved these stock- based benefit plans.” Although the implementation of stock-based benefit plans would be subject to shareholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations generally restrict us from repurchasing our shares of common stock during the first year following the completion of the conversion, except for repurchases to fund our stock benefit plans. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the stock offering may negatively affect our stock price.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Magnolia Bancorp without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our outstanding shares of common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a bank holding company or a savings and loan holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock unless the acquisition of such shares is approved in advance by at least two-thirds of our board of directors. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of Magnolia Bancorp without the consent of our board of directors, and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of Magnolia Bancorp” and “Management – New Stock Benefit Plans.”

You may not revoke your decision to purchase Magnolia Bancorp common stock in the subscription offering or in any community offering after you send us your stock order form.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription offering and in any community offering will be held by us until the completion or termination of the conversion, including any extension of the expiration date and consummation of any syndicated community offering. Because the completion of the conversion will be subject to regulatory approvals and an update of the independent appraisal, among other factors, there may be one or more delays in completing the conversion. Orders submitted in the subscription offering and in any community offering are irrevocable, and purchasers will have no access to their funds unless the stock offering is terminated, or extended beyond January 31, 2025, or the number of shares to be sold in the stock offering is decreased to fewer than 616,250 shares or increased to more than 958,813 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted in connection with the subscription offering are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED FINANCIAL AND OTHER DATA

Set forth below is selected financial and other data of Mutual Savings and Loan Association for the periods and at the dates indicated. The following is only a summary and should be read in conjunction with the information included elsewhere in this prospectus, including the financial statements beginning on page F-1 of this prospectus. The information at and for the years ended December 31, 2023 and 2022 is derived in part from the audited financial statements that appear elsewhere in this prospectus. The information at June 30, 2024 and for the six months ended June 30, 2024 and 2023 is not audited, but in the opinion of management includes all adjustments needed for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended June 30, 2024 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At June 30,	At December 31,
	2024	2023	2022	2021

	(In thousands)
Selected Financial Condition Data:
Total assets	$35,520	$35,803	$39,169	$45,313
Cash and cash equivalents	1,595	1,710	3,603	11,150
Mortgage-backed securities	--	--	--	5
FHLB stock	342	333	318	315
Loans receivable, net	31,526	31,981	33,506	32,121
Total deposits	20,027	20,856	24,779	30,823
FHLB advances	850	500	--	--
Total equity	13,992	14,016	13,930	13,936

	For the Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022	2021

	(Dollars in thousands)
Selected Operating Data:
Total interest income	$725	$750	$1,483	$1,419	$1,371
Total interest expense	184	35	160	54	61
Net interest income	541	715	1,323	1,365	1,310
Provision for credit losses	--	--	--	--	--
Net interest income after provision for credit losses	541	715	1,323	1,365	1,310
Total non-interest income	16	17	37	60	47
Total non-interest expense	588	650	1,251	1,434	1,175
Income (loss) before income taxes	(31)	82	109	(9)	182
Income tax provision (benefit)	(7)	18	23	(3)	37
Net income (loss)	$(24)	$64	$86	$(6)	$145

Selected Performance Ratios:(1)
Average yield on interest-earning assets	4.25%	4.08%	4.12%	3.29%	3.19%
Average rate on interest-bearing liabilities	1.75	0.29	0.71	0.19	0.14
Average interest rate spread(2)	2.50	3.79	3.41	3.10	3.05
Net interest margin(2)	3.17	3.89	3.68	3.17	3.87
Average interest-earning assets to average interest-bearing liabilities	161.57	155.81	158.94	150.34	155.31
Net interest income after provision for credit losses to non-interest expense	92.01	110.00	105.76	95.12	111.49
Total non-interest expense to average assets	3.28	3.47	3.33	3.31	2.54
Efficiency ratio(3)	105.73	88.53	91.76	100.65	86.10
Return on average assets (ratio of net income to average total assets)	(0.13)	0.34	0.23	(0.01)	0.32
Return on average equity (ratio of net income to average equity)	(0.34)%	0.90%	0.61%	(0.04)%	1.05%

(Footnotes on following page)

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2024	2023	2023	2022	2021
Asset Quality Ratios:(4)
Non-performing loans as a percent of total loans receivable(5)	0.10%	0.10%	0.11%	0.10%	0.36%
Non-performing assets as a percent of total assets(5)	0.09	0.09	0.10	0.09	0.26
Non-performing assets and troubled debt restructurings as a percent of total assets(5)	0.09	0.09	0.10	0.09	0.26
Allowance for credit losses as a percent of total loans outstanding	0.63	0.60	0.62	0.59	0.62
Allowance for credit losses as a percent of non-performing loans	588.24	588.24	588.24	588.24	170.94
Net charge-offs to average loans receivable	--	--	--	--	--

Capital Ratios:(4)
Common equity Tier 1 capital (to risk-weighted assets)	72.59	71.54	72.99	68.72	70.39
Tier 1 leverage (core) capital (to adjusted tangible assets)	72.59	71.54	72.99	68.72	70.39
Tier 1 risk-based capital (to risk-weighted assets)	73.63	72.56	74.03	69.71	71.41
Average equity to average assets	39.00%	36.35%	37.19%	31.58%	32.99%

Other Data:
Banking offices	2	2	2	2	2
Full-time equivalent employees	8	7	7	7	6

(1)	With the exception of end of period ratios, all ratios are based on average weekly balances during the indicated periods. Ratios for the six months ended June 30, 2024 and 2023 have been annualized.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans. Mutual Savings and Loan Association did not have any real estate owned as of the dates indicated. Non-performing loans consist of all loans 90 days or more past due. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure.

RECENT DEVELOPMENTS

The following tables set forth selected historical financial and other data of Mutual Savings and Loan Association for the periods and at the dates indicated. The information at September 30, 2024, and for the three months and nine months ended September 30, 2024 and 2023, is not audited, but in the opinion of management includes all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months and nine months ended September 30, 2024 are not necessarily indicative of the results of operations that may be expected or realized for the entire year. The information at December 31, 2023 is derived in part from, and should be read together with, the audited financial statements and related notes beginning at page F-1 of this prospectus.

	At September 30,	At December 31,
	2024	2023

	(In thousands)
Selected Financial Condition Data:
Total assets	$35,105	$35,803
Cash and cash equivalents	1,627	1,710
Mortgage-backed securities	--	--
FHLB stock	347	333
Loans receivable, net	30,807	31,981
Total deposits	20,359	20,856
FHLB advances	--	500
Total equity	13,956	14,016

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(In thousands)
Selected Operating Data:
Total interest income	$368	$371	$1,093	$1,121
Total interest expense	107	51	291	86
Net interest income	261	320	802	1,035
Provision for credit losses	--	--	--	--
Net interest income after provision for credit losses	261	320	802	1,035
Total non-interest income	8	7	24	24
Total non-interest expense	315	307	903	957
Income (loss) before income taxes	(46)	20	(77)	102
Income tax provision (benefit)	(10)	4	(17)	22
Net income (loss)	$(36)	$16	$(60)	$80

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2024	2023	2024	2023
Selected Performance Ratios:(1)
Average yield on interest-earning assets	4.36%	4.17%	4.29%	4.11%
Average rate on interest-bearing liabilities	2.03	0.91	1.84	0.50
Average interest rate spread(2)	2.34	3.26	2.45	3.62
Net interest margin(2)	3.09	3.60	3.15	3.80
Average interest-earning assets to average interest-bearing liabilities	159.77	157.92	161.18	157.09
Net interest income after provision for credit losses to non-interest expense	82.73	104.25	88.91	108.12
Total non-interest expense to average assets	0.88	0.83	2.52	2.52
Efficiency ratio(3)	83.78	81.00	80.84	83.57
Return on average assets (ratio of net income to average total assets)	(0.40)	0.17	(0.22)	0.28
Return on average equity (ratio of net income to average equity)	(1.03)	0.46	(0.57)	0.76

Asset Quality Ratios:(4)
Non-performing loans as a percent of total loans receivable(5)	0.00	0.11	0.00	0.11
Non-performing assets as a percent of total assets(5)	0.11	0.09	0.11	0.09
Non-performing assets and troubled debt restructurings as a percent of total assets(5)	0.11	0.09	0.11	0.09
Allowance for credit losses as a percent of total loans outstanding	0.60	0.62	0.60	0.62
Allowance for credit losses as a percent of non-performing loans	N/A	589.95	N/A	589.95
Net charge-offs to average loans receivable	0.19	0.00	0.06	0.00

Capital Ratios:(4)
Common equity Tier 1 capital (to risk-weighted assets)	72.61	72.31	72.61	72.31
Tier 1 leverage (core) capital (to adjusted tangible assets)	72.61	72.31	72.61	72.31
Tier 1 risk-based capital (to risk-weighted assets)	73.57	73.35	73.57	73.35
Average equity to average assets	39.06%	37.72%	39.02%	36.80%

Other Data:
Banking offices	2	2	2	2
Full-time equivalent employees	8	7	8	7

(1)	With the exception of end of period ratios, all ratios are based on average weekly balances during the indicated periods. Ratios for the three and nine months ended September 30, 2024 and 2023 have been annualized.
(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)	Non-performing assets consist of non-performing loans. Mutual Savings and Loan Association did not have any real estate owned as of the dates indicated. Non-performing loans consist of all loans 90 days or more past due. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure.

Comparison of Financial Condition at September 30, 2024 and December 31, 2023

Total Assets. Total assets were $35.1 million at September 30, 2024, a decrease of $700,000, or 2.0%, from $35.8 million at December 31, 2023. This decrease is primarily due to decreases of $1.2 million or 3.7% in net loans receivable and $83,000 or 4.8% in cash and cash equivalents. In September 2024, Hurricane Francine hit the New Orleans area but did not cause major damage in our market area.

Cash and Cash Equivalents. Cash and cash equivalents decreased by $83,000, or 4.8%, to $1.627 million at September 30, 2024 from $1.710 million at December 31, 2023. As market interest rates continued to remain at relatively high rates and in light of the reduced demand for our fixed-rate mortgage loans, we elected not to match the highest market rates being paid on longer term deposits, which led to deposit outflows. We used our excess liquidity to fund the decrease in deposits. Our cash and cash equivalents were 4.6% of total assets at September 30, 2024 compared to 4.7% of total assets at December 31, 2023.

Loans Receivable, Net. Loans receivable, net, decreased by $1.2 million, or 3.7%, to $30.8 million at September 30, 2024 from $32.0 million at December 31, 2023. During the first nine months of 2024, our total loan originations decreased by $684,000, or 49.8%, from $1.4 million during the first nine months of 2023. Our originations of one- to-four family residential loans decreased by $684,000 in the first nine months of 2024 from the first nine months of 2023, as the demand for our fixed-rate loans declined in the current interest rate environment. In addition, our chief loan officer resigned in May 2023. In October 2024, we hired an additional loan officer. We originated $280,000 of home equity lines of credit in the first nine months of 2024 compared to $21,000 of such originations in the first nine months of 2023. These home equity lines of credit mature or reprice within one year.

Deposits. Total interest-bearing deposits decreased by $688,000, or 3.4%, to $19.3 million at September 30, 2024 from $20.0 million at December 31, 2023. Core deposits (defined as deposits other than certificates of deposit) decreased by $1.1 million, or 9.7%, to $10.2 million at September 30, 2024 from $11.3 million at December 31, 2023. Certificates of deposit increased by $674,000, or 7.0%, to $10.2 million at September 30, 2024 from $9.5 million at December 31, 2023. The decline in core deposits was primarily due to our lower-cost savings accounts and NOW accounts being less attractive in the current high interest rate environment. Certificates of deposit increased to fund the decrease in core deposits and to maintain sufficient liquidity.

Management continued its strategy of pursuing growth in demand accounts and lower cost core deposits, but market conditions affected this strategy during the first nine months of 2024. Non-interest-bearing deposits, which are part of our total core deposits, increased by $190,700, or 22.3%, to $1,045,300 at September 30, 2024 from $854,600 at December 31, 2023. Management intends to continue its efforts to increase core deposits, with an emphasis on growth in consumer deposits.

Borrowings. We had no FHLB advances at September 30, 2024, compared to $500,000 at December 31, 2023. Our average outstanding FHLB advances during the nine months ended September 30, 2024 were $622,000, compared to $503,000 during the nine months ended September 30, 2023. The maximum amount outstanding at any month-end during the nine months ended September 30,2024 was $850,000. We increased our short-term FHLB advances in lieu of paying higher rates on longer term certificates of deposit in anticipation of the Federal Reserve Board reducing interest rates. All of our outstanding FHLB advances were repaid upon maturity prior to September 30, 2024.

Total Equity. Total equity decreased by $60,000, or 0.4%, to $13.96 million at September 30, 2024 from $14.02 million at December 31, 2023. The decrease was due to our net loss for the first nine months of 2024. Because we do not have any investment securities other than our FHLB stock, we do not have any accumulated other comprehensive income or loss.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following tables show for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. As Mutual Savings and Loan Association owned no tax-exempt securities during the periods presented, no yield adjustments were made. All average balances are based on weekly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

		For the Nine Months Ended September 30,
		2024			2023
	Yield/Rate at September 30, 2024	Average Balance	Interest	Average Yield/ Rate(1)	Average Balance	Interest	Average Yield/ Rate

		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	4.36%	$31,823	$1,010	4.23%	$32,915	$1,000	4.05%
Investment securities(2)	5.39	341	13	5.08	325	11	4.51
Other interest-earning assets	5.33	1,816	70	5.14	3,111	110	4.71
Total interest-earning assets	4.44	33,980	1,093	4.29	36,351	1,121	4.11
Non-interest-earning assets		1,867			1,660
Total assets		$35,847			$38,011
Interest-bearing liabilities:
Savings and NOW accounts(3)	0.09	10,620	7	0.09	11,471	8	0.09
Certificates of deposit	3.86	9,840	258	3.50	11,165	72	0.86
Total deposits	1.98	20,460	265	1.73	22,636	80	0.47
FHLB advances	--	622	26	5.56	503	6	1.59
Total interest-bearing liabilities	1.98	21,082	291	1.84	23,139	86	0.50
Non-interest-bearing liabilities		776			884
Total liabilities		21,858			24,023
Retained earnings		13,989			13,988
Total liabilities and retained earnings		$35,847			$38,011
Net interest-earning assets		$12,898			$13,212
Net interest income; average interest rate spread	2.46%		$802	2.45%		$1,035	3.61%
Net interest margin(4)				3.15%			3.80%
Average interest-earning assets to average interest-bearing liabilities				161.18%			157.09%

(Footnotes on next page)

	For the Three Months Ended September 30,
	2024			2023
	Average Balance	Interest	Average Yield/ Rate(1)	Average Balance	Interest	Average Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$31,338	$337	4.30%	$32,212	$331	4.11%
Investment securities(2)	347	5	5.76	329	4	4.86
Other interest-earning assets	2,060	26	5.05	3,031	36	4.75
Total interest-earning assets	33,745	368	4.36	35,572	371	4.17
Non-interest-earning assets	2,060			1,588
Total assets	$35,805			$37,160
Interest-bearing liabilities:
Savings and NOW accounts(3)	10,263	2	0.09	11,544	2	0.08
Certificates of deposit	10,362	98	3.78	10,662	44	1.65
Total deposits	20,625	100	1.94	22,206	46	0.84
FHLB advances	496	7	5.65	319	5	5.71
Total interest-bearing liabilities	21,121	107	2.03	22,525	51	0.91
Non-interest-bearing liabilities	697			619
Total liabilities	21,818			23,144
Retained earnings	13,987			14,016
Total liabilities and retained earnings	$35,805			$37,160
Net interest-earning assets	$12,624			$13,047
Net interest income; average interest rate spread		$261	2.33%		$320	3.26%
Net interest margin(4)			3.09%			3.60%
Average interest-earning assets to average interest-bearing liabilities			159.77%			157.92%

(1)	Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for credit losses.
(2)	Includes FHLB Stock.
(3)	Includes non-interest-bearing NOW amounts, which amounted to $1,045,300 at September 30, 2024, $854,634 at December 31, 2023 and $806,422 at December 31, 2022.
(4)	Equals net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior year volume, and (2) changes in volume, which is the change in volume multiplied by prior year rate. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Nine Months Ended September 30, 2024 compared to Nine Months Ended September 30, 2023			Three Months Ended September 30, 2024 compared to Three Months Ended September 30, 2023
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
	(In thousands)
Interest income:
Loans receivable	$44	$(34)	$10	$15	$(9)	$6
Investment securities	1	1	2	1	--	1
Other interest-earning assets	11	(51)	(40)	2	(12)	(10)
Total interest income	56	(84)	(28)	18	(21)	(3)
Interest expense:
Savings and NOW accounts	--	(1)	(1)	--	--	--
Certificates of deposit	196	(10)	186	55	(1)	54
Total deposits	196	(11)	185	55	(1)	54
FHLB advances	18	2	20	--	2	2
Total interest expense	214	(9)	205	55	1	56
Increase (decrease) in net interest income	$(158)	$(75)	$(233)	$(37)	$(22)	$(59)

Comparison of Operating Results for the Nine Months Ended September 30, 2024 and 2023

General. We had a net loss of $60,000 for the first nine months of 2024 compared to net income of $80,000 for the first nine months of 2023. This $140,000 decline was primarily due to a decrease of $232,700 in net interest income, which was partially offset by decreases of $54,000 in total noninterest expense and $39,000 in income tax expense. With the high level of interest rates in recent periods, our cost of funds increased and the demand for our fixed-rate loans decreased, resulting in declines in our net interest income and a net loss in the three and nine months ended September 30, 2024. On September 18, 2024, the Federal Reserve Board decreased its federal funds rate by 0.50%, which was the first decrease in four years. Additional rate reductions in the coming months by the Federal Reserve Board are widely expected by the market. We expect these rate reductions will eventually result in declines in our cost of funds and improvement in our net interest income. We also expect the demand for our fixed-rate loans will begin to increase as market interest rates decline. However, we expect our total non-interest expenses to increase following the conversion due to our need to hire additional lending and accounting personnel and the increased expenses associated with being a public company. See “Risk Factors—Risks Related to Our Profitability.”

Interest Income. Interest income decreased by $28,000 or 2.5% to $1.09 million in the first nine months of 2024 from $1.12 million in the first nine months of 2023. The decrease in interest income was due to a decrease of $40,000 or 36.4% in other interest on deposits with other banks and cash equivalents, as we used a portion of our excess liquidity to fund deposit outflows. This decrease was partially offset by increases of $10,000 or 1.0% in interest on loans and $2,000 or 18.2% in dividends on FHLB stock.

The increased interest on loans was due to an increase in the average yield to 4.23% in the first nine months of 2024 compared to 4.05% in the first nine months of 2023, as the average yield on new loan originations exceeded the average yield on repayments of older loans. The increase in the average loan yield was mostly offset by a decrease of $1.1 million or 3.3% in the average loan balance in the first nine months of 2024 compared to the first nine months of 2023. Our total loan originations decreased by $684,000 or 49.8% from $1.4 million in the first nine months of 2023, as the demand for our fixed-rate loans declined. We hired an additional loan officer in October 2024, and we expect the demand for our fixed-rate loans will begin to increase as market interest rates decline. Market interest rates for fixed-rate loans currently exceed the average yield on our loan portfolio.

The increased dividends on our FHLB stock were primarily due to an increase in the average yield on such stock to 5.14% in the first nine months of 2024 compared to 4.71% in the first nine months of 2023. In addition, the average outstanding balance increased by $16,000 or 4.9% in the first nine months of 2024 compared to the first nine months of 2023, as we were required to purchase additional FHLB stock in connection with our increase in FHLB advances.

Interest Expense. Total interest expense increased by $205,000 or 238.4% to $291,000 for the nine months ended September 30, 2024 from $86,000 for the nine months ended September 30, 2023. The increase was primarily due to the increase in the average cost of deposits to 1.73% for the first nine months of 2024 from 0.47% for the first nine months of 2023, reflecting the higher market interest rate environment during this period. The higher cost of deposits was partially offset by a $2.2 million or 9.6% decrease in the average outstanding balance of deposits to $20.46 million in the first nine months of 2024 from $22.64 million in the first nine months of 2023. The decrease in average deposits was due to decreases of $1.3 million or 11.9% in the average balance of certificates of deposit and $851,000 or 7.4% in the average balance of core deposits. At September 30, 2024, $9.7 million or 95% of our total certificates of deposit were scheduled to mature within the following 12 months. Approximately 99.5% of our certificates of deposit at September 30, 2024 had a remaining maturity of less than 24 months. We shortened the average maturity of our certificates of deposit in anticipation of market interest rates beginning to decline. If the Federal Reserve Board continues to reduce its federal funds rate and market interest rates on new certificates of deposit decrease from current levels, we expect these rate reductions will eventually result in declines in our cost of funds.

The interest on our certificates of deposit increased to $258,000 in the first nine months of 2024 from $72,000 in the first nine months of 2023. This substantial increase of $186,000 was due to the average rate paid on certificates of deposit increasing to 3.50% in the first nine months of 2024 from 0.86% in the first nine months of 2023, reflecting higher market rates of interest. The higher rate paid in 2024 was partially offset by a $1.3 million or 11.9% decrease in the average balance of certificates of deposit in the first nine months of 2024 from the first nine months of 2023, as we used short-term FHLB advances to a greater extent in the first nine months of 2024. The non-interest-bearing deposits included in our core deposits increased to $1,045,300 at September 30, 2024 from $855,000 at December 31, 2023.

Interest on FHLB advances was $26,000 during the first nine months of 2024 compared to $6,000 in the first nine months of 2023, as the average balance of outstanding FHLB advances was $622,000 in the first nine months of 2024 compared to $503,000 in the first nine months of 2023. We increased our short-term FHLB advances in lieu of paying higher rates on longer term certificates of deposit in anticipation of the Federal Reserve Board cutting interest rates. All of our outstanding FHLB advances were repaid upon maturity prior to September 30, 2024.

Net Interest Income. Net interest income decreased by $232,700, or 22.5%, to $802,300 for the nine months ended September 30, 2024 compared to $1,035,000 for the nine months ended September 30, 2023. The decrease was primarily due to our average interest rate spread declining to 2.45% in the first nine months of 2024 from 3.62% in the first nine months of 2023, as the average rates paid on our deposits and FHLB advances increased substantially faster than the average yield on our loan portfolio. Although the average yield on interest-earning assets increased from 4.11% in the first nine months of 2023 to 4.29% in the first nine months of 2024, it was more than offset by an increase in the average rate paid on interest-bearing liabilities, which increased from 0.50% in the first nine months of 2023 to 1.84% in the first nine months of 2024. In addition, our net interest-earning assets decreased by $314,000 or 2.4% in the first nine months of 2024 from the first nine months of 2023.

Provision for Credit Losses. We had no provision for credit losses in both the first nine months of 2024 and the first nine months of 2023. In September 2024, we foreclosed on our one loan that was 90 days or more delinquent. The foreclosed property was recorded at the market value as determined by an appraisal, less estimated selling costs, resulting in a $15,000 write-off which reduced our allowance for credit losses from $200,000 as of December 31, 2023 to $185,000 at September 30, 2024. The allowance for credit losses on loans represented 0.60% of total loans at September 30, 2024 and 0.62% of total loans at September 30, 2023. We had no loan charge-offs in the first nine months of 2023. Our total non-performing assets and our total classified loans as of September 30, 2024 and September 30, 2023 were $39,000 and $34,000, respectively. As a percentage of non-performing assets, the allowance for credit losses was 469.6% at September 30, 2024 and 590.0% at September 30, 2023. As of September 30, 2024, we had no loans that were 30 days or more delinquent, compared to one loan for $34,000 that was 30 days or more delinquent at December 31, 2023. No additional provision for credit losses was deemed necessary in light of the overall decrease in the loan portfolio.

Non-interest Income. Non-interest income totaled $24,000 for both the first nine months of 2024 and the first nine months of 2023. A nominal decrease in deposit service charges and fees was offset by a nominal increase in rental income, as we rent out a portion of the parking lot at our main office building.

Non-interest Expense. Non-interest expense decreased by $55,000, or 5.7%, to $902,000 for the first nine months of 2024 compared to $957,000 for the first nine months of 2023. The decrease in noninterest expense in the first nine months of 2024 was primarily due to decreases of $30,000 or 5.0% in salaries and employee benefits, $10,600 or 82.1% in advertising expense, $8,700 or 32.9% in automobile depreciation and expense, and $3,700 or 8.3% in audit and regulatory examination fees. The decrease in salaries and employee benefits in the first nine months of 2024 was primarily due to the resignation of our former chief financial officer/chief loan officer in May 2023. We hired an additional loan officer in October 2024, and we believe we will need to hire additional personnel following completion of the conversion. These new hires will increase our salaries and employee benefits expenses. Advertising expense decreased in the first nine months of 2024 as we were not actively seeking new certificates of deposit in the current interest rate environment. The decrease in automobile expense in the first nine months of 2024 was primarily due to the absence of the automobile allowance and related automobile costs paid to our former chief financial officer in the first nine months of 2023.

Income Tax Provision (Benefit). We had an income tax benefit of $16,667 for the first nine months of 2024 compared to a provision for income taxes of $22,000 for the first nine months of 2023. The tax benefit in the first nine months of 2024 represented an effective tax rate of 21.8% on our pre-tax loss of $76,000 for such period, while the tax provision for the first nine months of 2023 represented an effective tax rate of 21.5% on our pre-tax income of $102,000 for such period. At September 30, 2024 and December 31, 2023, we had a net deferred tax liability of $48,000. See note 6 of notes to the audited financial statements for the years ended December 31, 2023.

Comparison of Operating Results for the Three Months Ended September 30, 2024 and 2023

General. We had a net loss of $36,000 for the quarter ended September 30, 2024 compared to net income of $16,000 for the quarter ended September 30, 2023. This $52,000 decline was primarily due to a decrease of $58,000 in net interest income, which was partially offset by a $14,000 decrease in income tax expense.

Interest Income. Interest income decreased by $3,000 or 0.8% to $368,000 in the quarter ended September 30, 2024 from $371,000 in the quarter ended September 30, 2023. The decrease in interest income was due to a decrease of $10,000 or 27.0% in other interest on deposits with other banks and cash equivalents, as we used a portion of our excess liquidity to fund deposit outflows. This decrease was partially offset by nominal increases of $6,000 in interest on loans and $1,000 in dividends on FHLB stock.

The increased interest on loans was due to an increase in the average yield to 4.30% in the quarter ended September 30, 2024 compared to 4.11% in the quarter ended September 30, 2023, as the average yield on new loan originations exceeded the average yield on repayments of older loans. The increase in the average loan yield was mostly offset by a decrease of $874,000 or 2.7% in the average loan balance in the quarter ended September 30, 2024 compared to the quarter ended September 30, 2023. Our total loan originations were

$190,000 in the quarter ended September 30, 2024 compared to no loan originations in the quarter ended September 30, 2023.

The increased dividends on our FHLB stock were primarily due to an increase in the average yield on this stock to 5.76% in the quarter ended September 30, 2024 compared to 4.86% in the quarter ended September 30, 2023. In addition, the average outstanding balance increased by $18,000 or 5.5% in the quarter ended September 30, 2024 compared to the quarter ended September 30, 2023, as we were required to purchase additional FHLB stock in connection with our increase in FHLB advances.

Interest Expense. Total interest expense increased by $56,000 or 109.8% to $107,000 for the three months ended September 30, 2024 from $51,000 for the three months ended September 30, 2023. The increase was primarily due to the increase in the average cost of deposits to 1.94% for the quarter ended September 30, 2024 from 0.84% for the quarter ended September 30, 2023, reflecting the higher market interest rate environment. The higher cost of deposits was partially offset by a $1.6 million or 7.1% decrease in the average outstanding balance of deposits to $20.6 million in the quarter ended September 30, 2024 from $22.2 million in the quarter ended September 30, 2023. The decrease in average deposits was due to decreases of $300,000 or 2.8% in the average balance of certificates of deposit and $1.3 million or 11.1% in the average balance of core deposits. At September 30, 2024, $9.7 million or 95% of our total certificates of deposit were scheduled to mature within the following 12 months. Approximately 99.5% of our certificates of deposit at September 30, 2024 had a remaining maturity of less than 24 months. We shortened the average maturity of our certificates of deposit in anticipation of market interest rates beginning to decline.

The interest on our certificates of deposit increased to $98,000 in the quarter ended September 30, 2024 from $44,000 in the quarter ended September 30, 2023. This increase of $54,000 was due to the average rate paid on certificates of deposit increasing to 3.78% in the quarter ended September 30, 2024 from 1.65% in the quarter ended September 30, 2023, reflecting higher market rates of interest. On September 18, 2024, the Federal Reserve Board decreased its federal funds rate by 0.50%, which was the first decrease in four years. Additional rate reductions in the coming months by the Federal Reserve Board are widely expected by the market. If the Federal Reserve Board continues to reduce its federal funds rate and market interest rates on new certificates of deposit decrease from current levels, we expect these rate reductions will eventually result in declines in our cost of funds. The higher rate paid in 2024 was partially offset by a $300,000 or 2.8% decrease in the average balance of certificates of deposit in the quarter ended September 30, 2024 from the quarter ended September 30, 2023, as we used short-term FHLB advances to a greater extent in the quarter ended September 30, 2024. The non-interest-bearing deposits included in our core deposits decreased to $1,045,300 at September 30, 2024 from $855,000 at December 31, 2023.

Interest on FHLB advances was $7,000 during the quarter ended September 30, 2024 compared to $5,000 in the quarter ended September 30, 2023, as the average balance of outstanding FHLB advances was $496,000 in the quarter ended September 30, 2024 compared to $319,000 in the quarter ended September 30, 2023. We increased our short-term FHLB advances in lieu of paying higher rates on longer term certificates of deposit in anticipation of the Federal Reserve Board cutting interest rates. All of our outstanding FHLB advances during the period were repaid upon maturity prior to September 30, 2024.

Net Interest Income. Net interest income decreased by $59,000, or 18.4%, to $261,000 for the quarter ended September 30, 2024 compared to $320,000 for the quarter ended September 30, 2023. The decrease was primarily due to our average interest rate spread declining to 2.34% in the quarter ended September 30, 2024 from 3.26% in the quarter ended September 30, 2023, as the average rates paid on our deposits and FHLB advances increased substantially faster than the average yield on our loan portfolio. Although the average yield on interest-earning assets increased from 4.17% in the quarter ended September 30, 2023 to 4.36% in the quarter ended September 30, 2024, it was more than offset by an increase in the average rate paid on interest-bearing liabilities, which increased from 0.91% in the quarter ended September 30, 2023 to 2.03% in the quarter ended September 30, 2024. In addition, our net interest-earning assets decreased by $423,000 or 3.2% in the quarter ended September 30, 2024 from the quarter ended September 30, 2023.

Provision for Credit Losses. We had $0 provision for credit losses in both the quarter ended September 30, 2024 and the quarter ended September 30, 2023. In September 2024, we foreclosed on our one loan that was 90 days or more delinquent. The foreclosed property was recorded at the market value as determined by an appraisal, less estimated selling costs, resulting in a $15,000 write-off which reduced our allowance for credit losses from $200,000 as of December 31, 2023 to $185,000 at September 30, 2024. The allowance for credit losses on loans represented 0.60% of total loans at September 30, 2024 and 0.62% of total loans at September 30, 2023. We had no loan charge-offs in the quarter ended September 30, 2023. Our total non-performing assets and our total classified loans as of September 30, 2024 and September 30, 2023 were $39,000 and $34,000, respectively. As a percentage of non-performing assets, the allowance for credit losses was 469.6% at September 30, 2024 and 590.0% at September 30, 2023. As of September 30, 2024, we had no loans that were 30 days or more delinquent, compared to one loan for $34,000 that was 30 days or more delinquent at December 31, 2023. While loan delinquencies increased slightly in the first nine months of 2024, no additional provision for credit losses was deemed necessary in light of the overall decrease in the loan portfolio.

Non-interest Income. Non-interest income totaled $8,000 for the quarter ended September 30, 2024 compared to $7,000 for the quarter ended September 30, 2023. This increase was due to a nominal increase in rental income, as we rent out a portion of the parking lot at our main office building.

Non-interest Expense. Non-interest expense increased by $8,000, or 2.6%, to $315,000 for the quarter ended September 30, 2024 compared to $307,000 for the quarter ended September 30, 2023. The increase in non-interest expense in the quarter ended September 30, 2024 was primarily due to increases of $2,500 or 1.3% in salaries and employee benefits and $2,400 or 24.1% in audit and regulatory examination fees.

Income Tax Provision (Benefit). We had an income tax benefit of $10,000 for the quarter ended September 30, 2024 compared to a provision for income taxes of $4,000 for the quarter ended September 30, 2023. The tax benefit in the quarter ended September 30, 2024 represented an effective tax rate of 22.2% on our pre-tax loss of $45,000 for this period, while the tax provision for the quarter ended September 30, 2023 represented an effective tax rate of 20.0% on our pre-tax income of $20,000 for this period. At September 30, 2024 and December 31, 2023, we had a net deferred tax liability of $48,000. See note 6 of notes to the audited financial statements for the years ended December 31, 2023.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loans and other assets; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, which are worse than expected;

•	inflation and changes in the interest rate environment that reduce our margins and yields, reduce the fair value of financial instruments or reduce the origination levels in our lending business, or increase the level of defaults, losses and prepayments on loans;

•	our ability to implement our business strategies and grow our loan portfolio;

•	demand for loans and deposits in our market area;

•	fluctuations in real estate values and in the conditions of the residential real estate market conditions;

•	changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for credit losses;

•	our ability to access cost-effective funding;

•	our ability to maintain adequate liquidity, primarily through deposits;

•	success or consummation of new business initiatives may be more difficult or expensive than expected;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	major catastrophes such as hurricanes, floods or other natural disasters, the related disruption to local, regional and global economic activity and financial markets, and the impact that any of the foregoing may have on us and our customers and other constituencies;

•	the impact of any future pandemic or other infectious disease outbreaks, including the severity and duration of the associated economic slowdown, either nationally or in our market areas;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party service providers to perform as expected;

•	competition among depository and other financial institutions;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements deposit insurance premiums;

•	a failure or breach of our operational or information security systems or infrastructure, including cyberattacks;

•	our ability to manage market risk, credit risk, operational risk and reputation risk;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain and attract key employees; and

•	our compensation expense associated with equity allocated or awarded to our employees.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 13.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net offering proceeds will be until the offering is completed, we estimate that the net proceeds will be between $4.8 million and $7.0 million, or $8.2 million if the maximum of the offering range is increased by 15.0%.

We intend to use the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	616,250 Shares		725,000 Shares		833,750 Shares		958,813 Shares (1)
	Minimum Amount	Percent of Net Proceeds	Midpoint Amount	Percent of Net Proceeds	Maximum Amount	Percent of Net Proceeds	Maximum as adjusted Amount	Percent of Net Proceeds

	(Dollars in thousands)
Gross offering proceeds	$6,163		$7,250		$8,338		$9,588
Less: offering expenses	(1,365)		(1,365)		(1,365)		(1,365)
Net offering proceeds	$4,798	100.0%	$5,885	100.0%	$6,973	100.0%	$8,223	100.0%

Use of net proceeds:
Proceeds contributed to Mutual Savings and Loan Association	$2,399	50.0%	$2,943	50.0%	$3,486	50.0%	$4,112	50.0%
Loan to employee stock ownership plan	493	10.3	580	9.9	667	9.6	767	9.3
Proceeds retained by Magnolia Bancorp	1,906	39.7	2,362	40.1	2,820	40.4	3,344	40.7
Total net proceeds	$4,798	100.0%	$5,885	100.0%	$6,973	100.0%	$8,223	100.0%

(1)	As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the maximum of the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will reduce Mutual Savings and Loan Association’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if any shares need to be sold in a syndicated community offering.

Magnolia Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	for capital management strategies, including repurchases to fund stock-based benefit plans and additional stock repurchases, subject to regulatory limitations;

•	to possibly pay dividends in the future;

•	to finance the possible establishment or purchase of additional branches, although we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the offering. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards or tax-qualified employee stock benefit plans.

Mutual Savings and Loan Association may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to hire additional loan officers and accounting personnel;

•	to expand its retail banking franchise by establishing or acquiring new branches as opportunities arise, although we do not currently have any understandings or agreements regarding any new branches; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in federal funds and other short-term investments. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness and availability of opportunities to expand our operations, and overall market conditions.

We expect our return on equity to be low until we are able to effectively deploy the additional capital raised in the offering and return to sustained profitability. See “Risk Factors—Risks Related to the Stock Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance and the value of our common stock” and “—Risks Related to the Offering—Because we will have a high capital level after the completion of the conversion, we expect our return on equity to be low following the conversion, which could negatively affect the trading price of our shares of common stock.”

OUR DIVIDEND POLICY

We do not currently intend to pay cash dividends to our shareholders immediately upon completion of the conversion, and no assurances can be given that any such dividends will be paid in the future. Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock. The board’s determination of whether to declare a dividend and the amount of any such dividend is subject to our financial condition and results of operations, tax considerations, capital requirements and available alternative uses for capital, statutory and regulatory limitations, and general economic conditions.

The source of dividends will depend on the net proceeds retained by Magnolia Bancorp and earnings thereon, and dividends from Mutual Savings and Loan Association to Magnolia Bancorp. In addition, Magnolia Bancorp will be subject to state law limitations and federal savings association regulatory policy on the payment of dividends. Louisiana law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities (subject to the amount necessary to satisfy the payment due any shareholders with preferential rights).

After the completion of the conversion, Mutual Savings and Loan Association will not be permitted to pay dividends to Magnolia Bancorp, its sole shareholder, if Mutual Savings and Loan Association’s shareholders’ equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Mutual Savings and Loan Association will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. Mutual Savings and Loan Association must file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of its net income for that year to date plus its retained net income for the preceding two years, or it would not be at least adequately capitalized following the distribution. While we will be well-capitalized following completion of the conversion, our ability to pay dividends in the near term will be limited until we return to sustained profitability.

Any payment of dividends by Mutual Savings and Loan Association to Magnolia Bancorp that would be deemed to be drawn from Mutual Savings and Loan Association’s bad debt reserves established before 1988, if any, would require a payment of taxes at the then-current tax rate by Mutual Savings and Loan Association on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. Mutual Savings and Loan Association does not intend to make any distribution that would create such a federal tax liability.

We intend to file a consolidated federal tax return with Mutual Savings and Loan Association. Accordingly, it is anticipated that any cash distributions made by Magnolia Bancorp to our shareholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. In addition, pursuant to regulations of the Federal Reserve Board, during the three-year period following the conversion and stock offering, Magnolia Bancorp will not take any action to declare an extraordinary dividend to shareholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

Magnolia Bancorp is a newly formed company which has never publicly issued capital stock, and there is no established market for our shares of common stock. We expect that our common stock will be quoted on the OTCQB Market operated by the OTC Markets Group upon completion of the conversion and offering.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time is likely to be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have a long-term investment intent and should recognize that there is likely to be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2024, Mutual Savings and Loan Association exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Mutual Savings and Loan Association at June 30, 2024, and the pro forma equity capital and regulatory capital of Mutual Savings and Loan Association after giving effect to the sale of shares of common stock at $10.00 per share. The table also compares historical and pro forma capital levels to those required to be considered “well capitalized.” The table assumes that Mutual Savings and Loan Association receives 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Mutual Savings and Loan Association Historical at		Mutual Savings and Loan Association Pro Forma at June 30, 2024 Based Upon the Sale in the Offering of:
	June 30, 2024		616,250 Shares		725,000 Shares		833,750 Shares		958,813 Shares (1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets

	(Dollars in thousands)
Equity	$13,992	39.39%	$15,651	41.28%	$16,065	41.77%	$16,477	42.24%	$16,953	42.78%

Tier 1 leverage capital (2)(3)	$13,992	38.92%	$15,651	40.81%	$16,065	41.30%	$16,477	41.78%	$16,953	42.31%
Tier 1 leverage requirement	1,798	5.00	1,918	5.00	1,945	5.00	1,972	5.00	2,003	5.00
Excess	$12,194	33.92%	$13,733	35.81%	$14,120	36.30%	$14,505	36.78%	$14,950	37.31%

Tier 1 risk-based capital (2)(3)	$13,992	72.59%	$15,651	79.22%	$16,065	80.87%	$16,477	82.50%	$16,953	84.35%
Tier 1 risk-based requirement	1,542	8.00	1,580	8.00	1,589	8.00	1,598	8.00	1,608	8.00
Excess	$12,450	64.59%	$14,071	71.22%	$14,476	72.87%	$14,879	74.50%	$15,345	76.35%

Common equity tier 1 risk-based capital (2)(3)	$13,992	72.59%	$15,651	79.22%	$16,065	80.87%	$16,477	82.50%	$16,953	84.35%
Common equity tier 1 risk-based requirement	1,253	6.50	1,284	6.50	1,291	6.50	1,298	6.50	1,306	6.50
Excess	$12,739	66.09%	$14,367	72.72%	$14,774	74.37%	$15,179	76.00%	$15,647	77.85%

Total risk-based capital (2)(3)	$14,192	73.63%	$15,851	80.23%	$16,265	81.88%	$16,677	83.50%	$17,153	85.35%
Total risk-based requirement	1,928	10.00	1,976	10.00	1,986	10.00	1,997	10.00	2,010	10.00
Excess	$12,264	63.63%	$13,875	70.23%	$14,279	71.88%	$14,680	73.50%	$15,143	75.35%

Reconciliation of capital infused into Mutual Savings and Loan Association:
Net proceeds			$2,399		$2,943		$3,486		$4,112
Less: Common stock acquired by employee stock ownership plan			(493)		(580)		(667)		(767)
Less: Common stock to be acquired by recognition and retention plan			(247)		(290)		(334)		(384)
Pro forma increase			$1,659		$2,073		$2,485		$2,961

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the maximum of the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents, at June 30, 2024, the historical capitalization of Mutual Savings and Loan Association and the pro forma consolidated capitalization of Magnolia Bancorp after giving effect to the conversion and offering based upon the assumptions set forth under “Pro Forma Data.”

	Mutual Savings and Loan Association Historical at	Magnolia Bancorp Pro Forma at June 30, 2024 Based upon the Sale in the Offering at $10.00 per Share of:
	June 30, 2024	616,250 Shares	725,000 Shares	833,750 Shares	958,813 Shares (1)

	(Dollars in thousands)
Deposits (2)	$20,027	$20,027	$20,027	$20,027	$20,027
Borrowings	850	850	850	850	850

Total deposits and borrowed funds	$20,877	$20,877	$20,877	$20,877	$20,877

Shareholders’ equity:
Preferred stock, $0.01 par value, 2,000,000 shares authorized	$--	$--	$--	$--	$--
Common stock, $0.01 par value, 6,000,000 shares authorized; shares to be issued as reflected (3)	--	6	7	8	10
Additional paid-in capital	--	4,792	5,878	6,965	8,213
Retained earnings (4)	13,992	13,992	13,992	13,992	13,992
Accumulated other comprehensive income (loss)	--	--	--	--	--
Less:
Common stock to be acquired by employee stock ownership plan (5)	--	(493)	(580)	(667)	(767)
Common stock to be acquired by stock-based benefit plans (6)	--	(247)	(290)	(334)	(384)

Total shareholders’ equity	$13,992	$18,050	$19,007	$19,964	$21,064

Pro forma shares outstanding		616,250	725,000	833,750	958,813
Total shareholders’ equity as a percentage of total assets	39.39%	45.61%	46.89%	48.12%	49.46%

(1)	As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the maximum of the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Does not reflect withdrawals from deposit accounts at Mutual Savings and Loan Association for the purchase of shares of common stock. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)	No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under one or more stock-based benefit plans. The implementation of such plans will require shareholder approval. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans. See “Management.”

(4)	The retained earnings of Mutual Savings and Loan Association will be substantially restricted after the offering. See “Regulation and Supervision—Federal Banking Regulation – Capital Distributions.”

(Footnotes continued on following page)

(5)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Magnolia Bancorp. The loan will be repaid principally from Mutual Savings and Loan Association’s contributions to the employee stock ownership plan. Since Magnolia Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Magnolia Bancorp’s consolidated balance sheet. Accordingly, the dollar amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders’ equity. See “Management – New Stock Benefit Plans - Employee Stock Ownership Plan.”

(6)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by a stock-based recognition and retention plan. The funds to be used by such plan to purchase the shares will be provided by Magnolia Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the offering price. Magnolia Bancorp will accrue compensation expense to reflect the vesting of shares pursuant to such recognition and retention plan and will credit capital in an amount equal to the charge to operations. Implementation of such plan will require shareholder approval. See “Management – New Stock Benefit Plans – Stock Option and Recognition and Retention Plans.”

PRO FORMA DATA

The following tables illustrate the pro forma impact of the conversion and offering on our net income and shareholders’ equity based on the sale of common stock at the minimum, the midpoint, the maximum and the adjusted maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions, although actual expenses may vary from these estimates:

•	all of the shares of common stock will be sold in the subscription offering and no shares will be sold in the syndicated community offering;

•	our employee stock ownership plan will purchase a number of shares equal to 8% of the shares sold in the offering with a loan from Magnolia Bancorp that will be repaid in equal installments over 30 years;

•	we will pay Keefe, Bruyette & Woods, Inc. a fee and reimbursement of expenses of $405,000; and

•	total expenses of the offering, excluding the above fee and expense reimbursement to Keefe, Bruyette & Woods, Inc., will be approximately $960,000.

We calculated pro forma consolidated net income for the six months ended June 30, 2024 and the year ended December 31, 2023, as if the estimated net investable proceeds had been invested at an assumed interest rate of 4.33% (3.42% on an after-tax basis using an assumed tax rate of 21.0%). This represents the yield on the five-year United States Treasury Note at June 30, 2024, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal banking regulators.

We calculated historical and pro forma per share amounts by dividing historical and pro forma consolidated net income and shareholders’ equity by the indicated number of shares of common stock. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma shareholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of a new stock-based recognition and retention plan (“RRP”). We have assumed that the stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same $10.00 per share price for which they were sold in the stock offering. We have assumed that awards of common stock granted under such plan will vest over a five-year period.

We also have assumed that options will be granted under a new stock option plan to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering. In preparing the tables below, we assumed that shareholder approval will be obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $5.22 for each option.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest more rapidly than over a five-year period if the stock-based benefit plans are adopted more than one year following the completion of the conversion and offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net offering proceeds to Mutual Savings and Loan Association, and Magnolia Bancorp will retain the remainder of the net proceeds from the stock offering. Magnolia Bancorp will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma tables do not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the offering;

•	Increased fees that we would pay Keefe, Bruyette & Woods, Inc. and other broker-dealers in the event that we have to conduct a syndicated community offering;

•	our results of operations after the offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated shareholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma shareholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to shareholders if we liquidated. Moreover, pro forma shareholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the unlikely event of a liquidation of Mutual Savings and Loan Association, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering — Liquidation Rights.”

	At or for the Six Months Ended June 30, 2024 Based upon the Sale at $10.00 Per Share of
	616,250 Shares	725,000 Shares	833,750 Shares	958,813 Shares

	(Dollars in thousands, except per share amounts)
Gross proceeds of offering:	$6,163	$7,250	$8,338	$9,588
Expenses	(1,365)	(1,365)	(1,365)	(1,365)
Estimated net proceeds	4,798	5,885	6,973	8,223
Common stock purchased by ESOP(1)	(493)	(580)	(667)	(767)
Common stock purchased by RRP(2)	(247)	(290)	(334)	(384)
Estimated net proceeds, as adjusted	$4,058	$5,015	$5,972	$7,072

For the Six Months Ended June 30, 2024
Consolidated net income (loss):
Historical	$(24)	$(24)	$(24)	$(24)
Income on net proceeds	70	86	102	121
Less: state shares tax(3)	(6)	(6)	(6)	(6)
Employee stock ownership plan(1)	(7)	(8)	(9)	(10)
RRP awards(2)	(20)	(23)	(27)	(31)
Stock options(4)	(31)	(36)	(41)	(48)
Pro forma net income (loss)	$(18)	$(11)	$(5)	$2

Net income (loss) per share(5):
Historical	$(0.05)	$(0.05)	$(0.04)	$(0.04)
Income on net proceeds	0.12	0.13	0.13	0.14
Less: state shares tax(3)	(0.01)	(0.01)	(0.01)	(0.01)
Employee stock ownership plan(1)	(0.01)	(0.01)	(0.01)	(0.01)
RRP awards(2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock options(4)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma net income (loss) per share(5)	$(0.03)	$(0.02)	$(0.01)	$0.00

Offering price to pro forma net earnings per share	NM	NM	NM	NM
Number of shares used in earnings per share calculations	567,772	667,967	768,162	883,386

At June 30, 2024
Shareholders’ equity:
Historical	$13,992	$13,992	$13,992	$13,992
Estimated net proceeds	4,798	5,885	6,973	8,223
Common stock acquired by ESOP(1)	(493)	(580)	(667)	(767)
RRP awards(2)	(247)	(290)	(334)	(384)
Pro forma shareholders’ equity	18,050	19,007	19,964	21,064
Less: intangibles	-	-	-	-
Pro forma tangible shareholders’ equity	$18,050	$19,007	$19,964	$21,064

Shareholders’ equity per share:
Historical	$22.71	$19.30	$16.78	$14.59
Estimated net proceeds	7.78	8.12	8.36	8.58
Common stock acquired by ESOP (1)	(0.80)	(0.80)	(0.80)	(0.80)
Common stock acquired by RRP(2)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma shareholders’ equity per share(6)	29.29	26.22	23.94	21.97
Less: intangibles	-	-	-	-
Pro forma tangible shareholders’ equity per share(6)	$29.29	$26.22	$23.94	$21.97

Pro forma price to book value	34.14%	38.14%	41.77%	45.52%
Pro forma price to tangible book value	34.14%	38.14%	41.77%	45.52%

Number of shares outstanding for pro forma book value per share calculations	616,250	725,000	833,750	958,813

(footnotes begin on page 54)

At or for the Year Ended December 31, 2023 Based upon the Sale at $10.00 Per Share of
616,250 Shares	725,000 Shares	833,750 Shares	958,813 Shares

(Dollars in thousands, except per share amounts)
Gross proceeds of offering:	$6,163	$7,250	$8,338	$9,588
Expenses	(1,365)	(1,365)	(1,365)	(1,365)
Estimated net proceeds	4,798	5,885	6,973	8,223
Common stock purchased by ESOP(1)	(493)	(580)	(667)	(767)
Common stock purchased by RRP(2)	(247)	(290)	(334)	(384)
Estimated net proceeds, as adjusted	$4,058	$5,015	$5,972	$7,072

For the Year Ended December 31, 2023
Consolidated net income (loss):
Historical	$86	$86	$86	$86
Income on net proceeds	139	172	204	242
Less: state shares tax(3)	(12)	(12)	(12)	(12)
Employee stock ownership plan(1)	(13)	(15)	(18)	(20)
RRP awards(2)	(39)	(46)	(53)	(61)
Stock options(4)	(62)	(73)	(83)	(96)
Pro forma net income (loss)	$99	$112	$124	$139

Net income (loss) per share(5):
Historical	$0.15	$0.13	$0.11	$0.10
Income on net proceeds	0.24	0.26	0.27	0.27
Less: state shares tax(3)	(0.02)	(0.02)	(0.02)	(0.01)
Employee stock ownership plan(1)	(0.02)	(0.02)	(0.02)	(0.02)
RRP awards(2)	(0.07)	(0.07)	(0.07)	(0.07)
Stock options(4)	(0.11)	(0.12)	(0.11)	(0.11)
Pro forma net income (loss) per share(5)	$0.17	$0.16	$0.16	$0.16

Offering price to pro forma net earnings per share	58.82	x	62.50	x	62.50	x	62.50	x
Number of shares used in earnings per share calculations	568,593	668,933	769,273	884,665

At December 31, 2023
Shareholders’ equity:
Historical	$14,016	$14,016	$14,016	$14,016
Estimated net proceeds	4,798	5,885	6,973	8,223
Common stock acquired by ESOP(1)	(493)	(580)	(667)	(767)
RRP awards(2)	(247)	(290)	(334)	(384)
Pro forma shareholders’ equity	18,074	19,031	19,988	21,088
Less: intangibles	-	-	-	-
Pro forma tangible shareholders’ equity	$18,074	$19,031	$19,988	$21,088

Shareholders’ equity per share:
Historical	$22.74	$19.33	$16.81	$14.62
Estimated net proceeds	7.78	8.12	8.36	8.58
Common stock acquired by ESOP (1)	(0.80)	(0.80)	(0.80)	(0.80)
Common stock acquired by RRP(2)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma shareholders’ equity per share(6)	29.32	26.25	23.97	22.00
Less: intangibles	-	-	-	-
Pro forma tangible shareholders’ equity per share(6)	$29.32	$26.25	$23.97	$22.00

Pro forma price to book value	34.11%	38.10%	41.72%	45.45%
Pro forma price to tangible book value	34.11%	38.10%	41.72%	45.45%

Number of shares outstanding for pro forma book value per share calculations	616,250	725,000	833,750	958,813

(footnotes begin on next page)

(1)	Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of these tables, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Magnolia Bancorp. Mutual Savings and Loan Association intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Mutual Savings and Loan Association’s total annual payments on the employee stock ownership plan debt are based upon equal quarterly installments of principal and interest over 30 years. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation-Stock Compensation-Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Mutual Savings and Loan Association, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 21.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that shares were committed to be released over equal quarterly installments during the year at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.

(2)	Assumes that a new stock-based recognition and retention plan purchases an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Shareholder approval of the plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Magnolia Bancorp or through open market purchases. Shares in the recognition and retention plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Magnolia Bancorp. The tables assume that (i) the recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 10% and 20% of the amount contributed to the plan are amortized as an expense during the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, and (iii) the plan expense reflects an effective tax rate of 21.0%. Assuming shareholder approval of the recognition and retention plan and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 3.85%. See “Management – New Stock Benefit Plans – Stock Option and Recognition and Retention Plans.”

(3)	Following the offering, Mutual Savings and Loan Association will be subject to the Louisiana shares tax. The shares tax is based upon the Association’s retained earnings and capital stock accounts minus certain real and personal property credits. The amount shown is an estimate. For additional information, see “Taxation – State Taxation.”

(4)	Assumes that options are granted under a new stock option plan to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering. Shareholder approval of the plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock option plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $5.22 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 20.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 21.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock option plan will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and shareholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute shareholders’ ownership and voting interests by approximately 9.09%. See “Management – New Stock Benefit Plans – Stock Option and Recognition and Retention Plans.”

(5)	Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the year. See note (1) above. The number of shares of common stock actually sold may be more or less than the assumed amounts.

(6)	Shareholders’ equity per share calculations are based upon the number of shares assumed to be sold in the offering at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold may be more or less than the assumed amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects our financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Magnolia Bancorp and Mutual Savings and Loan Association disclosed in this prospectus.

Overview

Upon completion of the conversion, Magnolia Bancorp will conduct its operations primarily through Mutual Savings and Loan Association. Mutual Savings and Loan Association’s loan portfolio consists primarily of fixed-rate one- to four-family residential mortgage loans that we have originated. After the conversion, we intend to continue our focus on originating fixed-rate one- to four-family residential mortgage loans, residential construction loans and home equity lines of credit. In prior years, we have also originated commercial real estate loans and multi-family residential loans, and we intend to hire new loan officers to increase our emphasis on these loans. We also originate share loans, which are loans secured by deposit accounts at Mutual Savings and Loan Association. We generally do not purchase or sell loans. We offer a variety of deposit accounts including checking accounts, NOW accounts and certificates of deposit. Mutual Savings and Loan Association is subject to comprehensive regulation and examination by the OCC.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provisions for credit losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of rental income, service charges on deposit accounts and other service charges and fees. Non-interest expense currently consists primarily of expenses related to salaries and employee benefits, occupancy and equipment, data processing, audit and regulatory examination fees, director fees, FDIC deposit insurance premiums, and other expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

The Federal Reserve Board began increasing its federal funds rate in March 2022 to combat inflation, with 11 increases aggregating 5.25% occurring between March 2022 and July 2023. These increases resulted in substantial increases in market interest rates, including the rates we pay on our certificates of deposit. As interest rates rose during this period, our cost of funds increased and the demand for our fixed-rate loans decreased, resulting in declines in our net interest income. We elected not to match the highest market rates being paid on longer term certificates of deposit in light of the substantial increases in market interest rates, and we shortened the average maturity of our certificates of deposit. In an effort to offset the declines in net interest income during this period, we took steps to control our total non-interest expenses, which decreased in 2023 from 2022 and decreased further in the first half of 2024 from the first half of 2023. However, we incurred a net loss in the first half of 2024 as net interest income decreased by a greater amount than the decrease in total non-interest expense.

In September 2024, the Federal Reserve Board decreased its federal funds rate by 0.50%, which was the first decrease in four years. Additional rate reductions in the coming months by the Federal Reserve Board are widely expected by the market. We expect these rate reductions will eventually result in declines in our cost of funds. At June 30, 2024, we had $8.9 million of certificates of deposit scheduled to mature within 12 months, with $3.2 million of such short-term certificates of deposit bearing an interest rate of 5.00% or more and with $4.0 million of such short-term certificates having an interest rate between 3.00% and 3.99%. We also expect the demand for our fixed-rate loans will begin to increase as market interest rates decline. However, we expect our total non-interest expenses to increase following the conversion due to our need to hire additional lending and accounting personnel and the increased expenses associated with being a public company.

Business Strategy

Our principal objective is to build long-term value for our shareholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers by emphasizing personalized and efficient customer service.

Highlights of our current business strategy include:

•      Continue to focus on originating fixed-rate one- to four-family residential mortgage loans and residential construction loans for retention in our portfolio. We are primarily a fixed-rate one- to four-family residential mortgage loan lender for borrowers in our primary market area. Our residential construction loans typically convert to a permanent residential mortgage loan upon completion of the construction, We do not offer adjustable rate residential mortgage loans. At June 30, 2024, $29.5 million or 93.3% of our total loan portfolio consisted of fixed-rate one- to four-family residential mortgage loans. We expect residential mortgage lending to remain our primary lending activity.

•      Modestly increase our commercial real estate loan portfolio. To a limited extent, we have originated commercial real estate loans. At June 30, 2024, $657,000 or 2.1% of our total loan portfolio consisted of commercial real estate loans. Commercial real estate loans are higher-yielding and have shorter terms, which helps to mitigate interest rate risk, than one- to four-family residential mortgage loans.

•      Modestly increase our multi-family residential loan portfolio. To a limited extent, we have originated multi-family residential loans. At June 30, 2024, $295,000 or 0.9% of our total loan portfolio consisted of multi-family residential loans. Multi-family residential loans are higher-yielding and have shorter terms, which helps to mitigate interest rate risk, than one- to four-family residential mortgage loans.

•      Maintain our strong asset quality through conservative loan underwriting. We intend to maintain strong asset quality through what we believe are our conservative underwriting standards and credit monitoring processes. At June 30, 2024, our nonperforming assets totaled $34,000 or 0.09% of total assets, and we had only three loans aggregating $256,000 that were 30 days or more delinquent.

•      Continue efforts to grow low-cost “core” deposits. We consider our core deposits to include all deposits other than certificates of deposit. We will continue our efforts to increase our core deposits to provide a stable source of funds to support loan growth at costs consistent with improving our interest rate spread and net interest margin. Core deposits totaled $10.2 million or 50.8% of total deposits at June 30, 2024. Of this amount, $775,000 or 3.9% of total deposits consisted of non-interest-bearing NOW accounts.

•      Remain a community-oriented institution and rely on high quality service to maintain and build a loyal local customer base. We were established in 1885. By servicing all loans we originate, our loan customers are able to deal directly with us when questions may arise about their loans. Through the goodwill we have developed over years of providing timely, efficient banking services, we believe that we have been able to attract a loyal base of local retail customers on which we expect to continue to build our banking business.

•      Grow organically and through opportunistic branching opportunities. We intend to grow our balance sheet organically on a managed basis, and the capital we are raising in the stock offering will enable us to increase our lending capacity. In addition to organic growth, we may also consider expansion opportunities in our market area or in contiguous markets that we believe would enhance both our franchise value and shareholder returns. These opportunities may include establishing loan production offices, establishing new branch offices, and/or acquiring branch offices. The capital we are raising in the stock offering would help us fund any such opportunities that may arise. We have no current plans or intentions regarding any such expansion activities.

We expect these strategies to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

There are risks associated with our plans to increase our commercial real estate loans and multi-family residential loans. See “Risk Factors—Risk Related to Our Lending Activities.” While we intend to mitigate these risks by updating our loan underwriting policies with respect to such loans and by hiring additional loan officers who are experienced in this area, there can be no assurance that we can hire additional loan officers with such experience or that such loan officers will be able to generate a sufficient volume of new loans to cover their compensation. In addition, we expect our commercial real estate loan portfolio and our multi-family residential loan portfolio to each account for less than 5% of our total loan portfolio for the foreseeable future.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company, our need to hire additional personnel, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the expected implementation of stock-based benefit plans, if approved by our shareholders, no earlier than six months after the completion of the conversion. See “Summary – Benefits to Management and Potential Dilution to Shareholders Resulting from the Offering,” “Risk Factors – Risks Related to Our Profitability – Our stock-based benefit plans will increase our expenses and reduce our income,” and “Management – New Stock Benefit Plans.”

Critical Accounting Policies and Use of Critical Accounting Estimates

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with GAAP. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policy discussed below to be our critical accounting policy. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company,” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

We consider the accounting policy for the allowance for credit losses to be our critical accounting policy. Effective January 1, 2023, we adopted CECL. Under the CECL methodology, the allowance for credit losses represents management’s estimate of lifetime credit losses on loans as of the balance sheet date using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. For reporting periods before January 1, 2023 and the adoption of CECL, we used the incurred loss impairment method to estimate the allowance for credit losses on loans receivable. Under the incurred loss impairment methodology, the allowance for credit losses was based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, and other factors, and consisted of allocated and unallocated components. See note 1 of the notes to financial statements appearing elsewhere in this prospectus for a detailed discussion of this critical accounting policy.

Internal Control Over Financial Reporting

We have identified material weaknesses in our internal control over financial reporting with respect to our allowance for credit losses that existed as of December 31, 2023 and 2022. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements may not be prevented or detected on a timely basis. We concluded that our procedures were not effective as of December 31, 2023 and 2022, and that we had, as of such dates, identified the following material weaknesses in our internal control over financial reporting:

•	We did not maintain an effective control environment as there was an insufficient complement of personnel to provide for adequate segregation of duties within the finance and accounting function to maintain effective controls over the financial close and reporting process.

•	The insufficient complement of personnel adversely impacted our ability to design and maintain policies, procedures and controls that operate at a sufficient level of precision over our significant accounts, classes of transactions and disclosures, including the allowance for credit losses on loans held for investment, to ensure that policies and procedures designed to mitigate the risks to the achievement of our financial reporting objectives are carried out.

•	We did not have an effective and formally documented risk assessment process that defined clear financial reporting objectives and elevated risks, including fraud risks, and risks resulting from changes in the external environment and business operations at a sufficient level of detail to identify all relevant risks of material misstatement.

•	We did not design and maintain an effective monitoring program for evaluating and monitoring compliance with established accounting policies, procedures and controls. This weakness included the failure to design and operate effective procedures and controls whose purpose is to evaluate and monitor the effectiveness of individual control activities including the loan review function.

•	We did not have an effective information and communication process to ensure that the processes and controls were effectively documented and disseminated to enable financial personnel to effectively carry out their roles and responsibilities.

The above material weaknesses in our control environment, risk assessment, information and communication, and monitoring controls contributed to the following additional material weaknesses.

•	We did not design and maintain effective controls regarding significant accounts, transaction cycles and disclosures to ensure policies and procedures designed to mitigate the risks to the achievement of objectives are carried out; and

•	We did not design and maintain effective information technology general controls ("ITGC") which could result in misstatements potentially impacting all financial statement accounts and disclosures. Specifically, user access controls were not appropriately designed and maintained to adequately restrict user and privileged access to financial applications and data to the appropriate personnel, segregation of duties over preparation and review of journal entries, and access to critical spreadsheets and similar end-user data files is not restricted and is accessible by all personnel of Mutual Savings and Loan Association.

These material weaknesses could result in a misstatement in our financial statements that would result in a material misstatement in the annual or interim financial statements that would not be prevented or detected. In addition, in 2022 we incurred non-interest expenses related to a loss of vault cash and to a write-off resulting from our data processing conversion when certain accounts could not be reconciled. These expenses were related to the weaknesses in our internal controls and contributed to a net loss in 2022.

We have taken steps to remediate these material weaknesses, including hiring a Director of Compliance and Internal Audit in May 2023 with over 25 years of experience as a compliance director and internal auditor in several financial institutions and with a bank consulting practice. The Compliance Director is responsible for evaluating policies and procedures, has direct access to the board of directors and does not have direct duties relating to financial accounting and reporting. We currently are assessing and improving our processes and control procedures to ensure they will operate at an acceptable level of assurance, including implementing a more formal risk assessment process and revising our monitoring programs relating to financial accounting and reporting. As part of our remedial measures to address these material weaknesses, we have (a) implemented a robust internal control environment that is appropriate for the size and operational complexity of Mutual Savings and Loan Association, (b) written or revised 90% of our policies, including compliance, bank secrecy, information security, liquidity, audit and loan policies, (c) performed an enterprise risk management assessment, including an assessment of cash, employee integrity, branch security, loan and deposit accounts, website, wires, information security and compliance management systems, (d) provided training to all employees in the areas of general banking, safety and soundness, loans, deposits, compliance and bank secrecy, as well as training to the board of directors on banking laws and regulations (including the bank secrecy act), overall banking and privacy, and (e) revised our monitoring programs to focus on areas of higher risk, with an increased emphasis in the areas relating to financial accounting and reporting. In addition, our Director of Compliance and Internal Audit has completed audits of compliance laws and operations while maintaining her independence, with her findings discussed at the monthly meetings of our board of directors.

We believe these actions and any other that we may determine need to be implemented, when complete, will remediate the control weaknesses. However, the weaknesses will not be considered fully remediated until the applicable controls operate for a sufficient period of time for management to test the results for operating effectiveness. Once implemented, we intend to continue periodic testing and reporting of the internal controls to ensure continuity of compliance.

Overview of Financial Condition

Our total assets decreased in the first half of 2024 and in the years ended December 31, 2023 and 2022. At June 30, 2024, our total assets were $35.5 million, compared to $35.8 million at December 31, 2023, $39.2 million at December 31, 2022 and $45.3 million at December 31, 2021.

Our net loans receivable have also decreased in recent periods to $31.5 million at June 30, 2024 compared to $32.0 million at December 31, 2023 and $33.5 million at December 31, 2022. Net loans receivable increased by 4.3% in 2022 from $32.1 million at December 31, 2021.

Our other assets increased by $318,000 or 234.6% to $454,000 at June 30, 2024 from $136,000 at December 31, 2023 primarily due to the deferral of conversion-related costs. Deferred conversion costs were $358,000 or 1.0% of total assets at June 30, 2024. The deferred conversion costs will be deducted from the gross sales proceeds of the stock offering.

Our total deposits decreased in the first half of 2024 and in the years ended December 31, 2023 and 2022. At June 30, 2024, our total deposits were $20.0 million, compared to $20.9 million at December 31, 2023, $24.8 million at December 31, 2022 and $30.8 million at December 31, 2021.

Our total equity has remained relatively flat in recent years, amounting to $14.0 million at June 30, 2024 and December 31, 2023 and $13.9 million at both December 31, 2022 and December 31, 2021.

We have consistently maintained capital levels well above the amounts to be considered well-capitalized and have also maintained high liquidity ratios. In addition, we have strong asset quality, with only one loan delinquent 90 days or more at June 30, 2024, December 31, 2023 and December 31, 2022.

Comparison of Financial Condition at June 30, 2024 and December 31, 2023

Total Assets. Total assets were $35.5 million at June 30, 2024, a decrease of $283,000, or 0.8%, compared to $35.8 million at December 31, 2023. This decrease is primarily due to decreases of $455,000 or 1.4% in net loans receivable and $111,000 or 6.6% in cash and cash equivalents. As market interest rates substantially increased during 2023 and remained high, the demand for our fixed-rate residential mortgage loans declined.

Cash and Cash Equivalents. Cash and cash equivalents decreased by $111,000, or 6.6%, to $1.6 million at June 30, 2024 from $1.7 million at December 31, 2023. As market interest rates continued to remain at relatively high rates and in light of the reduced demand for our fixed-rate mortgage loans, we elected not to match the highest market rates being paid on longer term deposits, which led to deposit outflows. We used our excess liquidity to fund the decrease in deposits. Our cash and cash equivalents were 4.5% of total assets at June 30, 2024 compared to 4.7% of total assets at December 31, 2023.

Loans Receivable, Net. Loans receivable, net, decreased by $455,000, or 1.4%, to $31.5 million at June 30, 2024 from $32.0 million at December 31, 2023. During the first half of 2024, our total loan originations decreased by $238,000, or 13.9%, to $1.5 million compared to $1.7 million during the first half of 2023. Our originations of one- to-four family residential loans and residential construction loans decreased by $151,000 and $346,000, respectively, in the first half of 2024 from the first half of 2023, as the demand for our fixed-rate loans declined in the rising interest rate environment. In addition, our chief loan officer resigned in May 2023. We originated $280,000 of home equity lines of credit in the first half of 2024 compared to $21,000 of such originations in the first half of 2023. These home equity lines of credit mature or reprice within one year.

Deposits. Total interest-bearing deposits decreased by $749,000, or 3.7%, to $19.3 million at June 30, 2024 from $20.0 million at December 31, 2023. Core deposits (defined as deposits other than certificates of deposit) decreased by $1.2 million, or 10.2%, to $10.2 million at June 30, 2024 from $11.3 million at December 31, 2023. Certificates of deposit increased by $328,000, or 3.4%, to $9.9 million at June 30, 2024 from $9.5 million at December 31, 2023. The decline in core deposits was primarily due to our lower-cost savings accounts and NOW accounts being less attractive in the current high interest rate environment. Certificates of deposit increased to fund the decrease in core deposits and to maintain sufficient liquidity.

Management continued its strategy of pursuing growth in demand accounts and lower cost core deposits, but market conditions affected this strategy during the first half of 2024. Non-interest-bearing deposits, which are part of our total core deposits, decreased by $80,000, or 9.4%, to $775,000 at June 30, 2024 from $855,000 at December 31, 2023. Management intends to continue its efforts to increase core deposits, with an emphasis on growth in consumer deposits.

Borrowings. FHLB advances were $850,000 at June 30, 2024, compared to $500,000 at December 31, 2023. We obtained additional short-term FHLB advances aggregating $2.2 million in the first half of 2024. All of our FHLB advances outstanding at June 30, 2024 matured and were repaid in August 2024, and we replaced a portion of such advances with new short-term advances. We increased our short-term FHLB advances in lieu of paying higher rates on longer term certificates of deposit.

Total Equity. Total equity decreased by $24,000, or 0.2%, to $13.99 million at June 30, 2024 from $14.01 million at December 31, 2023. The decrease was due to our net loss for the first half of 2024. Because we do not have any investment securities other than our FHLB stock, we do not have any accumulated other comprehensive income or loss.

Comparison of Financial Condition at December 31, 2023 and 2022

Total Assets. Total assets were $35.8 million at December 31, 2023, a decrease of $3.4 million, or 8.6%, compared to $39.2 million at December 31, 2022. This decrease is primarily due to decreases of $1.9 million or 52.9% in cash and cash equivalents and $1.5 million or 4.6% in net loans receivable, As market interest rates substantially increased during 2023, the demand for our fixed-rate residential mortgage loans declined.

Cash and Cash Equivalents. Cash and cash equivalents decreased by $1.9 million, or 52.9%, to $1.7 million at December 31, 2023 from $3.6 million at December 31, 2022. In light of the substantial increase in market interest rates during 2023 and the decrease in our net loan portfolio, we elected not to match the highest market rates being paid on longer term deposits, which led to deposit outflows. We used our excess liquidity to fund the decrease in deposits.

Loans Receivable, Net. Loans receivable, net decreased by $1.5 million, or 4.6%, to $32.0 million at December 31, 2023 from $33.5 million at December 31, 2022. During the year ended December 31, 2023, our total loan originations decreased by $4.5 million, or 60.5%, to $2.9 million compared to $7.4 million during 2022. Our originations of one- to-four family residential loans and residential construction loans decreased by $3.2 million and $1.1 million, respectively, in 2023 from 2022, as the demand for our fixed-rate loans declined in the rising interest rate environment. In addition, our chief loan officer resigned in May 2023.

Deposits. Total interest-bearing deposits decreased by $4.0 million, or 16.6%, to $20.0 million at December 31, 2023 from $24.0 million at December 31, 2022. Core deposits (defined as deposits other than certificates of deposit) decreased by $1.3 million, or 10.1%, to $11.3 million at December 31, 2023 from $12.5 million at December 31, 2022. Certificates of deposit decreased by $2.7 million, or 21.8%, to $9.5 million at December 31, 2023 from $12.2 million at December 31, 2022. The decline in core deposits was primarily due to consumer spending of COVID-related stimulus funds, coupled with the higher cost of goods and services due to inflation and the increased consumer demand for expenditures on travel, restaurant dining and other discretionary expenditures. The decrease in certificates of deposit was due to our decision not to match the highest market rates being paid on longer term certificates of deposit in light of the substantial increases in market interest rates during 2023. We obtain a substantial portion of our certificates of deposit through a passive listing service, and these certificates of deposits are more interest rate sensitive than our other deposits as competitive rates from other financial institutions are also posted on this listing service. The use of this listing service enables us to readily obtain deposits to the extent desired without incurring significant advertising expenses, and we manage the cost of these certificates of deposit by shortening or lengthening the term to maturity on the rates we post on the listing service.

Management continued its strategy of pursuing growth in demand accounts and lower cost core deposits, but market conditions affected this strategy during 2023. Non-interest-bearing deposits, which are part of our total core deposits, actually increased by $49,000, or 6.1%, to $855,000 at December 31, 2023 from $806,000 at

December 31, 2022. Management intends to continue its efforts to increase core deposits, with an emphasis on growth in consumer deposits.

Borrowings. FHLB advances were $500,000 at December 31, 2023, compared to $0 at December 31, 2022. We used two short-term FHLB advances during 2023, each in the amount of $500,000. One of the FHLB advances matured in 2023, and the second advance matured in August 2024. We increased our short-term FHLB advances in lieu of paying higher rates on longer term certificates of deposit.

Total Equity. Total equity increased by $86,000, or 0.6%, to $14.0 million at December 31, 2023 from $13.9 million at December 31, 2022. The increase was due to our net income for 2023. Because we do not have any investment securities other than our FHLB stock, we do not have any accumulated other comprehensive income or loss.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following tables show for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. As Mutual Savings and Loan Association owned no tax-exempt securities during the periods presented, no yield adjustments were made. All average balances are based on weekly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

		Six Months Ended June 30,
		2024			2023
	Yield/Rate at June 30, 2024	Average Balance	Interest	Average Yield/ Rate(1)	Average Balance	Interest	Average Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	4.35%	$32,065	$672	4.19%	$33,267	$669	4.02%
Investment securities(2)	5.46	339	9	5.31	323	7	4.33
Other interest-earning assets	5.33	1,695	44	5.19	3,151	74	4.70
Total interest-earning assets	4.41	34,099	725	4.25	36,741	750	4.08
Non-interest-earning assets		1,771			1,696
Total assets		$35,870			$38,437
Interest-bearing liabilities:
Savings and NOW accounts(3)	0.10	10,851	5	0.09	12,105	6	0.10
Certificates of deposit	3.61	9,579	160	3.34	11,417	27	0.47
Total deposits	1.90	20,430	165	1.62	23,522	33	0.28
FHLB advances	5.65	675	19	5.63	58	2	5.71
Total interest-bearing liabilities	2.05	21,105	184	1.75	23,580	35	0.29
Non-interest-bearing liabilities		776			883
Total liabilities		21,881			24,463
Retained earnings		13,990			13,974
Total liabilities and retained earnings		$35,871			$38,437
Net interest-earning assets		$12,994			$13,161
Net interest income; average interest rate spread	2.36%		$541	2.50%		$715	3.79%
Net interest margin(4)				3.17%			3.89%
Average interest-earning assets to average interest-bearing liabilities				161.6%			155.8%

(Footnotes on next page)

		Year Ended December 31,
		2023			2022
	Yield/Rate at December 31, 2023	Average Balance	Interest	Average Yield/ Rate(1)	Average Balance	Interest	Average Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	4.08%	$32,695	$1,322	4.04%	$33,982	$1,296	3.82%
Investment securities(2)	0.44	327	15	4.59	316	3	0.64
Other interest-earning assets	5.33	2,938	146	4.97	8,796	119	1.35
Total interest-earning assets	4.15	35,960	1,483	4.12	43,094	1,418	3.29
Non-interest-earning assets		1,668			922
Total assets		$37,629			$44,016
Interest-bearing liabilities:
Savings and NOW accounts(3)	0.10	$11,512	11	0.10	$12,725	18	0.14
Certificates of deposit	2.73	10,843	134	1.24	15,939	36	0.23
Total deposits	1.36	22,355	145	0.65	28,664	54	0.19
FHLB advances	5.71	269	15	5.58	--	--	--
Total interest-bearing liabilities	1.46	22,624	160	0.71	28,664	54	0.19
Non-interest-bearing liabilities		1,012			1,452
Total liabilities		23,636			30,116
Retained earnings		13,993			13,901
Total liabilities and retained earnings		$37,629			$44,016
Net interest-earning assets		$13,336			$14,430
Net interest income; average interest rate spread	2.69%		$1,323	3.41%		$1,364	3.10%
Net interest margin(4)				3.68%			3.17%
Average interest-earning assets to average interest-bearing liabilities				158.9%			150.3%

(1)	Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for credit losses.

(2)	Includes FHLB Stock.

(3)	Includes non-interest-bearing NOW amounts, which amounted to $774,624 at June 30, 2024, $854,634 at December 31, 2023 and $806,422 at December 31, 2022.

(4)	Equals net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior year volume, and (2) changes in volume, which is the change in volume multiplied by prior year rate. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Six Months Ended June 30, 2024 compared to Six Months Ended June 30, 2023			Year Ended December 31, 2023 compared to Year Ended December 31, 2022
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)

	(In thousands)
Interest income:
Loans receivable	$27	$(24)	$3	$76	$(50)	$26
Investment securities	2	--	2	13	--	13
Other interest-earning assets	7	(37)	(30)	148	(122)	26
Total interest income	36	(61)	(25)	238	(172)	65
Interest expense:
Savings and NOW accounts	--	(1)	(1)	(4)	(3)	(7)
Certificates of deposit	140	(7)	133	113	(15)	98
Total deposits	140	(8)	132	109	(18)	91
FHLB advances	--	17	17	--	15	15
Total interest expense	140	9	149	109	(3)	106
Increase (decrease) in net interest income	$(104)	$(70)	$(174)	$129	$(169)	$(41)

Comparison of Operating Results for the Six Months Ended June 30, 2024 and 2023

General. We had a net loss of $24,000 for the first half of 2024 compared to net income of $64,000 for the first half of 2023. This $88,000 decline was primarily due to a decrease of $174,000 in net interest income, which was partially offset by decreases of $62,000 in total noninterest expense and $24,000 in income tax expense.

Interest Income. Interest income decreased by $25,000 or 3.3% to $725,000 in the first half of 2024 from $750,000 in the first half of 2023. The decrease in interest income was due to a decrease of $30,000 or 40.9% in other interest on deposits with other banks and cash equivalents, as we used a portion of our excess liquidity to fund deposit outflows. This decrease was partially offset by increases of $3,000 or 0.4% in interest on loans and $2,000 or 28.6% in dividends on FHLB stock.

The increased interest on loans was due to an increase in the average yield to 4.19% in the first half of 2024 compared to 4.02% in the first half of 2023, as the average yield on new loan originations exceeded the average yield on repayments of older loans. The increase in the average loan yield was mostly offset by a decrease of $1.2 million or 3.6% in the average loan balance in the first half of 2024 compared to the first half of 2023. Our total loan originations decreased by $238,000 or 13.9% to $1.5 million in the first half of 2024 from $1.7 million in the first half of 2023, as the demand for our fixed-rate loans declined.

The increased dividends on our FHLB stock were primarily due to an increase in the average yield on such stock to 5.31% in the first half of 2024 compared to 4.33% in the first half of 2023. In addition, the average outstanding balance increased by $16,000 or 5.0% in the first half of 2024 compared to the first half of 2023, as we were required to purchase additional FHLB stock in connection with our increase in FHLB advances.

Interest Expense. Total interest expense increased by $149,000 or 425.7% to $184,000 for the six months ended June 30, 2024 from $35,000 for the six months ended June 30, 2023. The increase was primarily due to the increase in the average cost of deposits to 1.62% for the first half of 2024 from 0.28% for the first half of 2023, reflecting the rising market interest rate environment. The higher cost of deposits was partially offset by a $3.1 million or 13.1% decrease in the average outstanding balance of deposits to $20.4 million in the first half of 2024 from $23.5 million in the first half of 2023. The decrease in average deposits was due to decreases of $1.8 million or 16.1% in the average balance of certificates of deposit and $1.3 million or 10.4% in the average balance of core deposits. At June 30, 2024, $8.9 million or 90.7% of our total certificates of deposit were scheduled to mature within the following 12 months. Approximately 99.4% of our certificates of deposit at June 30, 2024 had a remaining maturity of less than 24 months.

The interest on our certificates of deposit increased to $160,000 in the first half of 2024 from $27,000 in the first half of 2023. This substantial increase of $133,000 was due to the average rate paid on certificates of deposit increasing to 3.34% in the first half of 2024 from 0.47% in the first half of 2023, reflecting higher market rates of interest. The higher rate paid in 2024 was partially offset by a $1.8 million or 16.1% decrease in the average balance of certificates of deposit in the first half of 2024 from the first half of 2023, as we used short-term FHLB advances to a greater extent in the first half of 2024. The non-interest-bearing deposits included in our core deposits decreased to $775,000 at June 30, 2024 from $855,000 at December 31, 2023.

Interest on FHLB advances was $19,000 during the first half of 2024 compared to $2,000 in the first half of 2023, as the average balance of outstanding FHLB advances was $675,000 in the first half of 2024 compared to $58,000 in the first half of 2023. We increased our short-term FHLB advances in lieu of paying higher rates on longer term certificates of deposit.

Net Interest Income. Net interest income decreased by $174,000, or 24.4%, to $541,000 for the six months ended June 30, 2024 compared to $715,000 for the six months ended June 30, 2023. The decrease was primarily due to our average interest rate spread declining to 2.50% in the first half of 2024 from 3.79% in the first half of 2023, as the average rates paid on our deposits and FHLB advances increased substantially faster than the average yield on our loan portfolio. Although the average yield on interest-earning assets increased from 4.08% in the first half of 2023 to 4.25% in the first half of 2024, it was more than offset by an increase in the average rate paid on interest-bearing liabilities, which increased from 0.29% in the first half of 2023 to 1.75% in the first half of 2024. In addition, our net interest-earning assets decreased by $167,000 or 1.3% in the first half of 2024 from the first half of 2023.

Provision for Credit Losses. We had $0 provision for credit losses in both the first half of 2024 and the first half of 2023, and our allowance for credit losses was $200,000 as of both June 30, 2024 and June 30, 2023. The allowance for credit losses on loans represented 0.63% of total loans at June 30, 2024 and 0.62% of total loans at June 30, 2023. We had no loan charge-offs or recoveries in either the first half of 2024 or the first half of 2023. Our total non-performing assets and our total classified loans as of both June 30, 2024 and June 30, 2023 consisted of one loan for $34,000 that was 90 days or more delinquent as of such dates. As a percentage of non-performing assets, the allowance for credit losses was 588.24% at both June 30, 2024 and June 30, 2023. As of June 30, 2024, we had a total of three loans aggregating $256,000 that were 30 days or more delinquent, compared to one loan for $34,000 that was 30 days or more delinquent at December 31, 2023. While loan delinquencies increased slightly in the first half of 2024, no additional provision for credit losses was deemed necessary in light of the overall decrease in the loan portfolio.

Noninterest Income. Noninterest income totaled $16,000 for the first half of 2024 and $17,000 for the first half of 2023. This nominal decrease was due to a decrease in deposit service charges and fees. We had rental income of $11,000 in both the first half of 2024 and the first half of 2023, as we rent out a portion of the parking lot at our main office building.

Noninterest Expense. Noninterest expense decreased by $62,000, or 9.6%, to $588,000 for the first half of 2024 compared to $650,000 for the first half of 2023. The decrease in noninterest expense in the first half of 2024 was primarily due to decreases of $33,000 or 8.1% in salaries and employee benefits, $11,000 or 88.8% in advertising expense, $8,000 or 41.5% in automobile depreciation and expense, and $6,000 or 17.6% in audit and regulatory examination fees. The decrease in salaries and employee benefits in the first half of 2024 was primarily due to the resignation of our former chief financial officer/chief loan officer in May 2023. Advertising expense decreased in the first half of 2024 as we were not actively seeking new certificates of deposit in the current interest rate environment. The decrease in automobile expense in the first half of 2024 was primarily due to the absence of the automobile allowance and related automobile costs paid to our former chief financial officer in the first half of 2023.

Income Tax Provision (Benefit). We had an income tax benefit of $7,000 for the first half of 2024 compared to a provision for income taxes of $18,000 for the first half of 2023. The tax benefit in the first half of 2024 represented an effective tax rate of 21.8% on our pre-tax loss of $31,000 for such period, while the tax provision for the first half of 2023 represented an effective tax rate of 21.5% on our pre-tax income of $82,000 for such period. At June 30, 2024 and December 31, 2023, we had a net deferred tax liability of $48,000. See note 6 of notes to the audited financial statements for the years ended December 31, 2023 and 2022.

Comparison of Operating Results for the Years Ended December 31, 2023 and 2022

General. Net income for the year ended December 31, 2023 was $86,000, which represented an increase of $92,000 compared to our loss of $6,000 for the year ended December 31, 2022. The increase in net income was due to a $183,000 or 12.8% decrease in non-interest expense, which was partially offset by decreases of $41,000 in net interest income and $24,000 in non-interest income.

Interest Income. Interest income increased by $65,000 or 4.5% to $1.5 million in 2023 from $1.4 million in 2022. The increase in interest income was due to increases of $27,000 or 2.1% in interest on loans, $26,000 or 2.2% in interest on deposits with other banks, and $12,000 or 503.7% in dividends on FHLB stock.

The increased interest on loans was due to an increase in the average yield of our loan portfolio to 4.04% in 2023 compared to 3.82% in 2022. The higher yield was partially offset by a decrease of $1.3 million or 3.8% in the average balance of loans during 2023 compared to 2022. The average balance declined in 2023 as the demand for our fixed-rate loans decreased in light of the higher market rates of interest during 2023. While our total loan originations decreased by $4.5 million or 60.5% in 2023 compared to 2022, the fixed-rate loans that were originated in 2023 had a higher average yield than our older fixed-rate loans.

The increased interest earned on deposits with other banks and cash equivalents was due to a substantial increase in the average yield on such deposits to 4.97% in 2023 compared to 1.36% in 2022. The higher yield in 2023 was due to a substantial increase in market interest rates during 2023. The higher yield was partially offset by a $5.9 million or 66.6% decrease in such deposits and cash equivalents as we used a portion of our excess liquidity to fund a $5.7 million decrease in average deposits.

The increased dividends on our FHLB stock were primarily due to a substantial increase in the average yield on such stock to 4.59% in 2023 compared to 0.63% in 2022. In addition, the average outstanding balance increased by $11,000 or 3.5% in 2023 compared to 2022, as we were required to purchase additional FHLB stock in connection with our FHLB advances.

Interest Expense. Total interest expense increased by $106,000 or 196.3% to $160,000 for the year ended December 31, 2023 from $54,000 for the year ended December 31, 2022. The increase was primarily due to the increase in the average cost of deposits to 0.65% for 2023 from 0.19% for 2022, reflecting the rising market interest rate environment. The higher cost of deposits was partially offset by a $6.3 million or 22.0% decrease in the average outstanding balance of deposits to $22.4 million in 2023 from $28.7 million in 2022. The decrease in average deposits was primarily due to a $5.1 million or 32.0% decrease in the average balance of outstanding certificates of deposit, as we elected not to match the highest market rates being paid on longer term certificates of deposit in light of the substantial increases in market interest rates during 2023. At December 31, 2023, $7.0 million or 73.3% of our total certificates of deposit were scheduled to mature within the following 12 months, and $2.7 million or 39.3% of the deposits scheduled to mature in 2024 had a rate of less than 1.00%. Approximately 98.9% of our certificates of deposit at December 31, 2023 had a remaining maturity of less than 24 months.

The interest on our core deposits, consisting of savings and NOW accounts, decreased by $7,000 or 38.9% to $11,000 in 2023 from $18,000 in 2022. This decrease was due to a $1.2 million or 9.4% decrease in the average balance of such deposits. The decrease in the average balance was partially offset by a decline in the average rate paid to 0.10% in 2023 compared to 0.14% in 2022. The non-interest-bearing deposits included in our core deposits increased to $855,000 at December 31, 2023 from $806,000 at December 31, 2022.

Interest on FHLB advances was $15,000 during 2023 compared to $0 in 2022, as the average balance of outstanding FHLB advances was $269,000 in 2023 compared to $0 in 2022. We increased our short-term FHLB advances in lieu of paying higher rates on longer term certificates of deposit.

Net Interest Income. Net interest income decreased by $41,000, or 3.0%, to $1.32 million for the year ended December 31, 2023 compared to $1.36 million for the year ended December 31, 2022. The decrease was due to a $1.1 million or 7.6% decline in average net interest-earning assets, as our interest-earning assets decreased by more than our interest-bearing liabilities. The net interest margin increased to 3.68% for the year ended December 31, 2023 from 3.17% for the year ended December 31, 2022. The average yield on interest-earning assets increased from 3.29% in 2022 to 4.12% in 2023, while the average rate paid on interest-bearing liabilities increased from 0.19% in 2022 to 0.71% in 2023.

Provision for Credit Losses. We had a $0 provision for credit losses in both 2023 and 2022, and our allowance for credit losses was $200,000 as of both December 31, 2023 and December 31, 2022. The allowance for credit losses on loans represented 0.62% of total loans at December 31, 2023 and 0.59% of total loans at December 31, 2022. As of both December 31, 2023 and December 31, 2022, we had only one loan that was 30 days or more delinquent, which was a loan for $34,000 delinquent 90 days or more as of both dates. We had no loan charge-offs or recoveries in either 2023 or 2022. Our total non-performing assets and our total classified loans as of both December 31, 2023 and 2022 consisted of the one loan for $34,000 that was 90 days or more delinquent as of such dates. As a percentage of non-performing assets, the allowance for credit losses was 588.24% at both December 31, 2023 and December 31, 2022.

In connection with the adoption of CECL effective as of January 1, 2023, we allocated $175,000 or 87.5% of our credit loss allowance to our residential mortgage loans, with $15,000 or 7.5% of the allowance allocated to residential construction loans and $10,000 or 5.0% of the allowance allocated to commercial real estate loans. At December 31, 2023, we had one residential construction loan with an outstanding balance of $18,000, with an additional $696,000 to be disbursed on such loan as of December 31, 2023 as construction continued. All of our $707,000 commercial real estate loans at December 31, 2023 were performing and consisted of seasoned loans originated prior to 2019.

The allowance for credit losses reflects the estimate management believes to be appropriate to cover expected future credit losses on loans, including unfunded commitments, at the time of origination which were inherent in the portfolio at December 31, 2023 and 2022. The allowance for credit losses requires significant judgement as determination is based on the use of reasonable and supportable forecasts estimated using past credit loss experience, the nature and volume of the portfolio, information about specific borrower scenarios and estimated collateral values, economic conditions and various other factors. Effective January 1, 2023, we implemented CECL. For reporting periods before January 1, 2023, the allowance for credit losses was determined based on an incurred loss impairment model which assessed the overall appropriateness of the allowance for credit losses and included allocations for specifically identified impaired loans and loss factors for all remaining loans.

While management believes the estimates and assumptions used in the determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future. The actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations . Furthermore, as an integral part of its examination process, the OCC will periodically review our allowance for credit losses on loans. The OCC may have judgments different than those of management, and we may determine to increase our allowance as a result of these regulatory reviews. Any material increases in the allowance for credit losses on loans may adversely affect our financial condition and results of operations.

Noninterest Income. Noninterest income totaled $36,000 for the year ended December 31, 2023, a decrease of $24,000, or 39.6%, from $60,000 for the year ended December 31, 2022. The decrease was primarily due to a $20,000 or 73.5% decrease in other miscellaneous income, followed by a $4,000 or 35.3% decrease in deposit service charges and fees. We had rental income of $21,000 in both 2023 and 2022, as we rent out a portion of the parking lot at our main office building.

Noninterest Expense. Noninterest expense decreased by $183,000, or 12.8%, to $1.25 million for the year ended December 31, 2023 compared to $1.43 million for the year ended December 31, 2022. In 2022, we had a vault loss of $73,000 and a conversion loss of $35,000, neither of which occurred in 2023. The vault loss was discovered in connection with the audit for the year ended December 31, 2022, when the amount of cash in the vault did not reconcile with Mutual Savings and Loan Association’s records. Management believes that the difference most likely resulted from when vault boxes were moved from the main office in Metairie to the branch office in Mandeville following the damage to the main office caused by Hurricane Ida in August 2021, as all vault boxes could not be located at the time of the 2022 audit. The conversion loss in 2022 was due to a data processing conversion in early 2022, when the conversion records did not reconcile with our records. Both the vault loss and the conversion loss were major factors in the determination that there were major weaknesses in our internal controls.

Other factors contributing to the decrease in noninterest expense in 2023 included a $31,000 or 3.8% decrease in salaries and employee benefits, a $29,000 or 37.3% decrease in audit and regulatory examination fees, a $14,000 or 30.0% decrease in automobile depreciation and expense, and a $13,000 or 48.7% decrease in advertising expense. The decrease in salaries and employee benefits in 2023 was primarily due to the resignation of our former chief financial officer/chief loan officer in May 2023. In both 2023 and 2022, employee benefits included a $12,000 contribution by Mutual Savings and Loan Association to its defined contribution retirement plan covering all employees. Following completion of the conversion, we expect the contributions to our new ESOP will replace future contributions to this retirement plan. Advertising expense decreased in 2023 as we were not actively seeking new certificates of deposit in the current interest rate environment. The decrease in automobile expense for the year ended December 31, 2023 was primarily due to a decrease in the automobile allowance and related automobile costs paid to our former chief financial officer when compared to 2022, as such expenses ceased in May 2023 upon her resignation.

Income Tax Provision (Benefit). The provision for income taxes was $23,000 for the year ended December 31, 2023, compared to a $3,000 benefit for the year ended December 31, 2022. The tax provision for 2023 represented an effective tax rate of 21.3% on our pre-tax income of $109,000, while the tax benefit in 2022 represented an effective tax rate of 32.0% on our pre-tax loss of $9,000 for 2022. At December 31, 2023, we had a net deferred tax liability of $48,000, compared to a net deferred tax liability of $18,000 at December 31, 2022. See note 6 of notes to the audited financial statements for the years ended December 31, 2023 and 2022.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. All directors participate in discussions during the regular board meetings evaluating the interest rate risk inherent in our assets and liabilities, and the level of risk that is appropriate. These discussions take into consideration our business strategy, operating environment, capital, liquidity and performance objectives consistent with the policy and guidelines approved by them. The board of directors establishes policies and guidelines for managing interest rate risk.

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings. Among the techniques we use to manage interest rate risk are:

•	maintaining capital levels that substantially exceed the thresholds for well-capitalized status under federal regulations;

•	maintaining a high liquidity level; and

•	growing our core deposit accounts.

By following these strategies, we believe that we are better positioned to react to increases and decreases in market interest rates.

We have not engaged in hedging activities, such as investing in futures or options. We do not anticipate entering into hedging transactions in the future.

Economic Value of Equity. We compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases instantaneously by 50, 100, 200, 300 and 400 basis point increments or decreases instantaneously by 50, 100, 200 and 300 basis point increments, with changes in interest rates representing immediate and permanent parallel shifts in the yield curve.

The following table sets forth, as of June 30, 2024, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve. All estimated changes presented in the table are within the policy limits established by the board of directors.

At June 30, 2024
		Estimated Increase (Decrease) in EVE		EVE as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis points) (1)	Estimated EVE (2)	Amount	Percent	EVE Ratio (4)	Increase (Decrease) (basis points)

(Dollars in thousands)
400	$8,629	$(4,808)	(35.78)%	31.54%	(924)
300	$9,804	$(3,633)	(27.04)%	34.17%	(661)
200	$11,056	$(2,381)	(17.72)%	36.73%	(405)
100	$12,335	$(1,102)	(8.21)%	39.10%	(168)
50	$12,913	$(524)	(3.90)%	40.03%	(75)

Level	$13,437	$--	--%	40.78%	--

(50)	$13,902	$465	3.46%	41.40%	62
(100)	$14,299	$862	6.40%	41.86%	108
(200)	$14,887	$1,450	10.79%	42.36%	158
(300)	$15,059	$1,622	12.07%	42.11%	133

(1)	Assumes an immediate uniform change in interest rates at all maturities.

(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that as of June 30, 2024, we would have experienced a 17.72% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 10.79% increase in EVE in the event of an instantaneous 200 basis point decrease in market interest rates.

The following table sets forth, as of December 31, 2023, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve. All estimated changes presented in the table are within the policy limits established by the board of directors.

At December 31, 2023
		Estimated Increase (Decrease) in EVE		EVE as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis points) (1)	Estimated EVE (2)	Amount	Percent	EVE Ratio (4)	Increase (Decrease) (basis points)

(Dollars in thousands)
400	$10,447	$(4,563)	(30.40)%	36.44%	(745)
300	$11,589	$(3,420)	(22.79)%	38.64%	(525)
200	$12,798	$(2,212)	(14.74)%	40.76%	(313)
100	$14,003	$(1,007)	(6.71)%	42.66%	(123)
50	$14,529	$(481)	(3.21)%	43.33%	(56)

Level	$15,010	$--	--%	43.89%	--

(50)	$15,428	$418	2.78%	44.31%	42
(100)	$15,753	$743	4.95%	44.55%	66
(200)	$16,161	$1,151	7.67%	44.59%	70
(300)	$16,182	$1,172	7.80%	43.98%	9

(1)	Assumes an immediate uniform change in interest rates at all maturities.

(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2023, we would have experienced a 14.74% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 7.67% increase in EVE in the event of an instantaneous 200 basis point decrease in market interest rates.

Net Interest Income Analysis. In addition to modeling changes in NPV, we also analyze potential changes to NII for a twelve-month period under rising and falling interest rate scenarios. The following table shows our NII model as of June 30, 2024.

Change in Interest Rates in Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change

	(Dollars in thousands)
300bp	$1,038	$(34)	(3.17)%
200	1,083	11	1.05
100	1,086	14	1.31
Static	1,072	--	--
(100)	1,044	(28)	2.61
(200)	1,011	(61)	5.69
(300)	976	(96)	8.96

The above table indicates that as of June 30, 2024, in the event of an immediate and sustained 300 basis point increase in interest rates, our net interest income for the 12 months ending June 30, 2024 would be expected to decrease by $34,000 or 3.17% to $1,038,000.

The following table shows our NII model as of December 31, 2023.

Change in Interest Rates in Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change

	(Dollars in thousands)
300bp	$1,020	$(71)	(6.5)%
200	1,047	(44)	(4.0)
100	1,073	(18)	(1.7)
Static	1,091	--	--
(100)	1,096	5	0.4
(200)	1,083	(8)	0.8
(300)	1,038	(53)	(4.9)

The above table indicates that as of December 31, 2023, in the event of an immediate and sustained 300 basis point increase in interest rates, our net interest income for the 12 months ending December 31, 2023 would be expected to decrease by $71,000 or 6.5% to $1,020,000.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in EVE and NII require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. For instance, the EVE and NII tables presented above assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. However, the shape of the yield curve changes constantly and the value and pricing of our assets and liabilities, including our deposits, may not closely correlate with changes in market interest rates. Accordingly, although the EVE and NII tables may provide an indication of our interest rate risk exposure at a particular point in time and in the context of a particular yield curve, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on EVE and NII and will differ from actual results. EVE and net interest NII calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans, and to a lesser extent borrowings. We have the ability to borrow from the Federal Home Loan Bank of Dallas. At June 30, 2024, we had two short-term advances from the Federal Home Loan Bank of Dallas aggregating $850,000 outstanding, all of which matured in August 2024. See “Business of Mutual Savings and Loan Association– Sources of Funds – Borrowings.”

While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing and lending activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. For the six months ended June 30, 2024, cash flows from operating, investing and financing activities resulted in a net decrease in cash and cash equivalents of $115,000 or 6.7% from December 31, 2023. This decrease was due to financing activities using $334,000 of cash and operating activities using $236,000 of cash. Financing activities used $829,000 of cash to fund deposit outflows, which was partially offset by a $350,000 increase in FHLB advances. The cash used by operating activities primarily related to a $309,000 increase in other assets, of which $298,000 was deferred conversion costs incurred in the first half of 2024. Investing activities provided $455,000 of cash in the first half of 2024 due to a decrease in our net loan portfolio. The net decrease in cash and cash equivalents in the first half of 2024 was consistent with our overall decline in total assets, as our total assets declined by $283,000 in the first half of 2024 compared to December 31, 2023.

For the year ended December 31, 2023, cash flows from operating, investing and financing activities resulted in a net decrease in cash and cash equivalents of $1.9 million or 52.5% from the end of 2022. This decrease was due to financing activities using $3.4 million of cash, as a $3.9 million decrease in deposits was only partially offset by a $500,000 increase in FHLB borrowings. The decrease in cash and cash equivalents was consistent with our overall decline in total assets, as our loan portfolio declined by $1.5 million in 2023. Net cash provided by investing activities amounted to $1.5 million due to the decrease in net loans receivable, which was partially offset by purchases of property and equipment totaling $65,000. Net cash provided by operating activities was $11,000, primarily due to net income of $86,000 and depreciation of $77,000, which were partially offset by a decrease of $119,000 in accrued expenses and other liabilities and a $50,000 increase in accrued interest receivable and other assets.

For the year ended December 31, 2022, cash flows from operating, investing and financing activities resulted in a net decrease in cash and cash equivalents of $7.5 million, primarily due to $6.2 million of cash used in financing activities. The financing activities used $6.0 million of cash to finance a decrease in deposits and $115,000 of cash to finance a decrease in advances by borrowers for insurance and taxes. In addition, investing activities used $1.5 million of net cash to fund a $1.4 million increase in our net loan portfolio and $135,000 for purchases of property and equipment. Net cash provided by operating activities amounted to $126,000, primarily due to depreciation of $68,000 and a $47,000 increase in accrued interest receivable and other assets. These items were partially offset by a small net loss of $6,000 in 2022. For further information, see the statements of cash flows contained in the financial statements appearing elsewhere in this prospectus.

We believe we maintain a strong liquidity position, and we are committed to maintaining it. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained. At June 30, 2024, certificates of deposit that are scheduled to mature on or before June 30, 2025 totaled $8.9 million. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may raise interest rates on deposits to attract new accounts or utilize Federal Home Loan Bank of Dallas advances, which may result in higher levels of interest expense.

At June 30, 2024, Mutual Savings and Loan Association was categorized as well-capitalized under regulatory capital guidelines. Management is not aware of any conditions or events since the most recent notification that would change our category. For further information, see Note 5 of the notes to the unaudited financial statements for the six months ended June 30, 2024 and 2023.

Commitments. The following tables summarize our outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and undisbursed construction loans at June 30, 2024.

	Total Amounts	Amount of Commitment Expiration - Per Period
	Committed at June 30, 2024	To 1 Year	1-3 Years	Over 3 to 5 Years	After 5 Years

(In thousands)
Letters of credit	$--	$--	$--	$--	$--
Unused lines of credit	1,281	--	--	--	1,281
Undisbursed portion of loans in process	--	--	--	--	--
Commitments to originate loans	--	--	--	--	--
Total commitments	$1,281	$--	$--	$--	$1,281

The following tables summarize our outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and undisbursed construction loans at December 31, 2023. When we disburse funds pursuant to outstanding commitments, those disbursements increase our outstanding loans and are treated as loan originations in the period in which the funds are disbursed.

	Total Amounts	Amount of Commitment Expiration - Per Period
	Committed at December 31, 2023	To 1 Year	1-3 Years	Over 3 to 5 Years	After 5 Years

	(In thousands)
Letters of credit	$--	$--	$--	$--	$--
Unused lines of credit	1,655	--	--	--	1,655
Undisbursed portion of loans in process	696	696	--	--	--
Commitments to originate loans	--	--	--	--	--
Total commitments	$2,351	$696	$--	$--	$1,655

Contractual Cash Obligations. The following table summarizes our contractual cash obligations at June 30, 2024.

		Payments Due By Period
	Total at June 30, 2024	To 1 Year	1-3 Years	Over 3 to 5 Years	After 5 Years

	(In thousands)
Certificates of deposit	$9,858	$8,943	$901	$14	$--
FHLB advances	850	850	--	--	--
Total long-term debt	10,708	9,793	901	14	--
Operating lease obligations	--	--	--	--	--
Total contractual obligations	$10,708	$9,793	$901	$14	$--

The following table summarizes our contractual cash obligations at December 31, 2023.

		Payments Due By Period
	Total at December 31, 2023	To 1 Year	1-3 Years	Over 3 to 5 Years	After 5 Years

	(In thousands)
Certificates of deposit	$9,530	$6,987	$2,539	$4	$--
FHLB advances	500	500	--	--	--
Total long-term debt	10,030	7,487	2,539	4	--
Operating lease obligations	--	--	--	--	--
Total contractual obligations	$10,030	$7,487	$2,539	$4	$--

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 of the notes to the financial statements appearing elsewhere in this prospectus.

Impact of Inflation and Changing Prices

The financial statements and related data presented in this prospectus have been prepared according to GAAP which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF MAGNOLIA BANCORP

Magnolia Bancorp was incorporated in the State of Louisiana on May 14, 2024, and has not engaged in any business to date. Upon completion of the conversion and stock offering, it will own all of the issued and outstanding capital stock of Mutual Savings and Loan Association. We intend to contribute at least 50% of the net proceeds from the stock offering to Mutual Savings and Loan Association. Magnolia Bancorp will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to our employee stock ownership plan. In the future, we may use the net proceeds to repurchase shares of common stock, subject to our capital needs, regulatory limitations and other factors. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Stock Offering.”

Upon the completion of the conversion and stock offering, Magnolia Bancorp will be the savings and loan holding company of Mutual Savings and Loan Association and will be authorized to pursue other business activities permitted by applicable laws and regulations. See “Regulation and Supervision – Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies.

Following the conversion and stock offering, our cash flow will depend on earnings from the investment of the net proceeds from the stock offering that we retain, and any dividends we receive from Mutual Savings and Loan Association. Mutual Savings and Loan Association is subject to regulatory limitations on the amount of dividends that it may pay. See “Regulation and Supervision – Federal Banking Regulation – Capital Distributions.”

Initially, Magnolia Bancorp will neither own nor lease any property, but will instead pay a fee to Mutual Savings and Loan Association for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Mutual Savings and Loan Association to serve as officers of Magnolia Bancorp. However, we will periodically use the support staff of Mutual Savings and Loan Association. We will pay a fee to Mutual Savings and Loan Association for the time its employees devote to Magnolia Bancorp; however, these individuals will not be separately compensated by Magnolia Bancorp. Magnolia Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF MUTUAL SAVINGS AND LOAN ASSOCIATION

General

We conduct our business from our main office in Jefferson Parish and one branch office in St. Tammany Parish. Our loan portfolio consists primarily of fixed-rate one- to four-family residential mortgage loans that we have originated. We also originate residential construction loans and, to a substantially lesser extent, home equity loans, home equity lines of credit and share loans (loans secured by deposit accounts at Mutual Savings and Loan Association). We originate loans typically for retention in our portfolio. We intend to continue this business focus after the conversion and stock offering. We offer a variety of deposit accounts including checking accounts, savings accounts and certificates of deposit. We currently do not offer electronic banking services such as mobile banking, on-line banking or telephone banking. We are subject to comprehensive regulation and examination by the OCC, our primary federal regulator.

Our main office is located at 2900 Clearview Pkwy., Metairie, Louisiana 70006, and the telephone number at that address is (504) 455-2444. Our website address is www.mutualsavings.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Market Area

We consider Jefferson and St. Tammany Parishes in Louisiana to be our primary market area for originating loans and gathering deposits. Our offices are located in these two parishes, which are bedroom communities of New Orleans. Mutual Savings and Loan Association primarily serves retail customers located in Jefferson and St. Tammany Parishes from its branch network. Management considers sections of these parishes to be demographically attractive and close to the business and financial district of New Orleans. Jefferson and St. Tammany Parishes comprise the 2nd and 4th largest parishes in Louisiana, respectively, in terms of population and number of households. According to published statistics, the New Orleans-Metairie MSA has a population of approximately 1.3 million, with Jefferson and St. Tammany Parishes having populations of approximately 426,000 and 273,000, respectively.

St. Tammany and Jefferson Parishes have the 8th and 23rd largest median household income, at $72,200 and $61,000, respectively, in Louisiana, which are both greater than the estimated median household income of $58,100 for Louisiana. The preliminary June 2024 unemployment rates for Jefferson and St. Tammany Parishes were 4.1% and 4.2%, respectively, compared to 4.5% statewide and 4.1% nationwide.

St. Tammany Parish is located strategically on the north shore of Lake Pontchartrain with easy access to New Orleans and other major population centers across the Gulf South. St. Tammany’s school system and first-rate medical facilities make the community a destination of choice for families. St. Tammany Parish has large land areas that can be developed, and most our residential construction loans are secured by properties in St. Tammany Parish. Total population, number of households and median household income in St. Tammany Parish are projected to increase over the next five years. We also originate loans in adjacent parishes.

Competition

We face strong competition within our primary market area both in making loans and attracting retail deposits. Our market area includes large money center and regional banks, community banks and savings institutions, and credit unions. We also face competition for loans from mortgage banking firms, consumer finance companies, credit unions, and fintech companies and, for deposits, from money market funds, brokerage firms, mutual funds and insurance companies. At June 30, 2023 (the most recent date for which data from the Federal Deposit Insurance Corporation, referred to as the “FDIC” throughout this prospectus, is publicly available), we were ranked 27th among the 29 FDIC-insured financial institutions with offices in Jefferson and St. Tammany Parishes, with a deposit market share of 0.10%. The top six institutions each had deposits greater than $1 billion and represented over 75% of total deposit market share in Jefferson and St. Tammany Parishes.

We will experience significant competition with respect to our ability to modestly increase our multi-family residential real estate loans and commercial real estate loans, as larger institutions have greater financial capability to make these loans, more experienced lenders, existing relationships with borrowers and higher visibility in this area. We expect our multi-family residential loan portfolio and our commercial real estate loan portfolio to each account for less than 5% of our total loan portfolio for the foreseeable future.

Lending Activities

General. Our loan portfolio consists primarily of fixed-rate one-to four-family residential mortgage loans. We also originate residential construction loans and, to a substantially lesser extent, home equity loans, home equity lines of credit and share loans. We typically retain in our portfolio the loans we originate.

Loan Portfolio Composition. The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	June 30,		December 31,
	2024		2023		2022
	Amount	%	Amount	%	Amount	%

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$29,460	93.3%	$29,964	93.5%	$30,700	91.5%
Commercial real estate	657	2.1	707	2.2	817	2.4
Multi-family residential	295	0.9	302	0.9	315	0.9
Residential construction	--	--	18	0.1	634	1.9
Land loans	137	0.4	147	0.5	259	0.8
Home equity lines of credit	732	2.3	575	1.8	466	1.4
Total real estate loans	31,281	99.0	31,713	99.0	33,191	98.9
Share loans	304	1.0	326	1.0	368	1.1

Total loans	31,585	100.0%	32,039	100.0%	33,559	100.0%
Unamortized net deferred loan costs	141		142		147
Less allowance for credit losses	(200)		(200)		(200)

Net loans	$31,526		$31,981		$33,506

Contractual Terms to Final Maturities. The following table shows the scheduled contractual maturities of our loans as of June 30, 2024, before giving effect to net items and allowance for credit losses. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

	One- to Four- Family Residential	Commercial Real Estate	Multi- family Residential	Residential Construction	Land Loans	Home Equity Lines of Credit	Share Loans	Total

	(In thousands)
Amounts due after June 30, 2024 in:
One year or less	$--	$--	$--	$--	$34	$732	$304	$1,070
After one year through two years	39	--	--	--	--	--	--	39
After two years through three years	34	--	--	--	15	--	--	49
After three years through five years	240	89	--	--	10	--	--	339
After five years through ten years	3,668	568	---	--	22	--	--	4,258
After ten years through 15 years	2,883	--	295	--	25	--	--	3,203
After 15 years	22,596	--	--	--	31	--	--	22,627
Total	$29,460	$657	$295	$--	$137	$732	$304	$31,585

The following table shows the scheduled contractual maturities of our loans as of December 31, 2023, before giving effect to net items and allowance for credit losses. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

	One- to Four- Family Residential	Commercial Real Estate	Multi- family Residential	Residential Construction	Land Loans	Home Equity Lines of Credit	Share Loans	Total

	(In thousands)
Amounts due after December 31, 2023 in:
One year or less	$--	$--	$--	$--	$34	$575	$326	$935
After one year through two years	55	--	--	--	--	--	--	55
After two years through three years	14	-	--	--	--	--	--	14
After three years through five years	211	102	--	--	30	--	--	343
After five years through ten years	3,239	605	--	--	24	--	--	3,868
After ten years through 15 years	3,284	--	302	--	26	--	--	3,612
After 15 years	23,161	--	--	18	33	--	--	23,212
Total	$29,964	$707	$302	$18	$147	$575	$326	$32,039

The following table shows the dollar amount of our loans at June 30, 2024, due after June 30, 2025, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

	Fixed-Rate	Floating or Adjustable-Rate	Total at June 30, 2024

	(In thousands)
One- to four-family residential	$29,460	$--	$29,460
Commercial real estate	657	--	657
Multi-family residential	295	--	295
Residential construction	--	--	--
Land loans	103	--	103
Home equity lines of credit	--	--	--
Share loans	--	--	--
Total	$30,515	$--	$30,515

One- to Four-Family Residential Mortgage Lending. At June 30, 2024, one- to four-family residential mortgage loans totaled $29.5 million, or 93.3% of total loans. Our one- to four-family residential real estate loans are primarily secured by owner-occupied properties located in our primary market area. Mutual Savings and Loan Association has a special market niche of bi-weekly mortgages. The bi-weekly program shortens the term of the loan, allowing the borrower’s equity to build up much faster than a traditional monthly mortgage payment plan. Because the bi-weekly loans provide a shorter duration than traditional 30-year fixed-rate loans, these loans are beneficial for asset/liability management purposes. In addition, the bi-weekly loans enable Mutual Savings and Loan Association to monitor any delinquencies that may occur more quickly. At June 30, 2024, fixed-rate bi-weekly residential loans amounted to $21.6 million or 68.5% of our total loan portfolio.

We offer fixed-rate residential mortgage loans for 15-year, 20-year, 25-year and 30-year terms, with the principal and interest payments on either a bi-weekly or monthly schedule. The interest rate is determined primarily by reference to market conditions and competitive factors. We generally limit the loan-to-value ratios of our residential mortgage loans to 80% (95% with private mortgage insurance) of the purchase price or appraised value, whichever is lower. Jumbo loans are limited to 80% LTV. Loans on investment properties are generally made for 10-year or 15-year terms with a loan-to-value ratio limited to 70%.

We do not currently offer adjustable rate residential mortgage loans. We do not offer “interest only” residential mortgage loans, where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan, other than on our residential construction loans. We also do not offer loans that provide for negative amortization of principal, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not currently offer “subprime loans” on one- to four-family residential real estate loans (i.e., generally loans to borrowers with credit scores less than 620).

Residential Construction Loans. We make residential construction loans, primarily to individuals for the construction of their primary residences and who typically use contractors and single-family home builders with whom we have an established relationship and satisfactory history. We also make residential construction loans for investment properties that will be rented out by the borrower. At June 30, 2024, one- to four-family residential mortgage loans secured by non-owner occupied properties totaled $1.8 million. Our residential construction loans are structured as construction/permanent loans where after the applicable construction period the loan converts to a permanent one-to four-family residential mortgage loan. Once construction is complete, all that is needed is a final appraisal rather than a new full appraisal, which results in cost savings for the borrower. The interest rate is locked-in at origination and remains fixed throughout the entire term of the construction/permanent loan. Interest-only payments are required throughout the duration of construction, which can result in lower monthly payments throughout this phase of the process. Our residential construction loans are underwritten to the same guidelines for permanent residential mortgage loans. Most of the residential construction loans we have originated in recent years are secured by properties located in St. Tammany Parish, although we have originated such loans on other areas as well. At June 30, 2024, we did not have any outstanding residential construction loans, as all of such loans had been fully disbursed and had converted to a permanent one-to four-family residential loan.

We have not made commercial construction loans or speculative residential construction loans, which are construction loans to a builder where there is not a contract in place for the purchase of the home at the time the construction loan is originated. In the future, we may consider making commercial construction loans or speculative construction loans, or both, consistent with our loan policies should opportunities arise.

Residential construction loans generally can be made with a maximum loan-to-value ratio of 80% of the estimated appraised market value upon completion of the project. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also generally require inspections of the property before disbursements of funds during the term of the construction loan. Property inspections are performed by persons who have substantial experience in the construction and real estate industries.

In the past, we have made a limited amount of land development loans to complement our construction lending activities. Land development loans are generally secured by lots that will be used for residential development. We have not originated any land loans in recent years.

Home Equity Lines of Credit. At June 30, 2024, home equity lines of credit totaled $732,000, or 2.3% of total loans. Home equity lines of credit generally provide for a 10-year draw period with a 10-year payback period. The interest rate for home equity lines of credit is based on the prime rate, with an annual lifetime ceiling rate of 18%. The loan to value ratio for home equity lines of credit is generally up to 75%, taking into account any superior mortgage on the collateral property, and 70% of the outstanding balance of the first mortgage if applicable. The line of credit will only be recorded in a second position if Mutual Savings and Loan Association holds the first mortgage.

Consumer Loans. At June 30, 2024, consumer loans totaled $304,000, or 1.0% of total loans, all of which were share loans. Share loans are loans fully secured by a deposit account at Mutual Savings and Loan Association, with the maximum loan amount equal to 90% of the account balance. We do not originate automobile loans and other similar type consumer loans.

Loan Underwriting Risks

One- to Four-Family Residential Mortgage Loans. Our one- to four-family residential loans are generally made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and on the appraised value of the underlying real estate. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions, particularly the level of unemployment, that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of our residential mortgages to become inadequately collateralized, which could expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

Construction and Land Development Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to service the debt.

Construction lending involves additional risks when compared with permanent mortgage lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. If the appraised value of a completed project proves to be overstated, the loan may be inadequately secured and we may incur a loss. Land development loans have substantially similar risks with respect to estimating the market value of the collateral property.

Commercial Real Estate and Multi-Family Residential Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial real estate and multi-family residential loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business, and the collateral securing these loans may fluctuate in value. Our existing commercial real estate and multi-family residential loans were originated primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. In addition, the collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial real estate and multi-family residential loans may depend substantially on the success of the business itself. We have not originated these loans in recent years.

Loan Originations, Purchases and Sales

Most of our loan originations currently come from repeat customers and referrals from customers. We also originate loans to a lesser extent through employee marketing and advertising efforts and from walk-in customers. While we have not purchased or sold any loans in recent years, we may elect to do so in the future.

The following table shows our total loans originated and repaid during the periods indicated. We did not purchase or sell any loans in the periods shown:

	Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022

	(In thousands)
Loan originations:
One- to four-family residential	$503	$654	$763	$3,920
Commercial real estate	--	--	--	--
Multi-family residential	--	--	--	--
Residential construction	696	1,042	1,821	2,888
Land loans	--	--	--	--
Home equity lines of credit	280	21	345	311
Share loans	--	--	--	304
Total loan originations	1,479	1,717	2,929	7,423
Loan principal payments	(1,933)	(3,167)	(4,454)	(6,038)
Net increase (decrease) in total loans	$(454)	$(1,450)	$(1,525)	$1,385

We typically do not sell the loans we originate, but retain them in our loan portfolio and do not sell the servicing rights.

Loan Approval Procedures and Authority

Our lending is subject to written, non-discriminatory underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations. Our policies require that for all real estate loans that we originate, property valuations must be performed by outside independent state-licensed appraisers approved by our board of directors. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.

By law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Mutual Savings and Loan Association’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At June 30, 2024, our largest credit relationship to one borrower had an outstanding aggregate balance of $1.2 million, consisting of six separate one- to four-family residential mortgage loans. At June 30, 2024, the loans to this borrower were performing according to their original terms.

Generally, all loans are submitted to Mutual Savings and Loan Association’s board of directors for review and disposition, except that loans of $25,000 or less only require the approval of the President and Chief Executive Officer. In all cases, the loan is also presented to the board of directors at its next meeting. The board of directors typically meets monthly.

Generally, we require property and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. In addition, we generally request an escrow for flood insurance (where appropriate) and an escrow for property taxes and insurance. We do not allow borrowers to pay their own taxes and property and casualty insurance.

Delinquencies, Classified Assets and Nonperforming Assets

Delinquency Procedures. When a borrower becomes 15 days past due on a loan, we generally send the borrower a late notice. Delinquency letters are mailed to borrowers at delinquency intervals of 30 and 60 days. Loans are generally placed on non-accrual status when 90 days delinquent. If a loan becomes 90 days delinquent, a letter is sent to the borrower informing the borrower that the entire balance of the loan is due and payable and that if payment is not received or satisfactory arrangements have not been made with Mutual Savings and Loan Association, the account will be forwarded to our attorney for collection. If the borrower does not respond, we generally initiate foreclosure proceedings when the loan is 120 days past due. If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments. In certain instances, we may modify the loan or grant a limited exemption from loan payments to allow the borrower to reorganize their financial affairs. All delinquent loans are reported to the board of directors monthly.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as other real estate owned until it is sold. The real estate is recorded at estimated fair value at the date of acquisition, less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for credit losses. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs in maintaining the property are expensed as incurred. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell. We had no real estate acquired as a result of foreclosure or by deed in lieu of foreclosure at June 30, 2024 or at December 31, 2023 or December 31, 2022.

Modifications Made to Borrowers Experiencing Financial Difficulty. We may modify loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure. We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. We generally do not forgive principal or interest on loans, but may do so if it is in our best interest and increases the likelihood that we can collect the remaining principal balance. We may modify the terms of loans to lower interest rates (which may be at below market rates), to provide for fixed interest rates on loans where fixed rates are otherwise not available, to provide for longer amortization schedules, or to provide for interest-only terms. These modifications are made only when a workout plan has been agreed to by the borrower that we believe is reasonable and attainable and in our best interests. We had no modified loans at June 30, 2024 or at December 31, 2023 or December 31, 2022.

Delinquent Loans. The following table shows the delinquencies in our loan portfolio as of the dates indicated.

	June 30, 2024				December 31, 2023				December 31, 2022
	30-89 Days Overdue		90 or More Days Overdue		30-89 Days Overdue		90 or More Days Overdue		30-89 Days Overdue		90 or More Days Overdue
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance

	(Dollars in thousands)
One- to four-family residential	2	$222	--	$--	--	$--	--	$--	--	$--	--	$--
Commercial real estate	--	--	--	--	--	--	--	--	--	--	--	--
Multi-family residential	--	--	--	--	--	--	--	--	--	--	--	--
Residential construction	--	--	--	--	--	--	--	--	--	--	--	--
Land loans	--	--	1	34	--	--	1	34	--	--	1	34
Home equity lines of credit	--	--	--	--	--	--	--	--	--	--	--	--
Share loans	--		--	--	--	--	--	--	--	--	--	--
Total delinquent loans	2	$222	1	$34	--	$--	1	$34	--	$--	1	$34
Delinquent loans to total net loans		0.70%		0.10%		--%		0.11%		--%		0.10%
Delinquent loans to total loans		0.70%		0.10%		--%		0.10%		--%		0.10%

Non-Performing Assets The following table shows the amounts of our non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due and real estate owned) at the dates indicated. We did not have any accruing loans 90 days or more past due, any real estate owned or any troubled debt restructurings as of the dates shown.

	June 30,	December 31,
	2024	2023	2022

	(Dollars in thousands)
Non-accruing loans:
One- to four-family residential	$--	$--	$--
Commercial real estate	--	--	--
Multi-family residential	--	--	--
Residential construction	--	--	--
Land loans	34	34	34
Home equity lines of credit	--	--	--
Share loans	--	--	--
Total non-accruing loans	34	34	34
Real estate owned, net	--	--	--
Total non-performing assets	$34	$34	$34
Total loans outstanding	$31,585	$32,039	$33,559
Total assets outstanding	$35,520	$35,803	$39,169
Total non-accruing loans as a percentage of total loans outstanding	0.11%	0.10%	0.10%
Total non-performing loans as a percentage of total loans outstanding(1)	0.11%	0.10%	0.10%
Total non-performing loans as a percentage of total assets(1)	0.10%	0.09%	0.09%
Total non-performing assets as a percentage of total assets	0.10%	0.09%	0.09%

(1)	Non-performing loans consist of non-accruing loans 90 days or more past due.

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified at the time the asset exhibits unacceptable risk. Although not the exclusive factor, all loans which are 90 or more days delinquent will be classified “substandard.” Assets classified as “substandard” are inadequately protected by the collateral pledged or the current net worth and paying capacity of the obligor. “Substandard” assets include those characterized by the “distinct possibility that the insured institution will sustain “some loss” if the deficiencies are not corrected.” Assets classified as “doubtful” have all of the weaknesses inherent in those classified as “substandard,” with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, “highly questionable and improbable.” Assets that do not warrant adverse classification but do possess credit deficiencies or potential weaknesses deserving management’s close attention shall be designated “special mention.” Special mention risk could weaken the asset and increase risk in the future, if not corrected.

When an insured institution classifies problem assets as substandard, it may establish general allowances in an amount deemed prudent by management to cover losses that were both probable and reasonable to estimate. General allowances represent allowances which have been established to cover accrued losses associated with lending activities that were both probable and reasonable to estimate, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific allowances.

In connection with the filing of our periodic regulatory reports and according to our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification according to applicable regulations. If a problem loan deteriorates in asset quality, the classification is changed to “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

The following table sets forth the amounts of our classified loans at the dates indicated. The related specific valuation allowance in the allowance for credit losses on our classified loans was $34,000 at each of the dates shown.

	At June 30,	At December 31,
	2024	2023	2022

	(In thousands)
Substandard loans	$34	$34	$34
Doubtful loans	--	--	--
Loss loans	--	--	--
Total classified loans	$34	$34	$34

Other Loans of Concern. At June 30, 2024, except for loans included in the above table, there were no other loans of concern for which we had information about possible credit problems of borrowers that caused us to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Allowance for Credit Losses

Effective January 1, 2023, ASC 326, Financial Instruments – Credit Losses, became effective for Mutual Savings and Loan Association and other financial institutions. This standard replaced the incurred loss methodology for most financial assets that are measured at amortized cost, including off-balance sheet credit exposures, with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The adoption of CECL had no effect on our allowance for credit losses on loans as of January 1, 2023, due to immateriality.

The allowance for credit losses represents management’s estimate of lifetime credit losses on loans, including unfunded commitments, as of the reporting date. Management uses relevant available information, from both internal and external sources, related to historical experience, current conditions and reasonable and supportable forecasts. Expected credit losses are measured on a pool basis when similar risk characteristics exist by applying a loss rate based on historical data to each loan pool over the estimated remaining life of the loan pool. The loss rate is adjusted for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience, including adjustments for lending management experience and risk tolerance, loan review and audit results, asset quality and portfolio trends, loan portfolio growth, industry concentrations, trends in underlying collateral, external factors and other economic conditions. Loans that do not share risk characteristics are measured on an individual basis. When a borrower is experiencing financial difficulty and repayment is expected to be provided through the operation or sale of the collateral, the expected credit loss is based on the fair value of collateral at the reporting date, adjusted for costs to sell. The allowance is increased by a provision for credit losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to individually evaluated loans are charged or credited to the provision for credit losses.

The determination of the allowance for credit losses is complex and requires extensive judgement by management regarding matters that are inherently uncertain. Factors influencing the allowance for credit losses include, but are not limited to, loan volume, loan asset quality, delinquency and nonperforming loan trends, historical credit losses, economic and forecasted data. Changes in factors used in evaluating the overall loan portfolio may result in significant changes in the allowance for credit losses, and it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term.

We have identified material weaknesses in our internal control over financial reporting with respect to our allowance for credit losses that existed as of December 31, 2023 and 2022. For further information, see “Risk Factors – Risks Related to Accounting Matters – We have identified material weaknesses in our internal control over financial reporting with respect to various matters, including our allowance for credit losses. If we are unable to remediate them, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may be unable to accurately or timely report our financial condition or results of operations, which may adversely affect our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Internal Control Over Financial Reporting.”

The following table shows changes in our allowance for credit losses during the periods presented.

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2024	2023	2023	2022

	(Dollars in thousands)
Total loans outstanding at end of period	$31,585	$32,108	$32,039	$33,559
Average loans outstanding:
One-to four-family residential	29,660	30,352	29,884	30,399
Commercial real estate	670	793	767	955
Multi-family residential	298	311	308	321
Residential construction	328	875	674	806
Land loans	142	183	190	254
Home equity lines of credit	654	392	521	987
Share loans	313	361	351	260
Total average loans outstanding	$32,065	$33,267	$32,695	$33,982
Allowance for credit losses, beginning of period	$200	$200	$200	$200
Provision for credit losses	--	--	--	--
Charge-offs	--	--	--	--
Recoveries on loans previously charged-off	--	--	--	--
Allowance for credit losses, end of period	$200	$200	$200	$200
Allowance for credit losses as a percent of non-performing loans	588.24%	588.24%	588.24%	588.24%
Allowance for credit losses as a percent of total loans outstanding	0.63%	0.62%	0.62%	0.59%
Allowance for credit losses as a percent of total non-accrual loans	588.24%	588.24%	588.24%	588.24%
Ratio of net charge-offs (recoveries) during the period to average loans outstanding during the period	--%	--%	--%	--%

Allocation of Allowance for Credit Losses. The following tables set forth the allowance for credit losses on loans allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for credit losses on loans allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

The following table shows how our allowance for credit losses is allocated by type of loan at each of the dates indicated.

				December 31,
	June 30, 2024			2023			2022
	Amount of Allowance	Percent of Allowance to Total Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Percent of Allowance to Total Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Percent of Allowance to Total Allowance	Loan Category as a % of Total Loans

	(Dollars in thousands)
Residential mortgage(1)	$190	95.0%	97.0%	$175	87.5%	96.7%	$198	99.0%	94.6%
Residential construction	--	--	--	15	7.5	0.1	2	1.0	1.9
Commercial real estate	10	5.0	2.0	10	5.0	2.2	--	--	2.4
Share loans	--	--	1.0	--	--	1.0	--	--	1.1
Total	$200	100.0%	100.0%	$200	100.0%	100.0%	$200	100.0%	100.0%

(1)       Includes multi-family residential loans, land loans and home equity lines of credit.

Although we believe that we use the best information available to establish the allowance for credit losses, future adjustments to the allowance for credit losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for credit losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the OCC will periodically review our allowance for credit losses and may have judgments that differ from our management, and as a result of such reviews, we may determine to adjust our allowance for credit losses. However, the OCC is not directly involved in the process for establishing the allowance for credit losses as the process is our responsibility and any increase or decrease in the allowance for credit losses is the responsibility of our management. Any material increase in the allowance for credit losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The goal of our investment policy is to maximize portfolio yield over the long term in a manner that is consistent with minimizing risk, meeting liquidity needs, meeting pledging requirements, and managing asset/liability management and interest rate risk strategies. Subject to loan demand and our interest rate risk analysis, we may purchase investment securities portfolio when we have excess liquidity.

Our investment policy was adopted by the board of directors and is reviewed annually by the board of directors. All investment decisions are made by our President according to board-approved policies. Our current investment policy permits, with certain limitations, investments in federal funds, U.S. Treasury and federal agency securities, securities issued by the U.S. government-sponsored enterprises (including mortgage-backed securities), and interest-bearing time deposits at the Federal Home Loan Bank of Dallas, among other investments.

At December 31, 2021, we held $5,400 of mortgage-backed securities, all of which either matured or were repaid in 2022. Other than stock in the Federal Home Loan Bank of Dallas, we did not hold any investment securities at June 30, 2024 or at December 31, 2023 or December 31, 2022. However, we may elect in the future to invest in other investments permitted by our investment policy. Following completion of the conversion, we expect a portion of the net proceeds of the offering to be invested in federal funds and other short-term investments.

At June 30, 2024, we owned $342,000 of Federal Home Loan Bank of Dallas stock. As a member of Federal Home Loan Bank of Dallas, we are required to purchase stock in the Federal Home Loan Bank of Dallas, which is carried at cost and classified as a restricted investment.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending activities. We may also use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from our primary market area and from a passive listing service we use to obtain certificates of deposit from other financial institutions or credit unions. The certificates of deposit we obtain through the passive listing service are not deemed to be “brokered deposits” under the FDIC rules. While these certificates of deposit are not brokered deposits, they are more interest rate sensitive than our other deposits.

We offer a selection of deposit accounts, including savings accounts, checking accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and our favorable reputation in the community to attract and retain local deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits, as well as the rates paid on these deposits, have been and will continue to be significantly affected by market conditions.

The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit, as of the dates indicated.

	June 30,		December 31,
	2024		2023		2022
	Amount	%	Amount	%	Amount	%

	(Dollars in thousands
Certificate accounts:
0.00% - 0.99%	$2,142	10.7%	$3,803	18.2%	$11,345	45.8%
1.00% - 1.99%	248	1.2	249	1.2	569	2.3
2.00% - 2.99%	--	--	--	--	202	0.8
3.00% - 3.99%	3,992	19.9	3,306	15.9	99	0.4
4.00% - 4.99%	250	1.3	436	2.1	--	--
5.00% - 5.99%	3,226	16.1	1,736	8.3	--	--
Total certificate accounts	9,858	49.2	9,530	45.7	12,215	49.3

Transaction accounts:
Savings	2,352	11.8	2,798	13.4	3,071	12.4
Checking	7,817	39.0	8,528	40.9	9,493	38.3
Money market	--	--	--	--	--	--
Total transaction accounts	10,169	50.8	11,326	54.3	12,564	50.7
Total deposits (a)	$20,027	100.0%	$20,856	100.0%	$24,779	100.0%

(a)	Deposits obtained through the use of passive deposit listing services (which are not brokered deposits) amounted to $4.7 million at June 30, 2024, $3.7 million at December 31, 2023 and $7.6 million at December 31, 2022.

The following table shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

	Six Months Ended June 30,						Year Ended December 31,
	2024			2023			2023			2022
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid

	(Dollars in thousands)
Savings and NOW accounts	$10,851	$5	0.09%	$12,105	$6	0.10%	$11,512	$11	0.10%	$12,725	$18	0.14%
Money market	--	--	--	--	--	--	--	--	--	--	--	--
Certificates of deposit	9,579	160	3.34	11,417	27	0.47	10,843	134	1.24	15,939	36	0.23
Total interest-bearing deposits	20,430	165	1.62	23,522	33	0.28	22,355	145	0.65	28,664	54	0.19
Non-interest-bearing deposits	776	--	--	883	--	--	1,012	--	--	1,452	--	--
Total deposits	$21,206	$165	1.56%	$24,405	$33	0.27%	$23,367	$145	0.62%	$30,116	$54	0.19%

The following tables present, by various interest rate categories and maturities, the amount of certificates of deposit at June 30, 2024.

	Balance at June 30, 2024 Maturing in the 12 Months Ending June 30,
Certificates of Deposit	2025	2026	2027	Thereafter	Total

	(In thousands)
0.00% - 0.99%	$1,227	$857	$44	$14	$2,142
1.00% - 1.99%	248	--	--	--	248
2.00% - 2.99%	--	--	--	--	--
3.00% - 3.99%	3,992	--	--	--	3,992
4.00% - 4.99%	250	--	--	--	250
5.00% - 5.99%	3,226	--	--	--	3,226
Total certificate accounts	$8,943	$857	$44	$14	$9,858

The following tables present, by various interest rate categories and maturities, the amount of certificates of deposit at December 31, 2023.

	Balance at December 31, 2023 Maturing in the 12 Months Ending December 31,
Certificates of Deposit	2024	2025	2026	Thereafter	Total

	(In thousands)
0.00% - 0.99%	$2,745	$949	$104	$4	$3,802
1.00% - 1.99%	1	248	--	--	249
2.00% - 2.99%	--	--	--	--	--
3.00% - 3.99%	3,306	--	--	--	3,306
4.00% - 4.99%	437	--	--	--	437
5.00% - 5.99%	498	1,238	--	--	1,736
Total certificate accounts	$6,987	$2,435	$104	$4	$9,530

The following tables show the maturities of our certificates of deposit of $100,000 or more at June 30, 2024 by time remaining to maturity.

At June 30, 2024
Quarter Ending:	Amount	Weighted Average Rate

	(Dollars in thousands)
September 30, 2024	$3,487	3.98%
December 31, 2024	624	3.47
March 31, 2025	2,506	4.74
June 30, 2025	726	4.43
After June 30, 2025	611	0.38
Total certificates of deposit with balances of $100,000 or more	$7,954	3.94%

The following tables show the maturities of our certificates of deposit of $100,000 or more at December 31, 2023 by time remaining to maturity.

At December 31, 2023
Quarter Ending:	Amount	Weighted Average Rate

	(Dollars in thousands)
March 31, 2024	$1,610	1.09%
June 30, 2024	721	2.68
September 30, 2024	2,694	3.59
December 31, 2024	502	3.31
After December 31, 2024	2,097	3.54
Total certificates of deposit with balances of $100,000 or more	$7,624	2.94%

The following table shows the maturities of our certificates of deposit in excess of the FDIC insurance limit (generally, $250,000) at June 30, 2024 by time remaining to maturity.

At June 30, 2024
Quarter Ending:	Amount	Weighted Average Rate

(Dollars in thousands)
September 30, 2024	$1,639	3.94%
December 31, 2024	--	--
March 31, 2025	--	--
June 30, 2025	--	--
After June 30, 2025	--	--
Total certificates of deposit with balances of $250,000 or more	$1,639	3.94%

The following table shows the maturities of our certificates of deposit in excess of the FDIC insurance limit (generally, $250,000) at December 31, 2023 by time remaining to maturity.

At December 31, 2023
Quarter Ending:	Amount	Weighted Average Rate

(Dollars in thousands)
March 31, 2024	$--	--%
June 30, 2024	--	--
September 30, 2024	1,593	3.94
December 31, 2024	--	--
After December 31, 2024	--	--
Total certificates of deposit with balances of $250,000 or more	$1,593	3.94%

The amount of our total uninsured deposits (that is deposits in excess of the FDIC’s insurance limit) was $1.6 million, $1.6 million and $1.6 million, respectively, at June 30, 2024, December 31, 2023 and December 31, 2022. We do not have policies or internal limits that restrict the amount of uninsured deposits, whether in total or by type of depositor.

Borrowings. We may obtain advances from the Federal Home Loan Bank of Dallas upon the security of our capital stock in it and our one- to four-family residential real estate portfolio. We may utilize these advances for asset/liability management purposes and for additional funding for our operations. Advances may be made under several different credit programs, each of which has its own interest rate and range of maturities. We have a line of credit with the FHLB through which advances are drawn, which are secured by a blanket-floating lien on first mortgage loans. At June 30, 2024, the total available line of credit was $12.7 million, of which we had $850,000 in outstanding advances. For further information, see note 4 of the notes to our unaudited financial statements for the six months ended June 30, 2024 and 2023.

The following table shows certain information regarding our short-term borrowings at or for the dates indicated:

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2024	2023	2023	2022

	(Dollars in thousands)
FHLB advances:
Average balance outstanding	$675	$58	$269	$--
Maximum amount outstanding at any month-end during the period	850	500	1,000	--
Balance outstanding at end of period	850	--	500	--
Average interest rate during the period	5.63%	5.71%	5.58%	--%
Weighted average interest rate at end of period	5.65%	5.71%	5.71%	--%

Properties

We currently conduct business from our main office and one full-service banking office. We own the land and the building for each office. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to our offices at June 30, 2024.

Description/Address	Net Book Value of Property	Amount of Deposits

	(In thousands)
Main Office: 2900 Clearview Pkwy. Metairie, LA 70006	$706	$12,525
Branch Office: 68021 Capital Trace Row Mandeville, LA 70471	714	7,500
Total	$1,420	$20,025

We believe that our current facilities are adequate to meet our present and foreseeable needs. We currently do not have any current plans or understandings to expand our office network.

Subsidiary Activities

Upon completion of the conversion and stock offering, Mutual Savings and Loan Association will become the sole and wholly-owned subsidiary of Magnolia Bancorp. Mutual Savings and Loan Association has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. At June 30, 2024, we were not involved in any legal proceedings, the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation Agreements

Upon the completion of the conversion and stock offering, Mutual Savings and Loan Association and Magnolia Bancorp will enter into an agreement for Mutual Savings and Loan Association to provide Magnolia Bancorp with certain administrative support services, including use of the premises, furniture, equipment and employees of Mutual Savings and Loan Association as needed in the conduct of Magnolia Bancorp’s business. Magnolia Bancorp will compensate Mutual Savings and Loan Association in an amount not less than the fair market value of the services provided. In addition, upon the consummation of the conversion and stock offering, Magnolia Bancorp and Mutual Savings and Loan Association will enter into an agreement to establish a method for allocating and reimbursing the payment of their consolidated federal and state tax liabilities and any local tax liabilities.

Employees

At June 30, 2024, we had eight full-time employees and no part-time employees. Our employees are not represented by a collective bargaining group. Management believes that we have a good working relationship with our employees.

REGULATION AND SUPERVISION

General

Mutual Savings and Loan Association is a federal mutual savings association. Upon completion of the conversion, Mutual Savings and Loan Association will be a federally-chartered stock savings association and the wholly-owned subsidiary of Magnolia Bancorp, Inc., a Louisiana corporation. Mutual Savings and Loan Association is subject to examination and regulation by the OCC, and its deposits are insured by the FDIC up to applicable limits. This regulation and supervision establish a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of security holders. Mutual Savings and Loan Association also is a member of and owns stock in the Federal Home Loan Bank of Dallas, one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of credit loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. The receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Mutual Savings and Loan Association or its holding company, Magnolia Bancorp, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to expand our branch network.

Following the conversion and stock offering, Magnolia Bancorp will be a savings and loan holding company and will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by the enforcement authority of the Federal Reserve Board. It will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the OCC, the FDIC, the Federal Reserve Board, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of Magnolia Bancorp and Mutual Savings and Loan Association.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Mutual Savings and Loan Association and Magnolia Bancorp. This discussion is qualified in its entirety by reference to the particular statutory and regulatory provisions described below and is not intended to be a complete description of such statutes and regulations and their effects on Mutual Savings and Loan Association and Magnolia Bancorp.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Mutual Savings and Loan Association may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Mutual Savings and Loan Association may also establish subsidiaries that may engage in certain activities not otherwise permissible for Mutual Savings and Loan Association to engage in directly, including real estate investments and securities and insurance brokerage business. Mutual Savings and Loan Association does not have any subsidiaries and does not have any current plans to establish a subsidiary.

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-weighted assets ratio of 4.5%, a Tier 1 capital to risk-weighted assets ratio of 6.0%, a total capital to risk-weighted assets of 8.0%, and a 4.0% Tier 1 capital to adjusted average total assets leverage ratio.

Common equity Tier 1 capital is generally defined as common shareholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for credit losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (Loss), referred to as “AOCI” throughout this prospectus, up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Mutual Savings and Loan Association does not have any available for-sale securities and does not have any AOCI. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential real estate loans, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

The federal banking agencies have developed a “Community Bank Leverage Ratio (CBLR)” (the ratio of Tier 1 capital to average total consolidated assets) for financial institutions with assets of less than $10 billion that meet certain qualifying criteria. A “qualifying community bank” that exceeds this ratio is deemed compliant with all other capital requirements, including the capital requirements to be considered “well capitalized” under Prompt Corrective Action statutes. The federal banking agencies may consider a financial institution’s risk profile when evaluating whether it qualifies as a community bank for purposes of the CBLR requirement. The federal banking agencies must set the minimum CBLR ratio at not less than 8% and not more than 10%, and since January 1, 2022, it is set at 9%.

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. At June 30, 2024, Mutual Savings and Loan Association complied with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Mutual Savings and Loan Association must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, it must maintain at least 65% of its

“portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Mutual Savings and Loan Association also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended. This test generally requires a savings association to have at least 75% of its deposits held by the public and earn at least 25% of its income from loans and U.S. government obligations. Alternatively, a savings association can satisfy this test by maintaining at least 60% of its assets in cash, real estate loans and U.S. Government or state obligations.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At June 30, 2024, Mutual Savings and Loan Association complied with the qualified thrift lender test, with a percentage of qualified thrift investments to total assets of approximately 96.2%.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to its capital account. A federal savings association must file an application with the OCC for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus its retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings, generally due to an unsatisfactory CAMELS rating or being subject to a cease-and-desist order or formal written agreement that requires action to improve the institution’s financial condition.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate- income borrowers. In connection with its examination of a federal savings association, the OCC is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities.

On October 24, 2023, the OCC and the other federal banking agencies issued a final rule to strengthen and modernize the CRA regulations. The changes are designed to encourage banks to expand access to credit, investment and banking services in low- and moderate-income communities, adapt to changes in the banking industry including mobile and internet banking, provide greater clarity and consistency in the application of the CRA regulations and tailor CRA evaluations and data collection to bank size and type. Under the final rule, banks with assets of less than $600 million as of December 31 in both of the prior two calendar years will be a “small bank.” The agencies will evaluate small banks under the current CRA evaluation framework but will provide the option of evaluation under the Retail Lending Test, referred to in the final rule. The applicability date for the majority of the provisions in the CRA regulations is January 1, 2026, and additional requirements will be applicable on January 1, 2027.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Mutual Savings and Loan Association received a “satisfactory” rating in its most recent federal examination.

In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulations. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as Mutual Savings and Loan Association. Magnolia Bancorp will be an affiliate of Mutual Savings and Loan Association because it will control Mutual Savings and Loan Association. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Mutual Savings and Loan Association’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Mutual Savings and Loan Association’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Mutual Savings and Loan Association’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, shareholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular savings association. If the OCC does not take such action, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease-and-desist order or the imposition of civil money penalties.

Interstate Banking and Branching. Federal law permits well-capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Action. Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the regulations, as amended effective January 1, 2015 to incorporate the previously mentioned amendments to the regulatory capital requirements, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an institution classified as less than well-capitalized to comply with supervisory actions as if it were in the next lower category.

The OCC may order savings associations that have insufficient capital to take corrective actions. For example, a savings association that is categorized as “undercapitalized” is subject to growth limitations and is required to submit a capital restoration plan, and a holding company that controls such a savings association is required to guarantee that the savings association complies with the restoration plan. A “significantly undercapitalized” savings association may be subject to additional restrictions. Savings associations deemed by the OCC to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.

At June 30, 2024, Mutual Savings and Loan Association met the criteria for being considered “well capitalized.” For further information, see note 5 of the notes to our unaudited financial statements for the six months ended June 30, 2024 and 2023.

Insurance of Deposit Accounts. Mutual Savings and Loan Association is a member of the Deposit Insurance Fund, which is administered by the FDIC. Its deposit accounts are insured by the FDIC, generally up to a maximum of $250,000 per depositor.

The FDIC imposes deposit insurance assessments against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the Deposit Insurance Fund, with institutions deemed less risky paying lower rates. Under the FDIC’s risk-based assessment system, institutions deemed less risky of failure pay lower assessments. Assessments for institutions of less than $10 billion of assets are based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of an institution’s failure within three years. The assessment range (inclusive of possible adjustments) for institutions of Mutual Savings and Loan Association’s size is currently 2.5 basis points to 32 basis points.

The FDIC has the authority to increase insurance assessments. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of Mutual Savings and Loan Association. We cannot predict what deposit insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of deposit insurance for Mutual Savings and Loan Association.

Privacy Regulations. Federal regulations generally require that Mutual Savings and Loan Association disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Mutual Savings and Loan Association is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Mutual Savings and Loan Association has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

Cyber Security Regulations. The federal banking agencies recently adopted rules providing for new notification requirements for banking organizations and their service providers for significant cybersecurity incidents. Specifically, the new rules require a banking organization to notify its primary federal regulator as soon as possible, and no later than 36 hours after, the banking organization determines that a “computer-security incident” rising to the level of a “notification incident” has occurred. Notification is required for incidents that have materially affected or are reasonably likely to materially affect the viability of a banking organization’s operations, its ability to deliver banking products and services, or the stability of the financial sector. Service providers are required under the rule to notify affected banking organization customers as soon as possible when the provider determines that it has experienced a computer-security incident that has materially affected or is reasonably likely to materially affect the banking organization’s customers for four or more hours.

Bank Secrecy/Anti-Money Laundering Laws. Mutual Savings and Loan Association is subject to the Bank Secrecy Act and other anti-money laundering laws and regulations, including the USA PATRIOT Act of 2001. These laws and regulations require Mutual Savings and Loan Association to implement policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. Violations of these requirements can result in substantial civil and criminal sanctions. In addition, provisions of the USA PATRIOT Act require the federal financial institution regulatory agencies to consider the effectiveness of a financial institution's anti-money laundering activities when reviewing mergers and acquisitions.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Office of Foreign Assets Control. The U.S. Treasury Department’s Office of Foreign Assets Control, referred to as “OFAC” is responsible for administering and enforcing economic and trade sanctions against specified foreign parties, including countries and regimes, foreign individuals and other foreign organizations and entities. OFAC publishes lists of prohibited parties that are regularly consulted by Mutual Savings and Loan Association in the conduct of its business in order to assure compliance. Mutual Savings and Loan Association is responsible for, among other things, blocking accounts of, and transactions with, prohibited parties identified by OFAC, avoiding unlicensed trade and financial transactions with such parties and reporting blocked transactions after their occurrence. Failure to comply with OFAC requirements could have serious legal, financial and reputational consequences for Mutual Savings and Loan Association.

Other Regulations

Interest and other charges collected or contracted for by Mutual Savings and Loan Association are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of Mutual Savings and Loan Association also are subject to, among other laws, the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System

Mutual Savings and Loan Association is a member of the Federal Home Loan Bank of Dallas, one of 11 regional Federal Home Loan Banks in the Federal Home Loan Bank System. The Federal Home Loan Bank of Dallas provides a central credit facility primarily for its member institutions. Members of the Federal Home Loan

Bank of Dallas are required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Dallas. Mutual Savings and Loan Association complied with this requirement at June 30, 2024. Based on redemption provisions of the Federal Home Loan Bank of Dallas, the stock has no quoted market value and is carried at cost. Mutual Savings and Loan Association reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Dallas stock. At June 30, 2024, no impairment was recognized.

Holding Company Regulation

Upon completion of the conversion and stock offering, Magnolia Bancorp will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over Magnolia Bancorp and any future non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Mutual Savings and Loan Association.

As a savings and loan holding company, Magnolia Bancorp’s activities will be limited to those activities permissible by law for financial holding companies (if Magnolia Bancorp makes an election to be treated as a financial holding company and meets the other requirements to be a financial holding company) or multiple savings and loan holding companies. Magnolia Bancorp does not intend to make an election to be treated as a financial holding company. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. Such activities include lending and other activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, insurance and underwriting equity securities. Multiple savings and loan holding companies are authorized to engage in activities specified by federal regulation, including activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition under Section 13(k) of the Federal Deposit Insurance Act or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act requires the Federal Reserve Board to establish minimum consolidated capital requirements for all depository institution holding companies that are as stringent as those required for the insured depository subsidiaries. However, legislation was enacted in May 2018 that required the Federal Reserve Board to amend its “Small Bank Holding Company” exemption from consolidated holding company capital requirements to generally extend its applicability to bank and savings and loan holding companies of up to $3.0 billion in assets. Regulations implementing this amendment were effective in August 2018. Consequently, savings and loan holding companies of under $3.0 billion in consolidated assets remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve determines otherwise in particular cases.

The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has promulgated regulations implementing the “source of strength” policy that require holding companies to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued supervisory guidance regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies. This guidance provides for regulatory consultation and non-objection under specified circumstances prior to redeeming or repurchasing regulatory capital instruments, including common stock, regardless of the previously referenced notification requirement. In general, the guidance also provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of capital distributions previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized.

For Magnolia Bancorp to be regulated by the Federal Reserve Board as a savings and loan holding company rather than as a bank holding company, Mutual Savings and Loan Association must qualify as a “qualified thrift lender” under federal regulations or satisfy the “domestic building and loan association” test under the Internal Revenue Code. Under the qualified thrift lender test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangible assets, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine out of each 12 month period. At June 30, 2024, Mutual Savings and Loan Association maintained approximately 96.2% of its portfolio assets in qualified thrift investments and was in compliance with the qualified thrift lender requirement.

Federal Securities Laws

Magnolia Bancorp’s common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. Magnolia Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.

The registration under the Securities Act of 1933, as amended, of shares of common stock issued in Magnolia Bancorp’s stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Magnolia Bancorp may be resold without registration. Shares purchased by an affiliate of Magnolia Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Magnolia Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Magnolia Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Magnolia Bancorp, or the average weekly reported volume of trading in the shares during the preceding four calendar weeks. In the future, Magnolia Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Change in Control Regulations

Under the Change in Bank Control Act, a federal statute, no person acting directly or indirectly, or through or in concert with one or more persons, may acquire control of a savings and loan holding company such as Magnolia Bancorp unless the Federal Reserve Board has been given at least 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing 25% or more of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of 10% or more of any class of a savings and loan holding company’s voting stock constitutes a rebuttable presumption of control under the regulations under certain circumstances including where, as will be the case with Magnolia Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. The federal banking regulations presume that a person is acting in concert with any member of the person’s immediate family, regardless of whether the family member lives with the person. The regulations define immediate family to include a person's father, mother, stepfather, stepmother, brother, sister, stepbrother, stepsister, son, daughter, stepson, stepdaughter, grandparent, grandson, granddaughter, father-in-law, mother-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, the spouse of any of the foregoing, and the person's spouse.

In addition, federal regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

TAXATION

Federal Taxation

General. Magnolia Bancorp and Mutual Savings and Loan Association are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Magnolia Bancorp and Mutual Savings and Loan Association.

Method of Accounting. For federal income tax purposes, Mutual Savings and Loan Association currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The alternative minimum tax (“AMT”) for corporations has been repealed for tax years beginning after December 31, 2017. Any unused minimum tax credit of a corporation may be used to offset regular tax liability for any tax year. In addition, a portion of unused minimum tax credit was refundable in 2018 through 2021. The refundable portion is 50% (100% in 2021) of the excess of the minimum tax credit for the year over any credit allowable against regular tax for that year. At June 30, 2024, Mutual Savings and Loan Association had no minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a corporation may carry forward net operating losses generated in tax years beginning after December 31, 2017 indefinitely and can offset up to 80% of taxable income. At June 30, 2024, Mutual Savings and Loan Association had no net operating loss carryforwards.

Capital Loss Carryovers. Generally, a corporation may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At June 30, 2024, Mutual Savings and Loan Association had no capital loss carryovers.

Corporate Dividends. Magnolia Bancorp may generally exclude from our income 100% of dividends received from Mutual Savings and Loan Association as a member of the same affiliated group of corporations.

Audit of Tax Returns. Mutual Savings and Loan Association’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Louisiana. Magnolia Bancorp will be subject to the Louisiana Corporation Income Tax based on its Louisiana taxable income. The Corporation Income Tax applies at graduated rates from 4% upon the first $25,000 of Louisiana taxable income to 8% on all Louisiana taxable income in excess of $200,000. For these purposes, “Louisiana taxable income” means net income which is earned within or derived from sources within the State of Louisiana, after adjustments permitted under Louisiana law, including a federal income tax deduction. Magnolia Bancorp will file its Louisiana corporation income tax return on a consolidated basis with Mutual Savings and Loan Association.

Because Mutual Savings and Loan Association is subject to the Louisiana bank shares tax, its income is exempt from the Louisiana corporation income tax and any future dividends paid by Mutual Savings and Loan Association to Magnolia Bancorp will not be included in the Louisiana taxable income of Magnolia Bancorp.

Following the conversion and stock offering, the Louisiana bank shares tax will be imposed on the assessed value of Mutual Savings and Loan Association’s retained earnings and capital stock accounts. The formula for deriving the assessed value is to calculate 15% of the sum of:

(i)	20% of Mutual Savings and Loan Association’s capitalized earnings, plus

(ii)	80% of Mutual Savings and Loan Association’s taxable shareholders’ equity, minus

(iii)	50% of Mutual Savings and Loan Association’s real and personal property assessment.

Various items may also be subtracted in calculating Mutual Savings and Loan Association’s capitalized earnings. Following the conversion and stock offering, we expect that our Louisiana bank shares tax liability will significantly increase on an annual basis.

MANAGEMENT

Shared Management Structure

Each director of Magnolia Bancorp is a director of Mutual Savings and Loan Association. Each executive officer of Magnolia Bancorp is an executive officer of Mutual Savings and Loan Association. We expect that Magnolia Bancorp and Mutual Savings and Loan Association will continue to have a shared management structure until there is a business reason to establish separate management structures.

Board of Directors of Magnolia Bancorp and Mutual Savings and Loan Association

Magnolia Bancorp's board of directors is divided into three classes, each of which contains one-third of the board. Our directors will be elected by shareholders for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Michael Hurley and Manson, will have a term of office expiring at the first annual meeting of shareholders after the conversion, a second class consisting of Messrs. Andressen and Burkhalter will have a term of office expiring at the second annual meeting of shareholders, and a third class consisting of Ms. Cambre and Mr. Robert Hurley will have a term of office expiring at the third annual meeting of shareholders. Ms. Cambre is expected to continue as a director of both Magnolia Bancorp and Mutual Savings and Loan Association after she ceases being an employee following completion of the conversion. None of our directors are related to any of Magnolia Bancorp’s or Mutual Savings and Loan Association’s other directors or executive officers by first cousin or closer, other than Michael Hurley who is the father of Robert Hurley. We have determined that directors Andressen, Burkhalter and Manson are independent directors as defined in the OTCQB Standards, which define independent director as a person other than an executive officer or employee of the company or any other person having a relationship which, in the opinion of the company's board of directors, would interfere with the exercise of independent judgment in fulfilling their responsibilities as a director. The standards provide that the following persons are not independent: (i) a director who is, or at any time during the past three years was, employed by the company; (ii) a director who accepted or has a family member who accepted any compensation from the company in excess of $120,000 during any fiscal year within the three years preceding the determination of independence, other than compensation for board or board committee service; compensation paid to a family member who is an employee (other than an executive officer) of the company; or benefits under a tax-qualified retirement plan, or nondiscretionary compensation; or (iii) a director who is the family member of a person who is, or at any time during the past three years was, employed by the company as an executive officer.

Currently, each of the directors of Mutual Savings and Loan Association are elected annually for a one-year term. Following completion of the conversion, the stock bylaws for Mutual Savings and Loan Association provide for the board of directors to be divided into three classes as nearly equal in number as possible. We expect the directors of Mutual Savings and Loan Association following completion of the conversion will be placed into the same class as the directors of Magnolia Bancorp.

The following table sets forth certain information regarding our directors, all of whom also serve as directors of Mutual Savings and Loan Association. Ages are reflected as of June 30, 2024.

Name	Principal Occupation During the Past Five Years/ Public Directorships	Year Term Expires
Michael L. Hurley	Chairman of the Board. President and Chief Executive Officer of Mutual Savings and Loan Association since 1984. Chairman of the Board since 1993. Mr. Michael Hurley brings his extensive knowledge of Mutual Savings and Loan Association, management experience and expertise in the banking industry to the Board. Age 76.	2025

John H. Andressen	Director. Currently retired. Previously, Manager of PJ’s Coffee of New Orleans from July 2015 to March 2023. Director since 1997. Mr. Andressen brings employee management expertise to the Board as a human resource manager for a local retail business. Age 64.	2026

Peyton B. Burkhalter	Director. Attorney with the Law Office of Peyton Burkhalter since October 1995 and General Contractor with DEPP Construction Company LLC, Mandeville, Louisiana since April 2003. Director since 2012. Mr. Burkhalter brings expertise as a practicing attorney and homebuilder in the local community to the Board. Age 55.	2026

Anita C. Cambre	Director. Joined Mutual Savings and Loan Association in May 2022 as Senior Accountant. Promoted to Vice President, Secretary and Chief Financial Officer of Mutual Savings and Loan Association in May 2023. Previously served as Controller and General Manager of CounterTop Factory, Kenner, Louisiana from October 2017 to May 2022. Director since 2023. Ms. Cambre brings management and financial expertise to the Board, as well as knowledge of Magnolia Bancorp’s internal audit function. Age 51.	2027

Robert M. Hurley	Director. Owner of Hurley Homes, LLC, a homebuilding company located in Covington, Louisiana. Director since 1996. Mr. Robert Hurley brings expertise in the local real estate market to the Board and serves as a member of the Audit Committee. Age 50.	2027

Jason L. Manson	Director. Vice President of Larry Loyd Construction Co., Inc., Abita Springs, Louisiana, since April 2016. Director since 2012. Mr. Manson brings knowledge of construction management to the Board as an officer in charge of civil construction management. Age 52.	2025

Executive Officers and Other Senior Management of Magnolia Bancorp and Mutual Savings and Loan Association

The only executive officers of Magnolia Bancorp and Mutual Savings and Loan Association are Michael L. Hurley and Anita C. Cambre, whose positions, business experience and ages are set forth above.

In addition to our two executive officers, Kathleen M. LeJeune joined Mutual Savings and Loan Association in May 2023 as our Director of Compliance and Internal Audit. She previously served as the Chief

Compliance Officer at St. Landry Homestead Federal Savings Bank (currently Catalyst Bank) from May 2000 through October 2020, where she was responsible for overseeing and managing regulatory compliance issues and ensuring compliance with laws, regulatory requirements, policies and procedures. In addition, as Chief Risk Officer at St. Landry Homestead from January 2010 through October 2020, she was also responsible for managing the risk management function, including identifying potential threats, assessing their likelihood and severity, and implementing measures to mitigate them. She is a Certified Community Bank Compliance Officer and has a degree from the University of Louisiana at Lafayette in finance. She was 67 years old as of June 30, 2024.

Meetings and Committees of the Board of Directors of Magnolia Bancorp

As of September 30, 2024, the board of directors of Magnolia Bancorp has met three times since the incorporation of Magnolia Bancorp to address certain organizational matters and to approve various matters related to the conversion. The board of directors will establish the following standing committees: the audit committee, the nominating and corporate governance committee and the compensation committee. Each of these committees will operate under a written charter, which governs its composition, responsibilities and operations. Each member of each committee will satisfy the applicable independence requirements of the Securities and Exchange Commission.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, we expect to adopt several policies to govern the activities of both Magnolia Bancorp and Mutual Savings and Loan Association, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit, nominating/corporate governance and compensation committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Director Compensation

Each director of Mutual Savings and Loan Association currently receives $550 monthly, regardless of meeting attendance. The board of directors Mutual Savings and Loan Association met 12 times during the year ended December 31, 2023. Each of the current directors of Magnolia Bancorp also serves as a director of Mutual Savings and Loan Association. No additional director fees are being paid to directors for their service on the Magnolia Bancorp board of directors. Upon completion of the conversion, we do not expect that additional director fees will be paid for Magnolia Bancorp director meetings, although no such determination has been made at this time.

The following table sets forth total compensation paid to directors of Mutual Savings and Loan Association during the year ended December 31, 2023, other than Mr. Michael Hurley and Ms. Cambre whose compensation is set forth below under “—Executive Compensation.”

Name	Board Fees Earned or Paid in Cash	All Other Compensation (2)	Total
Joseph H. Andressen	$6,600	$--	$6,600
Peyton B. Burkhalter	6,600	--	6,600
Robert M. Hurley	6,600	--	6,600
Jason L. Mason	6,600	--	6,600
Wade R. Ragas (1)	3,850	--	3,850
Wanda N. Smith (2)	2,200	45,376	47,576

(1)	Mr. Ragas and Ms. Smith resigned in August 2023 and May 2023, respectively.

(2)	For Ms. Smith, includes her salary as Chief Financial Officer during 2023 plus an automobile allowance of $1,000 per month.

Board Leadership Structure

Our board of directors is led by a Chairman selected by the Board from time to time. Presently, Michael L. Hurley serves as Chairman of the Board. We have determined that Messrs. Andressen, Burkhalter and Manson are independent directors as defined in the OTCQB Standards.

The board of directors determined that selecting our Chief Executive Officer as Chairman is in our best interests because it promotes unity of vision for the leadership of Magnolia Bancorp and avoids potential conflicts among directors. In addition, as the Chief Executive Officer, Mr. Hurley is the director most familiar with our business and operations and is best situated to lead discussions on important matters affecting the business of Magnolia Bancorp. By combining the Chief Executive Officer and Chairman positions there is a firm link between management and the board of directors which promotes the development and implementation of our corporate strategy.

The board of directors is aware of the potential conflicts that may arise when an insider chairs the Board but believes these are limited by existing safeguards which include the fact that as a financial institution holding company, much of our operations are highly regulated.

Board’s Role in Risk Oversight

Risk is inherent with every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, cybersecurity risk and reputational risk. Management is responsible for the day-to-day management of the risks Mutual Savings and Loan Association faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. The board of directors regularly discusses with management our major risk exposures, their potential impact on our business and steps taken to address them.

Members of senior management regularly attend meetings of the board of directors and address any questions or concerns raised by the board on risk management or other matters. The board’s risk oversight function is carried out through, among other factors, its review and approval of various policies and procedures, such as Mutual Savings and Loan Association’s lending and investment policies, ratification or approval of investments and loans exceeding certain thresholds, and regular review of risk elements such as interest rate risk exposure, liquidity and problem assets. In addition, members of management keep the Board informed of the state of the Bank’s cybersecurity posture and any developments or incidents related to the Bank’s cybersecurity exposure.

Executive Compensation

The following table shows the compensation paid by Mutual Savings and Loan Association to each of our current executive officers for the year ended December 31, 2023.

Name and Principal Position	Year	Salary	Bonus(1)	All Other Compensation(2)	Total
Michael L. Hurley President and Chief Executive Officer	2023	$295,630	$--	$59,009	$361,820
Anita C. Cambre (3) Vice President, Chief Financial Officer and Secretary	2023	94,238	1,000	5,582	102,552

(1)	Represents a discretionary bonus paid for services rendered in 2023.

(2)	Includes for Mr. Michael Hurley the following: (i) $27,442 automobile-related expenses, including $19,089 depreciation expense recognized by Mutual Savings and Loan Association, (ii) $17,786 of health and dental insurance premiums, representing the difference between 100% of the premium coverage for Mr. Hurley paid by Mutual Savings and Loan Association and the percentage paid by Mutual Savings and Loan Association for other employees, (iii) a $7,181 profit-sharing employer contribution to his retirement account for the 2023 plan year, and (iv) Board fees of $6,600. Includes for Ms. Cambre the following: (a) Board fees of $3,850 and (b) a $1,732 profit-sharing employer contribution to her retirement account for the 2023 plan year.

(3)

Ms. Cambre was promoted to Chief Financial Officer in May 2023, and her annual base salary prior to going part-time in September 2024 was $100,000. Ms. Cambre announced in September 2024 that she had accepted another full-time job but will continue to stay in her current positions on a part-time basis at least through completion of the conversion. She is currently being paid on an hourly basis.

The board of directors approved the above salaries, bonuses and profit-sharing plan contributions. The compensation was based on the board’s perception of the local market for executive officer compensation and was intended to ensure that Mutual Savings and Loan Association remained competitive in attracting and retaining qualified executive officers. Mutual Savings and Loan Association does not maintain a written bonus plan, although we have historically paid bonuses to our employees.

Employment Agreements

Magnolia Bancorp and Mutual Savings and Loan Association entered into employment agreements in May 2024 with Michael L. Hurley, our Chairman, President and Chief Executive Officer, and with Anita C. Cambre, our Vice President/Secretary and Chief Financial Officer. The initial term of each employment agreement is for a period ending on December 31, 2026, with the term to be extended annually for one year on each December 31st starting December 31, 2024 unless either Magnolia Bancorp or Mutual Savings and Loan Association or the executive gives notice at least 30 days prior to such December 31st that the agreement shall not be extended. The employment agreements provide for an initial annual base salary of $295,630 for Mr. Michael Hurley and $100,000 for Ms. Cambre, which may be increased by the Boards of Directors but may not be decreased without the executive’s written consent. Ms. Cambre is currently being paid on an hourly basis since she began working part-time on September 2024, and her employment agreement will expire when she ceases being an employee following completion of the conversion.

The employment agreements provide that each executive shall be entitled to participate in all benefit plans provided to executives and employees of Mutual Savings and Loan Association. In addition, the employment agreement for Mr. Michael Hurley provides that we will continue to pay 100% of the premiums for the medical and dental insurance coverage for him and his spouse and provide him with an Association-owned automobile, with Mutual savings and Loan Association to be responsible for the payment of all expenses associated with the use of such vehicle. including but not limited to insurance, maintenance, repairs and gas.

Each of the employment agreements is terminable with or without cause by either Magnolia Bancorp or Mutual Savings and Loan Association. The executives have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination by the executive without good reason, as defined in the agreements and which includes, among other things, a material change in the executive’s position, salary or duties without the executive’s consent. In addition, no compensation or benefits are payable under the employment agreements if the executive’s employment is terminated due to death, disability or retirement or by either Magnolia Bancorp or Mutual Savings and Loan Association for cause, in each case other than compensation earned prior to the date of termination.

If prior to a change in control the executive terminates his or her employment for good reason or Magnolia Bancorp or Mutual Savings and Loan Association terminates the executive’s employment other than for cause, disability or death, then the executive will be entitled to (i) a lump sum payment equal to two times the executive’s annual cash compensation (highest annual salary plus the average cash bonuses earned during the two years immediately preceding the year in which the date of termination occurs), (ii) the continuation of the executive’s participation in all group insurance, life insurance, health, dental, vision and accident insurance and disability insurance plans at no premium cost to the executive, until the earlier to occur of the date the executive obtains full-time employment with another employer (which provides substantially similar benefits) or the passage of two years from the date of termination of the executive’s employment, and (iii) a lump sum cash payment equal to the projected cost of providing the executive with benefits for two years pursuant to other employee benefit plans (excluding retirement plans and stock compensation plans) in which the executive was entitled to participate. In the event the executive’s continued participation in any group insurance plan is barred or would trigger the payment of an excise tax under Section 4980D of the Internal Revenue Code, or if any such group insurance plan is discontinued, then Magnolia Bancorp or Mutual Savings and Loan Association shall either (1) provide substantially similar benefits under an alternative plan or (2) pay a lump sum cash amount to the executive equal to the projected cost of providing continued coverage to the executive until the two-year anniversary of the executive’s date of termination.

In the event that the executive’s employment is terminated by us in connection with a change in control, as defined in the employment agreements, for other than cause, disability or death or the executive terminates his or her employment as a result of certain adverse actions which are taken with respect to the executive’s employment (i.e., good reason) following a change in control, the executive will be entitled to (i) a lump sum cash severance payment equal to three times the executive’s annual cash compensation as described above, (ii) the continuation of the executive’s participation in all group insurance, life insurance, health, dental, vision and accident insurance and disability insurance plans at no premium cost to the executive, until the earlier to occur of the date the executive obtains full-time employment with another employer (which provides substantially similar benefits) or the passage of three years from the date of termination, and (iii) a lump sum cash payment equal to the projected cost of providing the executive with benefits for three years pursuant to other employee benefit plans (excluding retirement plans and stock compensation plans) in which the executive was entitled to participate.

The employment agreements provide that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then such payments and benefits shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by Magnolia Bancorp or Mutual Savings and Loan Association pursuant to Section 280G of the Internal Revenue Code or subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Each employment agreement provides that the executive will not engage in certain competitive activities or solicit our customers and employees during the 12 months immediately following the termination of the executive’s employment. The employment agreements also provide that if any dispute that arises in connection with the termination of the executive’s employment is resolved in favor of the executive, then the executive shall be entitled to the reimbursement of legal fees and back pay.

Retirement Trust

Mutual Savings and Loan Association sponsors the Mutual Savings & Loan Association Retirement Trust, which is a tax-qualified, defined contribution profit-sharing plan without a cash or deferred arrangement. An employee of Mutual Savings and Loan Association is eligible to become a participant in the plan after completing one year of service, consisting of at least 1,000 hours of service within a period of 12 consecutive months, as of the first day of the plan year nearest the date the eligibility conditions are satisfied, provided the employee is still employed as of such date.

Mutual Savings and Loan Association makes a discretionary profit-sharing contribution to the Retirement Trust, with the amount determined by the board of directors each year. The profit-sharing contribution is allocated among the accounts of each participating employee in proportion to the employee’s covered compensation to the total covered compensation of all participating employees. The employees become 20% vested in their account balances after two years of service, with the vesting increasing by 20% for each additional year of service until the employee is 100% vested after six years of service. A participant becomes fully vested upon reaching normal retirement age (age 62) if still employed or if the participant’s employment is terminated due to death or disability. Employees are not permitted to make salary deferral contributions or “catch up” contributions in any amount.

Upon termination of employment, including following retirement or disability, a participant may withdraw his or her vested account balance or defer commencement of the receipt of benefits until April 1 of the calendar year following the later of (i) the calendar year in which the participant reaches age 73, or (ii) the calendar year in which he or she retires. Normal retirement age under the profit-sharing plan is age 62. A participant may elect a single lump sum payment or annual installments over a period not in excess of the participant’s remaining life expectancy. If a participant dies prior to receipt of the entire value of his or her profit-sharing plan account, the beneficiary can elect from among the benefit payment forms available under the profit-sharing plan, including a lump sum distribution, installment payments and life expectancy distributions.

New Stock Benefit Plans

Employee Stock Ownership Plan. Magnolia Bancorp has established an employee stock ownership plan for our employees to become effective upon completion of the conversion. Employees who have been credited with at least 1,000 hours of service during a 12-month period are eligible to participate in Magnolia Bancorp’s employee stock ownership plan.

As part of the conversion, in order to fund the purchase of up to 8.0% of the common stock issued in the conversion, or 49,300 shares and 66,700 shares based on the minimum and maximum of the offering range, respectively, we anticipate that the employee stock ownership plan will borrow funds from Magnolia Bancorp. We anticipate that such loan will equal 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. We have agreed to loan the employee stock ownership plan the funds necessary to purchase shares. If the employee stock ownership plan’s order is not completely filled in the offering, we expect that the employee stock ownership plan will purchase shares in the open market after the conversion is completed at a price which may be more or less than $10.00 per share. The loan to the employee stock ownership plan, which will have a term of 30 years, will be repaid principally from Mutual Savings and Loan Association contributions to the employee stock ownership plan, and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan will be fixed, and is expected to be at the prime rate on the date the employee stock ownership plan enters into the loan. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by Magnolia Bancorp or upon the sale of treasury shares by Magnolia Bancorp. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from Mutual Savings and Loan Association. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s compensation, consisting of salary and bonus, to the total of such compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Account balances of participants in the employee stock ownership plan will become 20% vested after two years of service, with the vesting increasing by 20% for each additional year of service until the participant is 100% vested after six years of service. Credit is given for years of service with Mutual Savings and Loan Association prior to adoption of the employee stock ownership plan. In the case of a “change in control,” as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

Generally accepted accounting principles require that any third party borrowing by our employee stock ownership plan be reflected as a liability on our statement of financial condition. Since the employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but instead will be excluded from shareholders’ equity. If the employee stock ownership plan purchases newly issued shares from Mutual Savings and Loan Association, total shareholders’ equity would neither increase nor decrease, but per share shareholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the IRS and the Department of Labor.

Stock Option and Recognition and Retention Plans. Following completion of the conversion, we intend to adopt stock-based benefit plans that will provide for grants of stock options and awards of shares of restricted common stock. In accordance with applicable regulations, we anticipate that the plans will authorize a number of stock options and a number of shares of restricted common stock, not to exceed 10.0% and 4.0%, respectively, of the shares issued in the offering. These limitations may not apply if the plans are implemented more than one year after the completion of the conversion, subject to any applicable regulatory approvals.

The stock-based benefit plans will not be established sooner than six months after the completion of the conversion and, if adopted within one year after the completion of the conversion, the plans must be approved by a majority of the votes eligible to be cast by our shareholders. If a stock-based benefit plan is established more than one year after completion of the conversion, it must be approved only by a majority of votes cast by our shareholders.

Certain additional restrictions would apply to our stock-based benefit plans if adopted within one year after completion of the conversion, including:

•	non-employee directors in the aggregate may not receive more than 30% of the stock options and of the shares of restricted common stock authorized under the plan;

•	any non-employee director may not receive more than 5% of the stock options and of the restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the stock options and of the restricted stock awards authorized under the plan;

•	the stock options and the shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of the date of grant;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Magnolia Bancorp or Mutual Savings and Loan Association; and

•	a requirement that executive officers and directors must either exercise or forfeit their stock options if Mutual Savings and Loan Association becomes critically undercapitalized, becomes subject to an enforcement action by a federal banking agency or receives a capital directive.

We have not yet determined whether we will present our stock-based benefit plans for shareholder approval within one year following the completion of the conversion or whether we will present them for shareholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Transactions With Related Persons

Mutual Savings and Loan Association offers extensions of credit to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and other purposes. These loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Mutual Savings and Loan

Association, and none of such loans involve more than the normal risk of collectability or present other unfavorable features.

Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as Mutual Savings and Loan Association, to its executive officers, directors and, to the extent otherwise permitted, principal shareholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

PROPOSED MANAGEMENT PURCHASES

The following table sets forth, for each of our directors and executive officers (and their associates) and for all of our directors and executive officers as a group, the proposed purchases of common stock, assuming the offering is closed at the minimum and the maximum of the offering range and assuming sufficient shares are available to satisfy their subscriptions. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased or the offering is increased above the maximum of the offering range, persons subscribing for the maximum amount (either individually or with their associates) may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. The table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of $423,120 of common stock or 6.9% at the number of shares of common stock to be sold in the offering at the minimum of the offering range, or $531,870 or 6.4% at the maximum of the offering range, assuming shares are available.

	Minimum of the Offering Range			Maximum of the Offering Range
Name	Number of Shares	Amount($)	Percent(%)	Number of Shares	Amount($)	Percent(%)
Directors, executive officers and their associates (1):
John H. Andressen	5,000	$50,000	0.8%	5,000	$50,000	0.6%
Peyton B. Burkhalter	5,000	50,000	0.8	5,000	50,000	0.6
Anita C. Cambre	500	5,000	0.1	500	5,000	0.1
Michael L. Hurley (2)	25,812	258,120	4.2	36,687	366,870	4.4
Robert M. Hurley (2)	5,000	50,000	0.8	5,000	50,000	0.6
Jason L. Manson	1,000	10,000	0.2	1,000	10,000	0.1

All directors and executive officers as a group (6 persons)	42,312	$423,120	6.9%	53,187	$531,870	6.4%

(1)            The amounts shown reflect proposed stock purchase amounts by individual directors or executive officers plus purchases by the person’s associates (except as set forth in Note (2) below), such as the person’s spouse or other relatives living in the person’s home, an affiliated corporation or other organization or a trust (excluding the ESOP) or estate in which the person has a substantial beneficial interest or serves as a fiduciary.

(2)            Because Michael L. Hurley is the father of Robert M. Hurley and both serve on our board of directors, they are associates of each other. To avoid double-counting, the amounts shown in the table for Michael L. Hurley exclude the proposed purchases by Robert M. Hurley, and the amounts shown in the table for Robert M. Hurley exclude the proposed purchases by Michael L. Hurley. The total purchases by Michael L. Hurley and Robert M. Hurley will aggregate 5% of the offering. If members of the immediate family of Michael L. Hurley purchase shares of common stock in the offering in addition to the shares being purchased by Robert M. Hurley, then Michael L. Hurley may reduce his proposed purchase if necessary to stay within the overall 10% ownership limitations in the Change in Bank Control Act and in Magnolia Bancorp’s articles of incorporation. See “Regulation and Supervision—Change in Control Regulations” and “Restrictions on Acquisition of Magnolia Bancorp—Restrictions in Our Articles of Incorporation and Bylaws.”

Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and maximum purchase limitations as other participants in the offering set forth under “The Conversion and Offering – Additional Limitations on Common Stock Purchases.”

THE CONVERSION AND OFFERING

General

The board of directors of Mutual Savings and Loan Association has approved the plan of conversion. The plan of conversion must also be approved by Mutual Savings and Loan Association’s members (depositors). A special meeting of members has been called for this purpose. We have filed an application for conversion with respect to the conversion and stock offering with the OCC, and have filed a holding company application with the FRB. The final approvals of the FRB and the OCC are required before we can consummate the conversion and stock offering. Any approval by the FRB or the OCC does not constitute a recommendation or endorsement of the plan of conversion.

The board of directors of Mutual Savings and Loan Association unanimously adopted the plan of conversion on February 1, 2024. Pursuant to the plan of conversion, Mutual Savings and Loan Association will convert from the mutual form of organization to the stock form of organization. In connection with the conversion, Mutual Savings and Loan Association has organized a new Louisiana stock holding company named Magnolia Bancorp, which will sell shares of common stock to the public in this offering. When the conversion and offering are completed, all of the outstanding capital stock of Mutual Savings and Loan Association will be owned by Magnolia Bancorp, and all of the common stock of Magnolia Bancorp will be owned by shareholders.

Pursuant to the plan of conversion, we will offer shares of common stock for sale in the subscription offering to our eligible account holders, our tax-qualified employee stock ownership plan, supplemental eligible account holders and other members. To the extent shares remain available for sale, we may offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in Jefferson and St. Tammany Parishes in Louisiana and the following adjacent parishes in Louisiana: Lafourche Parish, Orleans Parish, Plaquemine Parish, St. Charles Parish, St. John the Baptist Parish, Tangipahoa Parish and Washington Parish.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or promptly after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the OCC. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicated community offering in which Keefe, Bruyette & Woods will be sole manager. See “—Syndicated Community Offering.”

We intend to retain between $1.9 million and $2.8 million of the net proceeds of the offering (or $3.3 million at the adjusted maximum of the offering range) and to invest between $2.4 million and $3.5 million of the net proceeds in Mutual Savings and Loan Association (or $4.1 million at the adjusted maximum of the offering range). The offering will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of Magnolia Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the plan of conversion and is qualified in its entirety by reference to the provisions of the plan of conversion. The plan of conversion should be consulted for further information about the conversion and offering. A copy of the plan of conversion is available for inspection at each office of Mutual Savings and Loan Association. The plan of conversion is also filed as an exhibit to Mutual Savings and Loan Association’s application for conversion, of which this prospectus is a part, copies of which may be obtained from the OCC. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the

Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are to:

•	Enhance our capital base to support growth on a prudent basis. We intend to grow our franchise organically on a prudent basis. While we currently exceed all regulatory capital requirements, the offering proceeds will strengthen our capital position and support our planned growth. In addition, the offering proceeds will enhance our lending capacity by increasing our legal lending limit. We believe this increased capacity will improve our competitive position relative to the many larger banks operating in our market area.

•	Offer our employees and directors an equity ownership interest in Mutual Savings and Loan Association. We believe that the conversion and offering will enable us to attract and retain directors, management and employees through various stock-based benefit plans, including an employee stock ownership plan and one or more equity incentive plans.

•	Use Our Stock-Based Benefit Plans to Recruit and Retain Top Talent. Recruiting and retaining talented individuals to implement our business strategy will be critical to our success. We believe we will need additional loan officers to grow our loan portfolio and additional accounting personnel to meet our public company obligations. Critical to our efforts to attract and retain talent is our mutual-to-stock conversion and the adoption and implementation of employee stock benefit plans, consistent with federal banking regulations and subject to shareholder approval, after the conversion. We intend to use our new stock-based benefit plans to help attract the new personnel. Our stock-based benefit plans will enable us to be more competitive in hiring qualified personnel.

•	Facilitate future establishment or purchase of branch offices on a prudent basis. Although we do not currently have any understandings or agreements regarding any specific transactions, the additional capital raised in the offering may be used to finance establishing or purchasing new branch offices when and if attractive opportunities arise.

•	Offer our depositors an equity ownership interest. The offering will allow us to offer our depositors the ability to acquire our common stock, and, thus, have an equity interest in our future.

Approvals Required

The affirmative vote of a majority of the total outstanding votes eligible to be cast by the members (depositors) of Mutual Savings and Loan Association, represented in person or by proxy, is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been called for December 23, 2024. We have filed an application for conversion with respect to the conversion and stock offering with the OCC. Such application, which includes the plan of conversion, must be approved by the OCC. The FRB’s approval of our holding company application must also be obtained. We cannot consummate the conversion and offering without receiving these approvals and non-objections and satisfying the conditions contained in them. Any approval by the FRB or the OCC does not constitute a recommendation or endorsement of the plan of conversion.

Effects of Conversion on Depositors and Borrowers

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Mutual Savings and Loan Association at the time of the conversion will be the directors of Mutual Savings and Loan Association and of Magnolia Bancorp after the conversion. The officers of Mutual Savings and Loan Association at the time of the conversion will retain their positions after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Mutual Savings and Loan Association at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC, without interruption, to the same extent as before the conversion. Depositors will continue to hold their existing certificates of deposit, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Mutual Savings and Loan Association will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion.

Effect on Voting Rights of Members. All of our depositors are members of and have voting rights in Mutual Savings and Loan Association as to all matters requiring membership action. Upon completion of the conversion, Mutual Savings and Loan Association will cease to have members and former members will no longer have voting rights. Upon completion of the conversion, all voting rights in Mutual Savings and Loan Association will be vested in Magnolia Bancorp as the sole shareholder of Mutual Savings and Loan Association. The shareholders of Magnolia Bancorp will possess exclusive voting rights with respect to Magnolia Bancorp common stock.

Tax Effects. We have received opinions of counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Mutual Savings and Loan Association or its depositors. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of Mutual Savings and Loan Association has both a deposit account in Mutual Savings and Loan Association and a pro rata ownership interest in the net worth of Mutual Savings and Loan Association based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized upon a complete liquidation of Mutual Savings and Loan Association. Any depositor who opens a deposit account obtains a pro rata ownership interest in Mutual Savings and Loan Association without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Mutual Savings and Loan Association, which is lost to the extent that the balance in the account is reduced or closed. Consequently, depositors in a mutual savings association normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the institution is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Mutual Savings and Loan Association after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Mutual Savings and Loan Association were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of a “liquidation account” to depositors at December 31, 2022 and September 30, 2024, who continue to maintain their deposit accounts at the date of liquidation, with any assets remaining thereafter distributed to Magnolia Bancorp as the holder of Mutual Savings and Loan Association’s capital stock. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare an independent valuation. For its services in preparing the initial valuation, RP Financial will receive a fee of $32,500, as well as payment for reimbursable expenses and an additional $5,000 for each updated valuation prepared. We have paid RP Financial no other fees during the previous three years. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial’s bad faith or negligence.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements of Mutual Savings and Loan Association. RP Financial also considered the following factors, among others:

•	the present results and financial condition of Mutual Savings and Loan Association and the projected consolidated results and financial condition of Magnolia Bancorp;

•	the economic and demographic conditions in Mutual Savings and Loan Association’s existing market area;

•	certain historical, financial and other information relating to Mutual Savings and Loan Association;

•	a comparative evaluation of the operating and financial characteristics of Mutual Savings and Loan Association with those of other publicly traded savings institutions;

•	the effect of the offering on our shareholders’ equity and earnings potential;

•	the proposed dividend policy of Magnolia Bancorp; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of Magnolia Bancorp after the offering used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 3.42% at June 30, 2024 and December 31, 2023 on the net offering proceeds and purchases in the open market of common stock by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that at August 2, 2024, the estimated pro forma market value of Magnolia Bancorp was $7,250,000. Based on applicable regulations, this market value forms the midpoint of a range with a minimum of $6,162,500 and a maximum of $8,337,500. The aggregate offering price of the shares will be equal to the valuation range. The number of shares offered will be equal to the aggregate offering price of the shares divided by the $10.00 price per share. Based on the valuation range and the $10.00 offering price per share, the minimum of the offering range is 616,250 shares, the midpoint of the offering range is 725,000 shares and the maximum of the offering range is 833,750 shares.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $9,588,130, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range, to up to 958,813 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The offering price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued upon an increase in the offering range to up to 958,813 shares.

The board of directors of Mutual Savings and Loan Association reviewed the independent valuation and, in particular, considered the following:

•	Mutual Savings and Loan Association’s financial condition and results of operations;

•	a comparison of financial performance ratios of Mutual Savings and Loan Association to those of other financial institutions of similar size; and

•	market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial to prepare the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the OCC as a result of subsequent developments in the financial condition of Mutual Savings and Loan Association or market conditions generally. If the independent valuation is updated to amend the pro forma market value of Magnolia Bancorp to less than $6,162,500 or to more than $9,588,130, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Magnolia Bancorp’s registration statement.

Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the offering.

RP Financial advised our board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology, which requires a valuation based on an analysis of the trading prices of comparable public companies whose stock have traded for at least one year prior to the valuation date. RP Financial selected a group of 10 comparable public companies for this analysis.

RP Financial considered adjustments to the pro forma market value based on a comparison of Magnolia Bancorp with the peer group. The independent valuation is also based on an analysis of a peer group of publicly traded bank holding companies and savings and loan holding companies that RP Financial considered comparable to Magnolia Bancorp under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Magnolia Bancorp also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, based on financial data as of and for the 12 months ended March 31, 2024, RP Financial limited the peer group companies to the following two selection criteria: (i) institutions located in the Southeast, Southwest  and Midwest with assets less than $1.0 billion and tangible equity-to-assets ratios of greater than 7.0%, and (ii) institutions located in the Mid-Atlantic with assets less than $1.0 billion, tangible equity-to-assets ratios of greater than 7.0%, and positive core earnings.

The peer group consists of 10 publicly traded savings institutions or their holding companies that were deemed by RP Financial, based on regulatory guidelines, to be reasonably comparable to Magnolia Bancorp. In selecting the peer group, RP Financial considered certain key criteria such as asset size, market capitalization, capital, profitability and other financial characteristics, operating strategy, pricing characteristics and market area. To the extent there are differences between Magnolia Bancorp and the institutions comprising the peer group, RP Financial made certain valuation adjustments. RP Financial made a slight upward adjustment for: (i) financial condition; moderate downward adjustments for: (i) profitability growth and viability of earnings; and (ii) liquidity of the shares; slight downward adjustments for: (i) primary market area; (ii) marketing of the issue; and (iii) management; and made no adjustments for: (i) dividends; (ii) asset growth and (iii) effect of government regulations and regulatory reform. The slight upward adjustment for financial condition took into consideration Magnolia Bancorp’s higher pro forma capital position and lower implied credit risk exposure. The slight downward adjustment applied for primary market area took into consideration Jefferson Parish’s relatively less favorable demographic measures with respect to population growth and income levels compared to the peer group’s primary market area counties. The slight downward adjustment for marketing of the issue took into consideration negative trends in stock market conditions for financial institutions as of August 2, 2024. The slight downward adjustment for management took into consideration Magnolia Bancorp’s more limited management depth and succession relative to the comparable peer group companies. The moderate downward adjustment applied for profitability, growth and viability of earnings took into consideration Magnolia Bancorp’s less favorable efficiency and expense coverage ratios, and lower pro forma core earnings returns as a percent of assets and equity relative to the comparable peer group measures. The moderate downward adjustment for liquidity of the shares took into consideration Magnolia Bancorp’s lower pro forma market capitalization and shares outstanding relative to the comparable peer group measures.

The appraisal is based in part on Mutual Savings and Loan Association’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly-traded bank holding companies and savings and loan holding companies that RP Financial considers comparable to Magnolia Bancorp. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets at March 31, 2024
			(In millions)
1895 Bancorp of Wisconsin, Inc.	BCOW	Greenfield, WI	$564
BV Financial, Inc.	BVFL	Baltimore, MD	$893
Catalyst Bancorp, Inc.	CLST	Opelousas, LA	$282
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	$643
IF Bancorp, Inc.	IROQ	Watseka, IL	$905
Magyar Bancorp, Inc.	MGYR	New Brunswick, NJ	$929
NSTS Bancorp, Inc.	NSTS	Waukegan, IL	$266
PB Bankshares, Inc.	PBBK	Coatesville, PA	$450
Texas Community Bancshares, Inc.	TCBS	Mineola, TX	$464
William Penn Bancorporation	WMPN	Bristol, PA	$833

Source: S&P Global Market Intelligence.

The following table presents a summary of selected pricing ratios for Magnolia Bancorp (on a pro forma basis) at and for the 12-months ended June 30, 2024, and for the peer group companies based on earnings and other information at and for the 12-months ended March 31, 2024, with stock prices at August 2, 2024, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 50.81% on a price-to-book value basis, a discount of 51.87% on a price-to-tangible book value basis and a premium of 1,797.18% on a price-to-earnings basis.

	Price-to- earnings multiple (1)		Price-to- book value ratio	Price-to- tangible book value ratio
Magnolia Bancorp (pro forma assuming completion of offering) (2)
Adjusted Maximum	187.13	x	45.52%	45.52%
Maximum	227.56	x	41.77%	41.77%
Midpoint	302.79	x	38.14%	38.14%
Minimum	547.86	x	34.14%	34.14%

Valuation of peer group companies (historical)
Averages	15.96	x	77.54%	79.24%
Medians	11.88	x	76.49%	78.93%

Price-to-earnings multiples calculated by RP Financial are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The pro forma calculations for Magnolia Bancorp are based on the following assumptions:

•	A number of shares equal to 8% of the shares sold in the offering are purchased by the employee stock ownership plan, with the expense to be amortized over 30 years;

•	A number of shares equal to 4% of the shares sold in the offering are purchased by a stock-based benefit plan, with the expense to be amortized over five years; and

•	A number of options equal to 10% of the shares sold in the offering are granted under a stock-based benefit plan, with option expense of $5.22 per option amortized over five years.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the offering the shares of our common stock will trade at or above the $10.00 per share price. Furthermore, RP Financial used the pricing ratios presented in the appraisal to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial did not independently verify our financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Mutual Savings and Loan Association as a going concern and should not be considered as an indication of the liquidation value of Mutual Savings and Loan Association. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $9,588,130 and a corresponding increase in the offering range to more than 958,813 shares, or a decrease in the minimum of the valuation range to less than $6,162,500 and a corresponding decrease in the offering range to less than 616,250 shares, then we will promptly return with interest at 0.01% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the OCC, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the OCC in order to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days and aggregate extensions may not conclude beyond November 8, 2026, which is two years after the date on which the OCC approved the plan of conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Magnolia Bancorp’s pro forma earnings and shareholders’ equity on a per share basis while increasing shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Magnolia Bancorp’s pro forma earnings and shareholders’ equity on a per share basis, while decreasing shareholders’ equity on an aggregate basis.

A copy of the independent valuation report of RP Financial, together with the detailed memorandum setting forth the method and assumptions used in the appraisal report, is filed as an exhibit to each of the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

According to the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Mutual Savings and Loan Association with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2022 (an “Eligible Account Holder”) will receive, without payment, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 5% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in the same proportion that the amount of his or her total Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 31, 2022. If there is an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. If there is an oversubscription, the subscription rights of Eligible Account Holders who are also directors or officers of Mutual Savings and Loan Association or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding December 31, 2022.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee stock ownership plan will receive, without payment, nontransferable subscription rights to purchase in the aggregate up to 8.0% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the offering, subject to the approval of the OCC.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and by our employee stock ownership plan, each depositor of Mutual Savings and Loan Association (other than directors and officers of Mutual Savings and Loan Association, and their associates) with a Qualifying Deposit at the close of business on September 30, 2024, who is not an Eligible Account Holder (a “Supplemental Eligible Account Holder”) will receive, without payment, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 5% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Supplemental Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on September 30, 2024. If there is an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plan, and Supplemental Eligible Account Holders, each depositor on the voting record date of October 31 2024 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to 5% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “ – Additional Limitations on Common

Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at October 31, 2024. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 1:00 p.m., Central Time, on December 17, 2024, unless extended by us for up to 45 days or such additional periods as may be approved by the OCC. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised before the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 637,500 shares have not been sold in the offering by January 31, 2025 and the OCC has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.01% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If an extension beyond January 31, 2025 is necessary and granted by the OCC, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions by Eligible Account Holders, our tax-qualified employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, we will offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares will be offered in the community offering with the following preferences:

•	Natural persons and trusts of natural persons residing in Jefferson and St. Tammany Parishes in Louisiana and the following adjacent parishes in Louisiana: Lafourche, Orleans, Plaquemine, St. Charles, St. John the Baptist, Tangipahoa and Washington; and

•	Other members of the general public.

Subscribers in the community offering may purchase up to 5% of the total shares offered in the Subscription Offering, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion and reasonably consistent with achieving a reasonably wide distribution of the common stock, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in Jefferson, St. Tammany, Lafourche, Orleans, Plaquemine, St. Charles, St. John the Baptist, Tangipahoa and Washington Parishes in Louisiana (“Preferred Subscribers”), we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remains unsatisfied, provided that no fractional shares shall be issued. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for Preferred Subscribers.

The term “residing” or “resident” as used in this prospectus with respect to Jefferson, St. Tammany, Lafourche, Orleans, Plaquemine, St. Charles, St. John the Baptist, Tangipahoa and Washington Parishes in Louisiana means any Person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended with the approval of the OCC. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond January 31, 2025, in which event we will resolicit purchasers.

Syndicated Community Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, subject to any approvals required from the OCC in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated community offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole manager. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until before the commencement of the syndicated community offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

If there is a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of original stock order forms and the submission of funds directly to Magnolia Bancorp for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Mutual Savings and Loan Association or wire transfers). Personal checks will not be accepted. See “—Procedure for Purchasing Shares in the Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated community offering to the extent consistent with Rules 10b-9 and 15c2-4 under the Securities Exchange Act of 1934 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

A syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering, unless extended with the approval of the Federal Reserve Board, if necessary.

If for any reason we cannot undertake a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or if there is an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The OCC and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

•	No individual, or group of individuals exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than 5% of the shares sold in the offering;

•	Except for the employee stock ownership plan, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 5% of the shares of common stock sold in all categories of the offering combined;

•	Tax qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the offering, including shares issued upon an increase in the offering range of up to 15%;

•	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase; and

•	The aggregate number of shares of common stock that may be purchased in all categories of the offering by officers and directors of Magnolia Bancorp and Mutual Savings and Loan Association and their associates may not exceed 35% of the total shares sold in the offering.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of the depositors of Mutual Savings and Loan Association, may decrease or increase the purchase limitations. If a purchase limitation is increased or if the maximum of the offering range is increased, then each subscriber in the subscription offering who, who together with any associates or persons acting in concert with such subscriber, ordered the maximum amount will be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. The 5% maximum purchase limitation may be increased to 9.99% of the shares sold in the offering, subject to regulatory approval, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering may not exceed in the aggregate 10% of the total shares sold in the offering.

If there is a decrease in the offering range to less than the current maximum of $8,337,500, then any person or entity who, together with any associates or persons acting in concert with such person or entity, placed an order for 41,687 shares (representing 5% of the current maximum) will have their order automatically reduced to 5% of the reduced number of shares to be issued, with a refund equal to the dollar reduction in their order plus interest at 0.01% if applicable.

If there is an increase in the offering range to up to 958,813 shares of common stock, then each person or entity who, together with any associates or persons acting in concert with such person or entity, placed an order for 41,687 shares (representing 5% of the maximum of the offering range) will first be given the opportunity to increase their order to 5% of the new maximum of the offering range. Thereafter, shares will be allocated in the following order of priority according to the plan of conversion:

(i)	if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of these subscribers according to their respective priorities;

(ii)	to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan, for up to 8% of the total number of shares of common stock sold in the offering;

(iii)	if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of these subscribers according to their respective priorities;

(iv)	if there is an oversubscription at the other members level, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(v)	to fill unfilled subscriptions in the community offering, with preference given first to natural persons and trusts of natural persons residing in Jefferson, St. Tammany, Lafourche, Orleans, Plaquemine, St. Charles, St. John the Baptist, Tangipahoa and Washington Parishes in Louisiana, and then to members of the general public.

The term “associate” of a person means:

•	any corporation or organization (other than Mutual Savings and Loan Association, Magnolia Bancorp or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial shareholder;

•	any trust or other estate (excluding any employee benefit plans of Mutual Savings and Loan Association or Magnolia Bancorp) in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

•	any relative or spouse of such person, or any relative of such spouse, who either has the same home as the person or who is a director or senior officer of Mutual Savings and Loan Association or Magnolia Bancorp.

The term “acting in concert” means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise, as well as knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding. When persons act together for such purpose, their group is deemed to have acquired their stock. A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan of Mutual Savings and Loan Association or Magnolia Bancorp will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated, and participants or beneficiaries in any such plan will not be deemed to be acting in concert solely as a result of their common interest as participants or beneficiaries.

The determination of whether a group is acting in concert shall be made solely by us and may be based on any evidence upon which we choose to rely, including, without limitation, joint account relationships or the fact that such persons have filed joint Schedules 13D or Schedules 13G with the Securities and Exchange Commission with respect to other companies. Persons with the same address, whether or not related, and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be deemed to be acting in concert unless we determine otherwise. Directors of Magnolia Bancorp and Mutual Savings and Loan Association are not treated as associates of each other or acting in concert solely because of their membership on the boards of directors.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of Magnolia Bancorp or Mutual Savings and Loan Association and except as described below. Any purchases made by any associate of Magnolia Bancorp or Mutual Savings and Loan Association for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of offering and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After the Offering” and “Restrictions on Acquisition of Magnolia Bancorp.”

In addition to the above conversion restrictions, federal banking regulations prohibit any person acting directly or indirectly, or through or in concert with one or more persons, from acquiring ownership of 10% or more of the common stock of Magnolia Bancorp, unless the Federal Reserve Board has been given at least 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The federal banking regulations presume that a person is acting in concert with any member of the person’s immediate family, regardless of whether the family member lives with such person. The regulations define immediate family to include a person's father, mother, stepfather, stepmother, brother, sister, stepbrother, stepsister, son, daughter, stepson, stepdaughter, grandparent, grandson, granddaughter, father-in-law, mother-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, the spouse of any of the foregoing, and the person's spouse. See “Regulation and Supervision—Change in Control Regulations.” Article 10 of the articles of incorporation of Magnolia Bancorp also prohibits any person from offering to acquire or acquiring, either individually or together with associates, immediate family members or other persons acting in concert with such person, the beneficial ownership of more than 10% of the common stock of Magnolia Bancorp, subject to certain exceptions. The articles of incorporation presume that a person is acting in concert with any members of the person’s immediate family, regardless of whether the family member lives with such person. See “Restrictions on Acquisition of Magnolia Bancorp—Restrictions in Our Articles of Incorporation and Bylaws.” We will reject any orders in the stock offering which we believe would violate the above prohibitions contained in the federal banking regulations or our articles of incorporation.

Prospectus Delivery

To ensure that each purchaser in the subscription offering and community offering receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days before the expiration date or hand deliver a prospectus any later than two days before that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. mail. Execution of a stock order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by Keefe, Bruyette & Woods, Inc. or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Keefe, Bruyette & Woods, Inc. or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Keefe, Bruyette & Woods, Inc. will assist us on a best efforts basis in the subscription and community offerings by:

•	advising us on the financial and securities market implications of the conversion and stock offering and the plan of conversion;

•	assisting us in structuring and marketing the stock offering;

•	serving as sole bookrunning manager in connection with the stock offering;

•	reviewing all offering documents, including the prospectus, stock order forms and marketing materials (it being understood that the preparation and filing of any and all such documents will be our responsibility and that of our counsel);

•	assisting us in scheduling and preparing meetings with potential investors and broker-dealers, if necessary;

•	assisting us in analyzing proposals from outside vendors in connection with the stock offering, as needed;

•	assisting us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

•	meeting with our board of directors and/or our management to discuss any of the above services; and

•	providing such other financial advisory and investment banking services as may be reasonably necessary to promote the successful completion of the stock offering.

For these services, Keefe, Bruyette & Woods, Inc. has received a non-refundable management fee of $30,000 and will receive at the closing of the stock offering a success fee equal to 1% if the aggregate purchase price of the common stock sold in the subscription offering plus 1% of the common stock sold in the community offering, excluding in each case shares purchased by our officers, directors and employees (or members of their immediate families), including and IRAs for the benefit of such persons, and shares purchased by our ESOP, subject to a minimum success fee of $300,000. Based on the current size of the offering, the success fee will be $300,000. The management fee will be applied as a credit to the success fee upon the completion of the offering. In addition, if Keefe, Bruyette & Woods, Inc. is required or requested to provide significant services as a result of a resolicitation of subscribers, Keefe, Bruyette & Woods, Inc. will be entitled to additional compensation for such services, not to exceed $25,000.

Syndicated Community Offering. If shares of common stock are sold in a syndicated community offering, we will pay a fee of up to 6.0% of the aggregate dollar amount of common stock sold in the syndicated community offering to Keefe, Bruyette & Woods, Inc. and any other broker-dealers included in the syndicated community offering. The success fee to be paid to Keefe, Bruyette & Woods, Inc. for its services in the subscription and community offerings will be credited against any fee payable for services in the syndicated community offering.

Expenses. Keefe, Bruyette & Woods, Inc. will also be reimbursed for reasonable out-of-pocket expenses, not to exceed $30,000, and fees and expenses of its legal counsel not to exceed $75,000. These expenses may be increased by additional amounts not to exceed $15,000 and $25,000, respectively, if unusual circumstances arise or a delay or resolicitation occurs, including a delay in the stock offering that would require an update to the financial information included in this prospectus. In no event shall out-of-pocket expenses, including fees and expenses of legal counsel, exceed $145,000. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agency agreement, Keefe, Bruyette & Woods, Inc. will receive reimbursement of its reasonable out-of-pocket expenses. Keefe, Bruyette & Woods, Inc. shall have earned in full, and be entitled to be paid in full, all fees then due and payable at such date of termination. We have separately agreed to pay Keefe, Bruyette & Woods, Inc. fees and expenses for serving as records management agent, as described below.

Records Management

We have also engaged Keefe, Bruyette & Woods, Inc. as conversion and records management agent in connection with the conversion and the subscription offering and any community offering. In its role as conversion and records management agent, Keefe, Bruyette & Woods, Inc. will assist us in the stock offering by:

•	reviewing our deposit accounts and create a master file of Mutual Savings and Loan Association’s members (i.e., depositors) as of the key record dates;

•	assisting us in designing and preparing proxy forms and stock order forms, including assisting our financial printer with labeling of proxy materials and offering materials;

•	tabulating proxies from members of Mutual Savings and Loan Association and providing support for any follow-up mailings to members;

•	acting as or supporting the inspector of election at Mutual Savings and Loan Association’s special meeting of members;

•	operating and managing the Stock Information Center;

•	assist in educating our personnel; and

•	processing stock order forms.

Keefe, Bruyette & Woods, Inc. will receive fees of $30,000 for these services, of which $15,000 has been paid as of the date of this prospectus. These fees can be increased by an amount of up to $10,000 if there are material changes in regulations or the plan of conversion, or there are delays requiring duplicate or replacement processing. Keefe, Bruyette & Woods, Inc. will also be reimbursed for its reasonable out-of-pocket expenses not to exceed $10,000.

Indemnity

We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the stock offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of Keefe, Bruyette & Woods, Inc.’s engagement with respect to the conversion and stock offering.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation, which out-of-pocket expenses, if any, are expected to be insignificant. Other regular employees of Mutual Savings and Loan Association may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 1:00 p.m., Central Time, on December 17, 2024, unless we extend one or both for up to 45 days, with the approval of the OCC if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond January 31, 2025 would require the OCC’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.01% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.01% per annum for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason (subject to any required regulatory approvals), in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.01% per annum from the date of receipt as described above.

Use of Stock Order Forms in the Subscription and Community Offerings. In order to purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) before 1:00 p.m., Central Time, on December 17, 2024, unless such date is extended by us. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms, and we have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by mail using the stock order return envelope provided, or by paying for overnight delivery to the address listed on the stock order form. You may also hand deliver stock order forms to our main office at 2900 Clearview Pkwy., Metairie, Louisiana during branch hours. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our other banking office. Please do not mail stock order forms to Mutual Savings and Loan Association.

Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion and reasonably consistent with achieving a reasonably wide distribution of the common stock, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent, the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Mutual Savings and Loan Association, the FDIC or any other government agency, and that you received a copy of this prospectus. However, signing the stock order form will not result in you waiving your rights under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Payment for Shares. Payment for all shares of common stock must accompany all completed stock order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order from the purchaser, made payable to Magnolia Bancorp – do not remit cash; or

(ii)	authorization of withdrawal of available funds from your Mutual Savings and Loan Association deposit account(s) that you identify on your stock order form.

Appropriate means for designating withdrawals from deposit accounts at Mutual Savings and Loan Association are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the then current passbook rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Mutual Savings and Loan Association and will earn interest at 0.01% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash or any type of third-party checks (including those payable to you and endorsed over to Magnolia Bancorp, Inc.). You may not designate on your stock order form direct withdrawal from a retirement account held at Mutual Savings and Loan Association. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from a Mutual Savings and Loan Association account with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount and will immediately withdraw the amount from your checking account(s). If permitted by the OCC, if we resolicit large purchasers, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. We may accept wire transfers at our sole discretion.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by January 31, 2025. If the subscription and community offerings are extended past January 31, 2025, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.01% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

OCC regulations prohibit Mutual Savings and Loan Association from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the offering. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or, subject to receipt of any necessary regulatory approval, Magnolia Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your individual retirement account or other retirement account to purchase shares of common stock, you must do so through an account offered by a custodian or trustee that can hold common stock. By regulation, Mutual Savings and Loan Association’s retirement accounts are not capable of holding common stock. Therefore, if you wish to use funds that are currently in a retirement account held at Mutual Savings and Loan Association, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the custodian of your choice. You may, but are under no obligation to, select Keefe, Bruyette & Woods, Inc. or one of its affiliated broker dealers, Stifel, Nicolaus & Company, Incorporated or Century Securities Associates, as your IRA custodian. If you do purchase shares Magnolia Bancorp, Inc. common stock using funds from a Keefe, Bruyette & Woods, Inc., Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates IRA, you acknowledge that Keefe, Bruyette & Woods, Inc., Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates, as applicable, did not recommend or give you advice regarding such purchase. Other than the standard account fees and compensation associated with all IRAs, Keefe, Bruyette & Woods, Inc., Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates do not receive additional fees or compensation as a result of the purchase of Magnolia Bancorp, Inc. common stock through a Keefe, Bruyette & Woods, Inc., Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates IRA or other retirement account There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Mutual Savings and Loan Association or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the December 17, 2024 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Orders for the Maximum Number of Shares. If any person or entity desires to submit a maximum order for 5% of the shares to be issued in the offering, then such person or entity should submit an order for 41,687 shares, which represents 5% of the current maximum of the offering range. If any associates or persons acting in concert with such person or entity will also be submitting an order, then the combined orders of such person or entity, together with the associates or persons acting in concert with such person or entity, cannot exceed 41,687 shares. The stock order form should identify each of your associates or persons acting in concert with you who are also submitting a stock order form.

If there is a decrease in the offering range to less than the current maximum of $8,337,500, then any person or entity who, together with any associates or persons acting in concert with such person or entity, placed an order for 41,687 shares (representing 5% of the current maximum) will have their order automatically reduced to 5% of the reduced number of shares to be issued, with a refund equal to the dollar reduction in their order plus interest at 0.01% if applicable.

If there is an increase in the offering range to up to 958,813 shares of common stock, then each person or entity who, together with any associates or persons acting in concert with such person or entity, placed an order for 41,687 shares (representing 5% of the maximum of the offering range) will first be given the opportunity to increase their order to 5% of the new maximum of the offering range.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. Shares of common stock sold in any syndicated community offering may be delivered electronically through the Depository Trust Company. We expect trading in the stock to begin on the day of completion of the offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit account or qualify separately in the same subscription priority as you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the offering.

We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The telephone number is (877) 643-8217 (toll free). The Stock Information Center is open Monday through Friday between 9:00 a.m. and 3:00 p.m., Central Time. The Stock Information Center will be closed on weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Mutual Savings and Loan Association before the conversion, all claims of creditors of Mutual Savings and Loan Association, including those of its depositors (to the extent of their deposit balances), would be paid first, with any remaining assets distributed to Mutual Savings and Loan Association’s depositors. In the unlikely event that Mutual Savings and Loan Association were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Magnolia Bancorp as the sole holder of Mutual Savings and Loan Association capital stock.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Mutual Savings and Loan Association at the date of its latest balance sheet contained in this prospectus. The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Mutual Savings and Loan Association after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Mutual Savings and Loan Association after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Mutual Savings and Loan Association would be entitled, on a complete liquidation of Mutual Savings and Loan Association after the conversion, to an interest in the liquidation account. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Mutual Savings and Loan Association on December 31, 2022. Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Mutual Savings and Loan Association on September 30, 2024.

If, however, on any December 31, annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2022 or September 30, 2024, respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be adjusted. Pursuant to the OCC’s conversion regulations, the balance of an eligible account holder's or supplemental eligible account holder's liquidation sub-account will be adjusted if the deposit balance in the account holder’s deposit account at the close of business on any December 31 annual closing date falls below the lesser of:

•	The deposit balance in the account holder’s deposit account as of the relevant eligibility record date; or

•	The deposit balance in the account holder’s deposit account as of its lowest balance as of any subsequent annual closing date.

The reduction in the account holder’s liquidation sub-account from its balance at the time of conversion will be proportionate to the reduction in the account holder’s deposit account from its balance at the time of conversion. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Magnolia Bancorp, as the sole shareholder of Mutual Savings and Loan Association.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Magnolia Bancorp, Mutual Savings and Loan Association, Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, except in each case to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Magnolia Bancorp or Mutual Savings and Loan Association would prevail in a judicial proceeding. While the Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed conversion and offering, such rulings may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

Magnolia Bancorp and Mutual Savings and Loan Association have received an opinion of counsel, Silver, Freedman, Taff & Tiernan LLP, regarding the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of Mutual Savings and Loan Association to a federally-chartered stock savings and loan association will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Mutual Savings and Loan Association will not recognize any gain or loss upon the receipt of money from Magnolia Bancorp in exchange for shares of common stock of Mutual Savings and Loan Association.

3.	The basis and holding period of the assets received by Mutual Savings and Loan Association, in stock form, from Mutual Savings and Loan Association, in mutual form, will be the same as the basis and holding period of such assets immediately before the conversion.

4.	No gain or loss will be recognized by account holders of Mutual Savings and Loan Association, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in Mutual Savings and Loan Association, in stock form, in the same dollar amount and under the same terms as their deposit accounts in Mutual Savings and Loan Association, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Mutual Savings and Loan Association in exchange for their ownership interests in Mutual Savings and Loan Association.

5.	The basis of the account holders’ deposit accounts in Mutual Savings and Loan Association, in stock form, will be the same as the basis of their deposit accounts in Mutual Savings and Loan Association, in mutual form. The basis of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ interests in the liquidation account will be zero, which is the cost of such interests to such persons.

6.	It is more likely than not that the nontransferable subscription rights have no value. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Magnolia Bancorp common stock or upon the exercise of such rights, provided that the amount to be paid for Magnolia Bancorp common stock is equal to the fair market value of Magnolia Bancorp common stock.

7.	It is more likely than not that the basis of the shares of Magnolia Bancorp common stock purchased in the offering will be the purchase price for such shares. The holding period of the Magnolia Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by Magnolia Bancorp upon the receipt of money in exchange for shares of Magnolia Bancorp common stock sold in the offering.

The opinion in paragraph 6 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The opinions in paragraphs 6 and 7 above are based on the fact that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that RP Financial, LC. has issued a letter dated August 27, 2024 stating that the subscription rights will have no ascertainable market value for the reasons set forth in the preceding sentence and that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Silver, Freedman, Taff & Tiernan LLP believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in an amount equal to the ascertainable value (in certain cases, whether or not the rights are exercised), and we may be taxed on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service, and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Mutual Savings and Loan Association, the members of Mutual Savings and Loan Association, Magnolia Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. In the event of a disagreement, there can be no assurance that Magnolia Bancorp or Mutual Savings and Loan Association would prevail in a judicial or administrative proceeding.

An opinion stating that the Louisiana income tax consequences are consistent with the federal income tax consequences has been issued by Silver, Freedman, Taff & Tiernan LLP. Both the federal and Louisiana tax opinions have been filed with the Securities and Exchange Commission as exhibits to Magnolia Bancorp’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares After the Offering

All shares of common stock purchased in the offering by a director or an executive officer of Magnolia Bancorp or Mutual Savings and Loan Association, as well as their associates, generally may not be sold for a period of one year following the closing of the offering, except upon death or judicial declaration of incompetency of the individual. Each statement of ownership for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to Magnolia Bancorp’s transfer agent to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Magnolia Bancorp will also be restricted by the insider trading rules under the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors and executive officers and their associates, during the three-year period following the closing of the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the OCC. This restriction does not apply, however, to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

Federal conversion regulations prohibit Magnolia Bancorp from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by shareholders (with OCC approval) or tax-qualified employee stock benefit plans.

RESTRICTIONS ON ACQUISITION OF MAGNOLIA BANCORP

Restrictions in Our Articles of Incorporation and Bylaws

Certain provisions of the articles of incorporation and bylaws of Magnolia Bancorp which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in our articles of incorporation and bylaws provide, among other things,

•	that our board of directors is divided into classes with only one-third of our directors standing for reelection each year;

•	that no person shall directly or indirectly acquire or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of voting securities of the Company;

•	that special meetings of shareholders may be called by shareholders who beneficially own at least 50% of the outstanding voting shares of the Company;

•	that shareholders generally must provide us advance notice of shareholder proposals and director nominations and provide certain specified related information; and

•	the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights, without additional shareholder approval.

The provisions noted above as well as others discussed below may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of our board of directors or management more difficult. Furthermore, such provisions could render us being deemed less attractive to a potential acquiror and/or could result in our shareholders receiving a lesser amount of consideration for their shares of our common stock than otherwise could have been available either in the market generally and/or in a takeover.

A more detailed discussion of these and other provisions of our articles of incorporation and bylaws is set forth below.

Board of Directors. Our articles of incorporation and bylaws provide that our board of directors be divided into three classes of directors each and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Holders of our common stock will not have cumulative voting in the election of directors.

Under our articles of incorporation, subject to the rights of the holders of any class or series of stock having preference over our common stock, any vacancy occurring in our board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present. Any director so chosen to fill a vacancy will hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Our articles of incorporation also provide that, subject to the rights of the holder of any class or series of stock having preference over our common stock, any director may be removed by shareholders without cause by the affirmative vote of at least 75% of all outstanding shares entitled to vote in the election of directors, and may be removed with cause only upon the vote of at least a majority of the total votes eligible to be cast by shareholders. Cause for removal will be deemed to exist only if the director in question has been:

•	Declared of unsound mind by a court of competent jurisdiction;

•	convicted of a felony or an offense punishable by imprisonment for a term of more than one year; or

•	deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of duties to Magnolia Bancorp.

Limitation on Beneficial Ownership of Common Stock. Article 10.A of our articles of incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of the company, or (ii) any securities convertible into, or exercisable for, any equity securities of the company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of the Company. The terms “person” and “beneficial owner” are broadly defined to prevent circumvention of this restriction, and a person is deemed to own shares held by associates and persons acting in concert with such person. In addition, a person is deemed to be acting in concert with members of such person’s immediate family, which is defined to include (i) a person’s spouse, father, mother, children, brothers, sisters and grandchildren, (ii) the father, mother, brothers and sisters of the person’s spouse, and (iii) the spouse of the person’s child, brother or sister, regardless of whether or not such immediate family member lives with the person.

The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf, (ii) any tax-qualified employee benefit plan or arrangement established by us and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of our entire board of directors. In the event that shares are acquired in violation of Article 10.A, all shares beneficially owned by any person in excess of 10% shall be considered “Excess Shares” and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and the board of directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale.

Authorized Shares. Article 4 of our articles of incorporation authorizes the issuance of 8,000,000 shares of stock, of which 2,000,000 shares shall be shares of serial preferred stock, and 6,000,000 shall be common stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

Special Meetings of Shareholders and Shareholder Nominations and Proposals. Article 9.B of the articles of incorporation provides that special meetings of shareholders may only be called by (i) the Chief Executive Officer, (ii) a majority of the board of directors, and (iii) by persons who beneficially own an aggregate of at least 50% of the outstanding voting shares, except as may otherwise be provided by law. The articles of incorporation also provide that any action permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is given by the holders of all outstanding shares entitled to vote and filed with the secretary of the Company.

Article 9.D of our articles of incorporation provides that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting.

To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Company’s secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of shareholders, or, in the case of the first annual meeting of shareholders following the conversion, by December 15, 2024. The Company’s articles of incorporation also require that the notice must contain certain information in order to be considered. The board of directors may reject any shareholder proposal not made in accordance with the articles of incorporation. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with our articles of incorporation, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Article 6.F. of our articles of incorporation provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in such Article 6.F. Written notice of a shareholder nomination must include certain specified information and must be communicated to the attention of the secretary and either delivered to, or mailed and received at, the Company’s principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of shareholders, or in the case of the first annual meeting following the conversion by December 15, 2024. Our board of directors has agreed to extend the December 15, 2024 deadline to January 31, 2025.

The procedures regarding shareholder proposals and nominations are intended to provide the Company’s board of directors with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of the Company or its shareholders.

Amendment of Articles of Incorporation and Bylaws. Article 12 of our articles of incorporation generally provides that any amendment of the articles of incorporation must be first approved by a majority of the board of directors and then by the holders of a majority of the shares of the Company entitled to vote in an election of directors, except that the approval of 75% of the shares entitled to vote in an election of directors is required for any amendment to Articles 6 (directors), 7 (preemptive rights), 8 (indemnification), 9 (meetings of shareholders and shareholder proposals), 10 (restrictions on acquisitions) and 12 (amendments).

Our bylaws may be amended by a majority of the board of directors or by the affirmative vote of a majority of the total shares entitled to vote in an election of directors, except that the affirmative vote of at least 75% of the total shares entitled to vote in an election of directors shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the bylaws.

Directors’ Discharge of Duties. Article 6.G of our Articles of Incorporation provides that, in discharging their duties as directors, such individuals shall, in considering the best interests of Magnolia Bancorp, consider the effects of any action upon the employees of the company and its subsidiary, Mutual Savings and Loan Association, the depositors and borrowers of Mutual Savings and Loan Association, the communities which it serves and all other pertinent factors.

The foregoing provisions of the articles of incorporation and bylaws of the Magnolia Bancorp could have the effect of discouraging an acquisition of the company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of our common stock.

The board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. The board of directors believes that these provisions are in our best interests and shareholders. In the board of directors’ judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of shareholders. Accordingly, the board of directors believes that it is in our best interests and shareholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of our stock and where the transaction is in the best interests of all shareholders.

Despite the board of directors’ belief as to the benefits to our shareholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which shareholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. The board of directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

Regulatory Restrictions

Under the Change in Bank Control Act, no person may acquire control of a bank holding company unless the FRB has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.

Control, as defined under federal law, means ownership, control, or holding with power to vote, of 25% or more of any class of voting stock. Federal regulations establish a rebuttable presumption of control upon ownership, control, or holding with power to vote of 10% or more of a class of voting stock where (i) the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person will own control or hold the power to vote a greater percentage of that class of voting securities.

The FRB may deny an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

FRB regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of 10% or more of a class of voting stock of Magnolia Bancorp or Mutual Savings and Loan Association without the FRB’s prior approval.

During the conversion and for three years following the conversion, the conversion regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, such as Mutual Savings and Loan Association, without the prior written approval of the Office of Comptroller of the Currency, except for:

•	any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;

•	offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;

•	offers in the aggregate for up to 24.9% by the employee stock ownership plan or other tax-qualified plans; and

•	an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion.

Such prohibition also is applicable to the acquisition of Magnolia Bancorp common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution’s stock under circumstances that give rise to a conclusive or rebuttable determination of control under Federal banking regulations.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 8,000,000 shares of capital stock, of which 6,000,000 are shares of common stock, par value $.01 per share (the “Common Stock”) and 2,000,000 are shares of preferred stock, par value $.01 per share (the “Preferred Stock”). We currently expect to issue up to 958,813 shares of Common Stock and no shares of Preferred Stock in the conversion. Each share of our Common Stock issued in the conversion will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock issued in the conversion. Upon payment of the purchase price of $10.00 per share for the Common Stock in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the conversion.

Our Common Stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

Dividends. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See “Our Dividend Policy.” The holders of Magnolia Bancorp Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Magnolia Bancorp board of directors out of funds legally available therefor. If we issue Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

Voting Rights. Upon completion of the conversion, the holders of Magnolia Bancorp Common Stock will possess exclusive voting rights in the company. They will elect our board of directors and act on such other matters as are required to be presented to them under Louisiana law or our articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of Magnolia Bancorp,” each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue Preferred Stock, holders of the Preferred Stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Mutual Savings and Loan Association, Magnolia Bancorp, as the sole holder of the capital stock of Mutual Savings and Loan Association, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see “The Conversion and Offering – Liquidation Rights”), all assets of Mutual Savings and Loan Association available for distribution. In the event of any liquidation, dissolution or winding up of Magnolia Bancorp, the holders of Magnolia Bancorp Common Stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of the assets of the company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of Magnolia Bancorp Common Stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of Magnolia Bancorp Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. Magnolia Bancorp Common Stock is not subject to any required redemption.

Preferred Stock

None of the shares of Magnolia Bancorp authorized Preferred Stock will be issued in the conversion. Such stock may be issued in the future with such preferences and designations as the board of directors may from time to time determine. Our board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for our common stock will be Pacific Stock Transfer Company.

EXPERTS

The financial statements of Mutual Savings and Loan Association at December 31, 2022 and 2023 and for the years then ended have been included in this prospectus and in the registration statement of which this prospectus is a part, in reliance on the report of EisnerAmper LLP, independent registered public accounting firm, which is included herein, upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and of its letter with respect to subscription rights.

LEGAL MATTERS

Silver, Freedman, Taff & Tiernan LLP, Washington, D.C., counsel to Magnolia Bancorp and Mutual Savings and Loan Association, has issued to Magnolia Bancorp its opinion regarding the legality of the common stock and has issued to Magnolia Bancorp and Mutual Savings and Loan Association its opinions regarding the federal income tax consequences and the Louisiana income tax consequences of the conversion and offering. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. and, in the event of a syndicated community offering, for any other co-managers, by Breyer & Associates PC, McLean, Virginia.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Magnolia Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Magnolia Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Mutual Savings and Loan Association has filed with the OCC an application with respect to the conversion. This prospectus omits certain information contained in such application. The conversion application may be inspected, without charge, at the offices of the OCC, 500 North Akard Street, Suite 1600, Dallas, Texas 75021. The plan of conversion is available, upon request, at each of Mutual Savings and Loan Association’s offices.

In connection with the offering, Magnolia Bancorp will register its common stock under Section 12(b) of the Securities Exchange Act of 1934. Upon such registration, Magnolia Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Magnolia Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the conversion and offering.

This prospectus does not include separate financial statements for Magnolia Bancorp because it has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenues or expenses.

All financial statement schedules are omitted because the required information either is not applicable or is included in the financial statements or related notes.

MUTUAL SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF FINANCIAL CONDITION

AS OF JUNE 30, 2024 AND DECEMBER 31, 2023

	June 30,	December 31,
	2024	2023
	(unaudited)
ASSETS
Cash and cash equivalents	$1,583,076	$1,694,389
Interest-bearing deposits with banks	11,875	15,392
Federal Home Loan Bank stock, at cost	342,200	333,200

Loans receivable	31,726,139	32,180,733
Allowance for credit losses	(200,000)	(200,000)
Loans receivable, net	31,526,139	31,980,733

Property and equipment, net	1,544,414	1,583,049
Accrued interest receivable loans	58,509	60,520
Other assets	453,679	135,577

TOTAL ASSETS	$35,519,892	$35,802,860

LIABILITIES AND RETAINED EARNINGS

LIABILITIES
Deposits
Interest-bearing deposits	$19,252,138	$20,001,464
Non-interest bearing deposits	774,624	854,634
Advances from Federal Home Loan Bank	850,000	500,000
Advance payments by borrowers for insurance and taxes	463,957	318,462
Accrued interest payable	4,204	3,768
Accrued expense and other liabilities	135,249	60,434
Deferred tax liability, net	48,251	48,251
Total Liabilities	21,528,423	21,787,013

RETAINED EARNINGS
Retained earnings	13,991,469	14,015,847
Total Retained Earnings	13,991,469	14,015,847

TOTAL LIABILITIES AND RETAINED EARNINGS	$35,519,892	$35,802,860

The accompanying notes are in integral part of these financial statements

MUTUAL SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	2024	2023
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$672,536	$669,629
Dividends from Federal Home Loan Bank Stock	9,139	6,713
Interest on deposits with other banks and cash equivalents	43,500	73,544
Total interest and dividend income	725,175	749,886

INTEREST EXPENSE
Interest on deposits	165,718	33,272
Interest on Federal Home Loan Bank Advances	18,682	1,437
Total interest expense	184,400	34,709

NET INTEREST INCOME	540,775	715,177

PROVISION FOR CREDIT LOSSES	-	-

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	540,775	715,177

NON-INTEREST INCOME
Service charges on deposit accounts	3,352	4,298
Rental income	10,830	10,680
Other income	1,847	1,752
Total non-interest income	16,029	16,730

NON-INTEREST EXPENSE
Salaries and employee benefits	372,226	405,087
Occupancy and equipment	43,281	46,289
Data processing	27,463	27,463
Automobile depreciation and expense	11,802	20,184
Audit and regulatory examination fees	28,328	34,382
Advertising	1,405	12,578
FHLB and DDA charges	19,020	18,827
Insurance	27,200	27,529
Property taxes	25,500	23,700
Stationary printing and supplies	16,288	11,819
Other general and administrative	15,449	22,296
Total non-interest expense	587,962	650,154

INCOME (LOSS) BEFORE INCOME TAXES	(31,158)	81,753

INCOME TAXES
Income tax provision (benefit)	(6,780)	17,600

NET INCOME (LOSS)	$(24,378)	$64,153

The accompanying notes are in integral part of these financial statements

MUTUAL SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF CHANGES IN RETAINED EARNINGS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	2024	2023
RETAINED EARNINGS, BEGINNING OF THE PERIOD	$14,015,847	$13,930,219

Net Income (loss)	(24,378)	64,153

RETAINED EARNINGS, END OF THE PERIOD	$13,991,469	$13,994,372

The accompanying notes are an integral part of these financial statements.

MUTUAL SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(24,378)	$64,153
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	38,635	38,243
Stock dividends	(9,000)	(6,700)
(Increase) decrease in:
Accrued interest receivable and other assets	(309,311)	(12,109)
Increase (decrease) in:
Income tax payable	(6,780)	17,600
Accrued expenses and other liabilities	75,251	(68,585)
Net cash provided by (used in) operating activities	(235,583)	32,602

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in loans receivable, net	454,594	1,449,742
Purchases of property and equipment	-	(4,537)
Net cash provided by investing activities	454,594	1,445,205

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in deposits	(829,336)	(2,125,257)
Increase in advances by borrowers for insurance and taxes	145,495	102,360
Proceeds on Federal Home Loan Bank Advances, net	350,000	-
Net cash used in financing activities	(333,841)	(2,022,897)

Net change in cash and cash equivalents	(114,830)	(545,090)

Cash and cash equivalents, beginning of period	1,709,781	3,602,982

Cash and cash equivalents, end of period	$1,594,951	$3,057,892

SUPPLEMENTAL DISCLOSURES FOR CASH FLOW INFORMATION:
Cash paid during the period for interest	$180,933	$34,523
Cash paid during the period for income taxes	$-	$-

RECONCILIATION TO THE STATEMENTS OF FINANCIAL CONDITION
Cash and cash equivalents	$1,583,076	$3,043,498
Interest-bearing deposits with banks	11,875	14,394
	$1,594,951	$3,057,892

The accompanying notes are an integral part of these financial statements.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements of Mutual Savings and Loan Association (“the Association”) were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information, general practices within the financial services industry, and instructions for Regulation S-X. Accordingly, these interim financial statements do not include all of the information or footnotes required by GAAP for annual financial statements. However, in the opinion of management, all adjustments necessary for a fair presentation of the financial statements have been included. The results of operations for the interim periods disclosed herein are not necessarily indicative of the results that may be expected for the entire fiscal year. These statements should be read in conjunction with the Association’s audited financial statements and notes thereto for the year ended December 31, 2023.

Critical Accounting Policies and Estimates

In preparing the financial statements, the Association is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the Association’s financial condition, results of operations, changes in equity, and cash flows for the interim period presented. These adjustments are of a normal recurring nature and include appropriate estimated provisions.

On January 1, 2023, the Association adopted Accounting Standards Codification (“ASC”) 326, “Financial Instruments – Credit Losses,” more commonly referred to as CECL, on a modified retrospective basis. The provisions of this guidance required changes to the manner in which the estimated and reported losses on financial instruments, including loans and unfunded lending commitments, select securities and other assets carried at amortized cost. Under CECL, the allowance for credit losses (ACL) is a valuation account, measured as the difference between the Association’s amortized cost basis and the net amount expected to be collected on the financial assets (i.e., lifetime credit losses). The CECL methodology described in FASB Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (Topic 326), applies to financial assets measured at amortized cost, and off-balance-sheet credit exposures (collectively, financial assets) including: financing receivables such as loans held for investment, held to maturity debt securities, off-balance-sheet credit exposures (unfunded commitments) including off- balance sheet loan commitments, standby letters of credit, and other similar instruments.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2.	Loans Receivable

A summary of the balances of loans as of June 30, 2024 and December 31, 2023 is as follows:

	2024	2023
Real estate loans
Residential	$30,624,181	$30,988,366
Construction	-	18,400
Commercial	657,065	706,651
	31,281,246	31,713,417
Share Loans	304,297	325,587
	31,585,543	32,039,004
Unamortized, net deferred loan costs	140,596	141,729
Less allowance for credit losses	(200,000)	(200,000)
Total	$31,526,139	$31,980,733

Weighted average yield	4.35%	4.22%

Loans are stated at the amount of unpaid principal net of discounts and premiums on acquired loans before allowance for credit losses. Interest on loans is calculated using the effective interest method. There was no activity in the allowance for the six months ended June 30, 2024 and the six months ended June 30, 2023.

Loan Origination/Risk Management/Credit Concentration – The Association has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. The Association’s Board of Directors reviews and approves these policies and procedures on a regular basis. Although the Association has a diversified loan portfolio, the Association has concentrations of credit risks related to the real estate market, including residential, commercial, and construction lending. Most of the Association’s lending activity occurs within the greater New Orleans, Louisiana metropolitan area. The Association has certain loans for which repayment is dependent upon the operation or sale of collateral, based on the borrower’s financial difficulties. The underlying collateral can vary based on type of loan. The following provides more detail about the types of collateral that secure collateral dependent loans and the risk characteristics:

Real estate loans - consist primarily of residential loans for single and multifamily properties. Residential loans are generally secured by the first mortgage, and in some cases second mortgage, of owner occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers and can be impacted by economic conditions within their market area. Residential mortgage loans are generally secured by 1-4 family residential properties and residential lots. Declines in market value can result in residential mortgages with outstanding balances in excess of the collateral value of the property securing the loan. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2.	Loans Receivable (continued)

Construction Loans – Construction loans include loans secured by real estate. Construction loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, or an interim loan commitment from the Association until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions, the cost of construction and the availability of long-term financing. Residential construction loans can experience delays in construction and cost overruns that can exceed the borrower’s financial ability to complete the construction project, which could result in unmarketable collateral.

Commercial Loans – Commercial real estate loans include loans secured by real estate. Repayment of these loans are primarily dependent on cash flows from the operations of the property and personal income of the borrower, this can be impacted by economic conditions of the market. A decrease in demand for commercial real estate in our market area could result in decreases in the underlying collateral values and make repayment of the outstanding loans more difficult for our borrowers. Loans secured by non-residential properties and multi-family housing are dependent upon the ability of the property to produce cash flow sufficient to cover debt service and other operating expenses. These property types are susceptible to weak economic conditions which can result in high vacancy rates.

Home Equity Loans - Home equity loans and lines of credit loans are secured by first or junior liens on residential real estate making such loans susceptible to deterioration in residential real estate values. Additional risks include lien perfection deficiencies and the inherent risk that the borrower may draw on the lines in excess of their collateral value, particularly in a deteriorating real estate market.

Share Loans – The share loan portfolio consists of loans secured by saving or certificate of deposit accounts of customers. Risk is mitigated by the fact that the loans are of smaller individual amounts and secured by deposit accounts.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2.	Loans Receivable (continued)

The following tables present a summary by loan class of past due and non-accrual loans as of June 30, 2024 and December 31, 2023 (dollars in thousands):

June 30, 2024	30 to 90 Days or More Past Due	Greater than 90 days past due	Current Loans	Total	Past due grater than 90 days accruing
Real Estate Loans
Loans Secured by Real Estate
Adjustable Rate - home equity	$-	$-	$732	$732	$-
Fixed Rate:
Land Loans	-	34	103	137	-
Multi family	-	-	295	295	-
1-4 Family residential	222	-	29,238	29,460	-
	222	34	30,368	30,624	-
Construction residential	-	-	-	-
Commercial	-	-	657	657	-
Real Estate Loans	222	34	31,025	31,281	-
Share loans	-	-	304	304	-
Total	$222	$34	$31,329	$31,585	$-

June 30, 2024	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Real Estate Loans
Loans Secured by Real Estate
Adjustable Rate - home equity	$-	$-	$-
Fixed Rate:
Land Loans	34	-	34
Multi family	-	-	-
1-4 Family Residential	-	-	-
	34	-	34
Construction residential	-	-	-
Commercial	-	-	-

Real Estate Loans	34	-	34

Share loans	-	-	-
Total	$34	$-	$34

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2.	Loans Receivable (continued)

December 31, 2023	30 to 90 Days or More Past Due	Greater than 90 days past due	Current Loans	Total	Past due grater than 90 days accruing
Real Estate Loans
Loans Secured by Real Estate
Adjustable Rate - home equity	$-	$-	$575	$575	$-
Fixed Rate:
Land Loans	-	34	113	147	-
Multi family	-	-	302	302	-
1-4 Family residential	-	-	29,964	29,964	-
	-	34	30,954	30,988	-
Construction residential	-	-	18	18
Commercial	-	-	707	707	-
Real Estate Loans	-	34	31,679	31,713	-
Share loans	-	-	326	326	-
Total	$-	$34	$32,005	$32,039	$-

December 31, 2023	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Real Estate Loans
Loans Secured by Real Estate
Adjustable Rate - home equity	$-	$-	$-
Fixed Rate:
Land Loans	34	-	34
Multi family	-	-	-
1-4 Family Residential	-	-	-
	34	-	34
Construction residential	-	-	-
Commercial	-	-	-

Real Estate Loans	34	-	34

Share loans	-	-	-
Total	$34	$-	$34

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2.	Loans Receivable (continued)

Loans receivable as of June 30, 2024 and December 31, 2023 are scheduled to mature and adjustable-rate loans are scheduled to reprice as follows (amounts in thousands):

June 30, 2024	Less than one year	One to five years	Six to ten years	More than ten years	Total
Real Estate Loans
Loans Secured by Real Estate
Adjustable Rate-home equity	$732	$-	$-	$-	$732
Fixed Rate:
Land Loans	34	25	22	56	137
Multi family	-	-	-	295	295
1-4 Family residential	-	313	3,668	25,479	29,460
	766	338	3,690	25,830	30,624
Construction residential	-	-	-	-	-
Commercial	-	89	568	-	657
Real Estate Loans	766	427	4,258	25,830	31,281
Share loans	304	-	-	-	304
Total	$1,070	$427	$4,258	$25,830	$31,585

December 31, 2023	Less than one year	One to five years	Six to ten years	More than ten years	Total
Real Estate Loans
Loans Secured by Real Estate
Adjustable Rate-home equity	$575	$-	$-	$-	$575
Fixed Rate:
Land Loans	34	30	24	59	147
Multi family	-	-	-	302	302
1-4 Family residential	-	280	3,239	26,445	29,964
	609	310	3,263	26,806	30,988
Construction residential	-	-	-	18	18
Commercial	-	101	606	-	707
Real Estate Loans	609	411	3,869	26,824	31,713
Share loans	326	-	-	-	326
Total	$935	$411	$3,869	$26,824	$32,039

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2.	Loans Receivable (continued)

During the period and years ended June 30, 2024 and December 31, 2023, the Association sold no mortgage loans. The Association had no loan modifications to borrowers experiencing financial difficulty in the six months ended June 30, 2024 and June 30, 2023. Prior to January 1, 2023, the Association did not have any troubled debt restructured loans.

Credit Quality Indicators

The Association uses several credit quality indicators to manage credit risk in an ongoing manner. The Association's primary credit quality indicators are to use an internal credit risk rating system that categorizes loans into pass/watch, special mention, substandard, or doubtful categories. Credit risk ratings are applied individually to those classes of loans that have significant or unique credit characteristics that benefit from a case-by-case evaluation. Groups of loans and leases that are underwritten and structured using standardized criteria and characteristics, such as statistical models (e.g., credit scoring or payment performance), are typically risk-rated and monitored collectively.

The following are the definitions of the Association's credit quality indicators:

Pass: Loans that comply in all material respects with the Association's loan policies, which are adequately secured with conforming collateral, and are extended to borrowers with documented cash flow and/or liquidity to safely cover their total debt service requirements. These grades include loans to borrowers of solid credit quality with no higher-than-normal risk of loss. Borrowers in these categories have satisfactory financial strength and adequate cash flow coverage to service debt requirements. Collateral type and quality, as well as protection, are adequate. The borrower is strong and capable, financial information is timely and accurate, and guarantor support is strong.

Watch: Loans that are above the FNMA limits are monitored on a routine basis. In addition, loans that become delinquent are initially identified as watch list loans for further monitoring: these loans do not currently expose the institution to sufficient risk to warrant adverse classification.

Special Mention: Loans that have potential weaknesses that, if left uncorrected, may result in deterioration of repayment prospects for the asset or in the Association's credit position at some future date. The Association’s special mention rating align with the regulatory definition. A special mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these weaknesses may result in deterioration of repayment prospects. These weaknesses may include deteriorating balance sheets, strained liquidity and elevated leverage ratios. Cash flow and profitability are marginally sufficient to service debt and collateral is exhibiting signs of decline in value; however, protection is currently sufficient. Limited management experience or weaknesses have emerged requiring more than normal supervision and uncertainties regarding the quality of the financials are not explained. Guarantor has very limited ability and willingness to provide short-term support. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Classified Loans Credit Quality Indicators

Substandard: Loans that are inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged. These assets have a well-defined weakness or weaknesses. The Association has a distinct possibility to sustain some loss if the deficiencies

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2.	Loans Receivable (continued)

are not corrected.

Classified Loans Credit Quality Indicators (continued)

Doubtful: Loans that have the weaknesses of those classified Substandard, with the added characteristic that the weaknesses make the collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The likelihood of loss on an asset is high.

The following presents, by class and by credit quality indicator, the recorded investment in the Association's loans as of June 30, 2024 and December 31, 2023 (amounts in thousands):

The Association’s credit quality indicators are periodically updated on a case-by-case basis.

June 30, 2024	Pass/Watch	Special Mention	Sub- standard	Doubtful	Total
Real Estate Loans:
Residential	$30,590	$-	$34	$-	$30,624
Construction	-	-	-	-	-
Commercial	657	-	-	-	657
Share Loans	304	-	-	-	304
Total	$31,551	$-	$34	$-	$31,585

December 31, 2023	Pass/Watch	Special Mention	Sub- standard	Doubtful	Total
Real Estate Loans:
Residential	$30,954	$-	$34	$-	$30,988
Construction	18	-	-	-	18
Commercial	707	-	-	-	707
Share Loans	326	-	-	-	326
Total	$32,005	$-	$34	$-	$32,039

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2.	Loans Receivable (continued)

The following table reflects loans by credit quality indicator and origination year at June 30, 2024 (in thousands).

	2024	2023	2022	2021	2020	Prior	Total
Residential real estate:
Loans Secured by 1 - 4 Family Residential
Pass/Watch	$500	$2,047	$5,299	$5,314	$4,232	$13,198	$30,590
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	34	34
Total	$500	$2,047	$5,299	$5,314	$4,232	$13,232	$30,624
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

Loans Secured by 1 - 4 Family Residential - Construction
Pass/Watch	$-	$-	$-	$-	$-	$-	$-
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	-	-
Total	$-	$-	$-	$-	$-	$-	$-
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

Loans Secured by Commercial Real Estate
Pass/Watch	$-	$-	$-	$-	$-	$657	$657
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	-	-
Total	$-	$-	$-	$-	$-	$657	$657
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

Share Loans
Pass/Watch	$-	$-	$194	$-	$-	$110	$304
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	-	-
Total	$-	$-	$194	$-	$-	$110	$304
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

All Loans
Pass/Watch	$500	$2,047	$5,493	$5,314	$4,232	$13,965	$31,551
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	34	34
Total	$500	$2,047	$5,493	$5,314	$4,232	$13,999	$31,585
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2.	Loans Receivable (continued)

The following table reflects loans by credit quality indicator and origination year at December 31, 2023 (in thousands).

	2023	2022	2021	2020	2019	Prior	Total
Residential real estate:
Loans Secured by 1 - 4 Family Residential
Pass/Watch	$1,358	$5,369	$5,430	$4,764	$1,721	$12,312	$30,954
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	34	34
Total	$1,358	$5,369	$5,430	$4,764	$1,721	$12,346	$30,988
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

Loans Secured by 1 - 4 Family Residential - Construction
Pass/Watch	$18	$-	$-	$-	$-	$-	$18
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	-	-
Total	$18	$-	$-	$-	$-	$-	$18
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

Loans Secured by Commercial Real Estate
Pass/Watch	$-	$-	$-	$-	$-	$707	$707
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	-	-
Total	$-	$-	$-	$-	$-	$707	$707
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

Share Loans
Pass/Watch	$-	$212	$-	$-	$50	$64	$326
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	-	-
Total	$-	$212	$-	$-	$50	$64	$326
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

All Loans
Pass/Watch	$1,377	$5,581	$5,430	$4,764	$1,771	$13,082	$32,005
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	34	34
Total	$1,377	$5,581	$5,430	$4,764	$1,771	$13,116	$32,039
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2.	Loans Receivable (continued)

Allowance for Credit Losses on Loans Receivable

The allowance for credit loss (loan losses) represents the estimated amount considered necessary to cover lifetime expected credit losses inherent in financial assets at the statement of financial condition date. The following table summarizes the activity by loan categories as of June 30, 2024 and December 31, 2023 (in thousands):

	Residential Real Estate Loans
June 30, 2024	Mortgage	Construction	Commercial Real Estate	Share Loans	Total
Allowance for Credit Losses
Beginning Balance	$175	$15	$10	$-	$200
Charge-Offs	-	-	-	-	-
Recoveries	-	-	-	-	-
Provision for credit losses	15	(15)	-	-	-
Ending Balances	$190	$-	$10	$-	$200

Ending Balances Allocated to:
Individually Evaluated for Impairment	$-	$-	$-	$-	$-
Collectively Evaluated for Impairment	190	-	10	-	200
	$190	$-	$10	$-	$200

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2.	Loans Receivable (continued)

	Residential Real Estate Loans
December 31, 2023	Mortgage	Construction	Commercial Real Estate	Share Loans	Total
Allowance for Credit Losses
Beginning Balance	$198	$2	$-	$-	$200
Charge-Offs	-	-	-	-	-
Recoveries	-	-	-	-	-
Provision for credit losses	(23)	13	10	-	-
Ending Balances	$175	15	$10	$-	$200

Ending Balances Allocated to:
Individually Evaluated for Impairment	$-	$-	$-	$-	$-
Collectively Evaluated for Impairment	175	15	10	-	200
	$175	15	$10	$-	$200

Allowance for Credit Losses on Unfunded Loan Commitments

The Association considered an allowance for credit losses on unfunded loan commitments as of June 30, 2024 and 2023 to be insignificant.

Related-Party Loans

In the ordinary course of business, the Association has granted loans to principal officers and directors, and entities in which they have significant ownership or management positions. An analysis of the changes in loans to such borrowers for the six months ended June 30, 2024 and year ended December 31, 2023 as follows:

	2024	2023
Balance, Beginning	$914,683	$850,993
Additions	425,136	127,128
Payments	(25,565)	(63,438)
Balance, Ending	$1,314,254	$914,683

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

3.	Deposits

Certificates of deposit and other time deposits issued in denominations that exceed the Federal Deposit Insurance Corporation (FDIC) insurance limit of $250,000 totaled $1,638,676 and $1,593,144 at June 30, 2024 and December 31, 2023, respectively, and are included in interest-bearing deposits in the statements of financial condition.

Deposits (continued)

A summary of deposit balances by type as of June 30, 2024 and December 31, 2023 is as follows:

	Interest Rates as of
	June 30, 2024	2024	2023
Now Accounts	0.00%-.020%	$7,816,918	$8,528,352
Passbook Accounts	0.01%	2,351,852	2,797,529
		10,168,770	11,325,881

Certificates of Deposit	0.00-0.99%	2,141,528	3,802,746
	1.00-1.99%	248,000	248,512
	2.00-2.99%	-	-
	3.00-3.99%	3,992,464	3,306,302
	4.00-4.99%	250,000	436,657
	5.00-5.99%	3,226,000	1,736,000
		9,857,992	9,530,217

	Total	$20,026,762	$20,856,098

Time Deposits

At June 30, 2024 and December 31, 2023, the scheduled maturities of time deposits were as follows:

	2024		2023
Period of Maturity	Amount	Percentage of Total	Amount	Percentage of Total
Within 12 months	$8,943,780	90.73%	$6,986,923	73.31%
13 months - 24 months	856,909	8.69%	2,434,595	25.55%
25 months - 36 months	44,029	0.45%	104,134	1.09%
37 months - 48 months	4,567	0.05%	4,565	0.05%
40 months - 60 months	8,707	0.08%	-	-
Total	$9,857,992	100.00%	$9,530,217	100.00%

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

3.	Deposits (continued)

Deposits with Related Parties and Concentrations

During the normal course of business, the Association accepts deposits from members of the Board of Directors and officers. As of June 30, 2024 and December 31, 2023, these deposits totaled $5,061,538 and $4,907,657, respectively. As of June 30, 2024 and December 31, 2023, one customer represented 24% and 23% of the total deposits outstanding, respectively.

Interest-Bearing Deposits

Interest expense on deposits during the six months ended June 30, 2024 and June 30, 2023 are as follows:

	2024	2023
NOW Accounts	$4,872	$5,585
Passbook Accounts	132	160
Certificates of Deposit	160,714	27,527
Total	$165,718	$33,272

Weighted Average Interest Rate	1.85%	0.28%

The weighted average interest rate on NOW accounts was 0.09%, on passbook accounts was 0.01%, and on certificates of deposit was 3.61% as of June 30, 2024.The weighted average interest rate on NOW accounts was 0.10%, on passbook savings accounts was 0.01%, and on certificates of deposit was 0.47% as of June 30, 2023.

4.	Advances from Federal Home Loan Bank (FHLB)

The Association has a line of credit with the FHLB through which advances are drawn. The total available line of credit at June 30, 2024 is $12.7 million. The unused portion of the line of credit as of June 30, 2024 was approximately $11.8 million. Pursuant to collateral agreements with the FHLB, advances are secured by a blanket-floating lien on first mortgage loans as of December 31, 2023, $500,000 in FHLB advances were outstanding. During 2024, the Association obtained FHLB advances of $2.2 million of which $850,000 was outstanding with an average interest rate of 5.65% as of June 30, 2024; of which $350,000 is maturing August 1, 2024 and $500,000 is maturing August 5, 2024.

5.	Regulatory Matters

The Association is subject to various regulatory capital requirements administered by its primary Federal regulator, the Office of the Comptroller of Currency (OCC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-financial condition items as calculated under regulatory accounting practices.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

5.	Regulatory Matters (continued)

The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I risk-based capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I core capital (as defined) to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel III rules) became fully effective for the Association on January 1, 2019. Management believes, as of June 30, 2024 and December 31, 2023, that the Association meets all capital adequacy requirements to which it is subject.

As of June 30, 2024 and December 31, 2023 the most recent notification from the OCC categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk- based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the notification that management believes have changed the Associations prompt corrective action category. The Association's actual capital amounts and ratios as of June 30, 2024 and December 31, 2023 are presented in the table (dollars in thousands):

		Actual		Required for Capital Adequacy Purposes		Required to be Well-Capitalized Under Prompt Corrective Action Provisions
2024		Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 Leverage Ratio	(1)	$13,992	38.92%	$1,438	4.00%	$1,798	5.00%
Common Equity Tier 1	(2)	13,992	72.59%	867	4.50%	1,253	6.50%
Tier 1 Risk-Based Capital	(2)	13,992	72.59%	1,157	6.00%	1,542	8.00%
Total Risk-Based Capital	(2)	14,192	73.63%	1,542	8.00%	1,928	10.00%

		Actual		Required for Capital Adequacy Purposes		Required to be Well-Capitalized Under Prompt Corrective Action Provisions
2023		Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 Leverage Ratio	(1)	$14,016	38.40%	$1,459	4.00%	$1,824	5.00%
Common Equity Tier 1	(2)	14,016	72.99%	864	4.50%	1,247	6.50%
Tier 1 Risk-Based Capital	(2)	14,016	72.99%	1,151	6.00%	1,535	8.00%
Total Risk-Based Capital	(2)	14,216	74.03%	1,535	8.00%	1,919	10.00%

(1)	Amounts and ratios to adjusted total assets

(2)	Amounts and ratios to total risk-weighted assets

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

6.	Fair Value Measures

Under the FASB's authoritative guidance for fair value measurements, the Association must determine the appropriate level in the fair value hierarchy for each fair value measurement. To increase consistency and comparability in fair value measurements, the guidance established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels. It gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The level in the fair value hierarchy within which a fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The levels are as follows:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities as of the reporting date. Financial assets and liabilities utilizing Level 1 inputs include active exchange-traded equity securities, exchange-based derivatives, mutual funds, and money market funds.

Level 2	Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, commingled investment funds not subject to purchase and sale restrictions, and fair-value hedges.

Level 3	Unobservable inputs, such as internally developed pricing models for the asset or liability due to little or no market activity for the asset or liability. Financial assets and liabilities utilizing Level 3 inputs include infrequently traded non-exchange-based derivatives and commingled investment funds subject to purchase and sale restrictions.

Assets and Liabilities Measured on a Non-Recurring Basis

The following describes the hierarchy designation, valuation methodologies, and key inputs for those assets that are measured at fair value on a non-recurring basis:

Collateral Dependent Loans

For collateral dependent loans, fair value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy. The collateral dependent loan consists of one one-to-four family mortgages secured by residential properties. The value of residential property collateral is determined based on appraisal by qualified licensed appraisers hired by the Association. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Techniques used in the measure of value that follows (in thousands) includes third-party appraisals and discounted cash flows, including estimates of costs to sell.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

6.	Fair Value Measures (continued)

				Total
				Estimated
June 30, 2024	Level 1	Level 2	Level 3	Fair Value
Assets
Collateral dependent loan	$-	$-	$34	$34
Total	$-	$-	$34	$34

				Total
				Estimated
December 31, 2023	Level 1	Level 2	Level 3	Fair Value
Assets
Collateral dependent loan	$-	$-	$34	$34
Total	$-	$-	$34	$34

The following methods and assumptions were used by the Association to estimate fair value of financial instruments:

Cash and cash equivalents - Fair value approximates carrying value.

FHLB stock - Consists of stock held as required by the Federal Home Loan Bank for membership and is carried at cost. While a fixed stock amount is required, the Federal Home Loan Bank stock requirement increases or decreases with the level of borrowing activity.

Loans receivable, net – Fair value is estimated by discounting the future cash flows using the current rate at which similar loans would be made to borrowers with similar credit rating and for the same remaining maturity. The fair value of loans is measured using an exit price notion.

Deposits - For NOW, passbook and certificates of deposit accounts, fair value is equal to the amount payable on demand or carrying value. For time deposits, fair value is estimated using a discounted cash flow method.

Advance, short-term - Fair value approximates carrying value.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

6.	Fair Value Measures (continued)

The carrying amount and estimated fair value of the Association’s financial instruments are as follows (in thousands):

		Fair Value Measures
June 30, 2024	Carrying Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$1,583	$1,583	$-	$-
FHLB stock	$342	-	342	$-
Loans receivable, net	$31,526	-	-	$29,018

Financial liabilities
Deposits	$20,027	-	-	$18,014
Advances, short-term	$850	850	-	$-

		Fair Value Measures
December 31, 2023	Carrying Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$1,694	$1,694	-	$-
FHLB stock	$333	-	333	-
Loans receivable, net	$31,981	-	-	$30,309

Financial liabilities
Deposits	$20,856	-	-	$18,787
Advances, short-term	$500	500	-	-

7.	Plan of Conversion:

On February 1, 2024, the Board of Directors of the Association adopted a plan of conversion (the “Plan”). The Plan is subject to the approval of the Office of the Comptroller of Currency (OCC) and must be approved by the affirmative vote of at least a majority of the votes eligible to be cast by the voting members of the Association at a special meeting, and the Federal Reserve Bank must approve a related holding company application proposes to convert into a stock savings the Association structure with the establishment of a stock holding company (Magnolia Bancorp, Inc.), as parent of the Association.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

7.	Plan of Conversion (continued)

The Association will convert to the stock form of ownership, followed by the issuance of all of the Association’s outstanding stock to Magnolia Bancorp, Inc. (the Company). Pursuant to the Plan, the Association will determine the total offering value and number of shares of common stock to be offered for sale by the Company based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Company’s Board of Directors will adopt an employee stock ownership plan which will subscribe for up to 8% of the common stock sold in the offering. Magnolia Bancorp, Inc. has been organized as a corporation under the laws of the State of Louisiana and will own all of the outstanding common stock of the Association upon completion of the conversion. The conversion will be accounted for as a change in corporate form with the historic basis of the Association’s assets, liabilities and equity unchanged as a result.

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the stock offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. The Association had no deferred conversion costs as of June 30, 2023. The Association incurred approximately $358,488 in deferred conversion costs through June 30, 2024. Upon the completion of the conversion, the Association will establish a liquidation account in the amount of its retained earnings contained in the latest financial statements included in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who maintain deposit accounts in the Association at the time of the conversion.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Mutual Savings and Loan Association

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of Mutual Savings and Loan Association (the “Association”) as of December 31, 2023 and 2022, and the related statements of operations, changes in retained earnings, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Association as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Association has changed its method of accounting for credit losses in 2023 due to the adoption of ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

Basis for Opinion

These financial statements are the responsibility of the Association’s management. Our responsibility is to express an opinion on the Association’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Association in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Association’s auditor since 2023. (Note: Partners of Postlethwaite & Netterville, APAC joined EisnerAmper LLP in 2023. Postlethwaite & Netterville, APAC had served as the Association’s auditor since 2021)

/s/ EisnerAmper LLP

EISNERAMPER LLP

Metairie, Louisiana

June 20, 2024

MUTUAL SAVINGS AND LOAN ASSOCIATION

METAIRIE, LOUISIANA

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2023 AND 2022

	2023	2022
ASSETS
Cash and cash equivalents	$1,694,389	$3,595,748
Interest-bearing deposits with banks	15,392	7,234
Federal Home Loan Bank stock, at cost	333,200	318,200

Loans receivable	32,180,733	33,705,765
Allowance for credit losses	(200,000)	(200,000)
Loans receivable, net	31,980,733	33,505,765

Property and equipment, net	1,583,049	1,595,457
Accrued interest receivable loans	60,520	65,794
Other assets	135,577	80,387

TOTAL ASSETS	$35,802,860	$39,168,585

LIABILITIES AND RETAINED EARNINGS
LIABILITIES
Deposits
Interest-bearing deposits	$20,001,464	$23,972,448
Non-interest bearing deposits	854,634	806,422
Advances from Federal Home Loan Bank	500,000	-
Advance payments by borrowers for insurance and taxes	318,462	260,831
Accrued interest payable	3,768	716
Accrued expenses and other liabilities	60,434	179,809
Deferred tax liability, net	48,251	18,140
Total Liabilities	21,787,013	25,238,366

RETAINED EARNINGS
Retained earnings	14,015,847	13,930,219
Total Retained Earnings	14,015,847	13,930,219

TOTAL LIABILITIES AND RETAINED EARNINGS	$35,802,860	$39,168,585

The accompanying notes are an integral part of these financial statements.

MUTUAL SAVINGS AND LOAN ASSOCIATION

METAIRIE, LOUISIANA

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$1,322,268	$1,295,776
Dividends from Federal Home Loan Bank Stock	15,196	3,017
Interest on deposits with other banks	145,837	119,617
Total interest and dividend income	1,483,301	1,418,410

INTEREST EXPENSE
Interest on deposits	144,796	53,949
Interest on Federal Home Loan Bank Advances	15,053	-
Total interest expense	159,849	53,949

NET INTEREST INCOME	1,323,452	1,364,461

PROVISION FOR CREDIT LOSSES	-	-
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,323,452	1,364,461

NON-INTEREST INCOME
Service charges on deposit accounts	8,059	12,452
Rental income	21,360	21,360
Other income	7,031	26,580
Total non-interest income	36,450	60,392

NON-INTEREST EXPENSE
Salaries and employee benefits	798,274	829,433
Occupancy and equipment	209,206	205,400
Data processing	89,470	84,208
Automobile depreciation and expense	32,443	46,321
Audit and regulatory examination fees	49,210	78,465
Advertising	13,439	26,203
FHLB and DDA charges	37,681	35,885
Conversion loss	-	35,034
Vault loss	-	73,190
Other general and administrative	21,334	20,056
Total non-interest expense	1,251,057	1,434,195

INCOME (LOSS) BEFORE INCOME TAXES	108,845	(9,342)

INCOME TAXES
Income tax provision (benefit)	23,217	(2,981)

NET INCOME (LOSS)	$85,628	$(6,361)

The accompanying notes are an integral part of these financial statements.

MUTUAL SAVINGS AND LOAN ASSOCIATION

METAIRIE, LOUISIANA

STATEMENTS OF CHANGES IN RETAINED EARNINGS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
RETAINED EARNINGS, BEGINNING OF YEAR	$13,930,219	$13,936,580

Net Income (loss)	85,628	(6,361)

RETAINED EARNINGS, END OF YEAR	$14,015,847	$13,930,219

The accompanying notes are an integral part of these financial statements.

MUTUAL SAVINGS AND LOAN ASSOCIATION

METAIRIE, LOUISIANA

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$85,628	$(6,361)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	76,900	68,082
Deferred tax benefit	30,111	(1,021)
Stock dividends	(15,000)	(2,800)
(Increase) decrease in:
Accrued interest receivable and other assets	(49,863)	46,537
Increase (decrease) in:
Accrued interest payable	3,052	252
Accrued expenses and other liabilities	(119,375)	21,592
Net cash provided by operating activities	11,453	126,281

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal repayments on investment securities held-to-maturity	-	5,425
(Increase) decrease in loans receivable, net	1,525,032	(1,384,561)
Purchases of property and equipment	(64,545)	(135,789)
Net cash provided by (used in) investing activities	1,460,487	(1,514,925)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in deposits, net	(3,922,772)	(6,043,845)
Increase (decrease) in advances by borrowers for insurance and taxes	57,631	(114,652)
Proceeds on Federal Home Loan Bank Advances, net	500,000	-
Net cash used in financing activities	(3,365,141)	(6,158,497)

Net change in cash and cash equivalents	(1,893,201)	(7,547,141)

Cash and cash equivalents, beginning of year	3,602,982	11,150,123

Cash and cash equivalents, end of year	$1,709,781	$3,602,982

SUPPLEMENTAL DISCLOSURES FOR CASH FLOW INFORMATION:
Cash paid during the year for interest	$156,797	$53,432
Cash paid during the year for income taxes	$-	$28,035

RECONCILIATION TO THE STATEMENTS OF FINANCIAL CONDITION
Cash and cash equivalents	$1,694,389	$3,595,748
Interest-bearing deposits with banks	15,392	7,234
	$1,709,781	$3,602,982

The accompanying notes are an integral part of these financial statements.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

The accounting and reporting policies of Mutual Savings and Loan Association (the Association) conform to accounting principles accepted in the United States of America (U.S. GAAP) and the prevailing practices within the savings and loan industry. A summary of significant accounting policies follows.

Nature of Operations

The Association, formed in 1885, provides financial services primarily to individuals, mainly through the origination of loans for one to four family residences. During 2007, the Association became a federally chartered savings bank. The Association also takes in deposits in the form of passbook savings, certificates of deposit, and NOW accounts.

Use of Estimates

In preparing financial statements in conformity with U.S. generally accepted accounting principles (GAAP), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for credit losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Association’s loans are generally secured by specific items of collateral including real property and consumer assets. While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. As a result of such reviews, the Association may decide to increase the provision for credit losses or recognize additional loan charge-offs. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Another estimate that is susceptible to significant changes in the near term relate to the determination of the valuation of deferred tax assets.

Effect of Recently Adopted Accounting Standards ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13” or “CECL”)

In June 2016, the FASB issued ASU 2016-13 which requires earlier measurement of credit losses and enhances disclosures. The main objective of ASU 2016-13 is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. Many of the previous loss estimation techniques are still permitted, although the inputs to those techniques have changed to reflect the full amount of expected credit losses over the life of the loan. ASU 2016-13 was effective for the Association for annual periods beginning on January 1, 2023.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies (continued)

Effect of Recently Adopted Accounting Standards ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13” or “CECL”) (continued)

The measurement of expected credit losses under the current expected credit loss (“CECL”) methodology is applicable to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. In addition, ASU 2016-13 made changes to the accounting for available-for-sale debt securities, which includes required presentation of credit losses to be presented as an allowance rather than as a write-down when management does not intend to sell the securities. It also applies to off-balance sheet credit exposures.

As of January 1, 2023, the Association did not have investments. The Association adopted ASU 2016-13 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures, as applicable. The Association’s results beginning January 1, 2023 are presented under ASU 2016-13 while prior period amounts continue to be reported in accordance with the then applicable GAAP. Upon adoption of these new credit loss measurement standards as of January 1, 2023, the Association did not recognize any change to its financial position or results of operations. No retroactive cumulative effect of accounting changes was recognized in this adoption.

Cash, Cash Equivalents, and Interest-Bearing Deposits with Banks

For purposes of the statements of cash flows, cash and cash equivalents include cash and balances due from banks and interest-bearing deposits with banks, carried at cost, all of which have an original maturity within ninety days.

Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank (FHLB), the Association is required to maintain a minimum investment in its stock that varies with the level of FHLB advances outstanding. Stock in the FHLB is restricted as to its marketability. Because no ready market exists for this investment and it has no quoted market value, the Association’s investment in this stock is carried at cost. The determination of whether there has been an impairment of the FHLB stock will ultimately be influenced by criteria such as: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB, and (d) the liquidity position of the FHLB.

Loans Receivable

The Association grants real estate and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans throughout the greater New Orleans, Louisiana metropolitan area. The ability of the Association’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies (continued)

Loans Receivable

Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs and the allowance for credit losses. Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the level yield method. Amortization of net deferred loan fees or costs is discontinued when a loan is placed on non-accrual status.

The accrual of interest income on loans is discontinued at the time the loan becomes 90 days past due. At that time, uncollected interest previously recorded is reversed. If the delinquent interest is subsequently collected, it is credited to income in the period collected. Interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. Payments subsequently received on non-accrual loans are applied to principal. Interest income is recognized to the extent that cash payments are received in excess of principal due. A loan may return to accrual status when principal and interest payments are no longer past due and collectability is reasonably assured (not in 2022).

Allowance for Credit Losses (“ACL”) – Loans

The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Management’s determination of the adequacy of the ACL is based on an assessment of the expected credit losses on loans over the expected life of the loan. The ACL is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. Loans are charged off when management believes that the collection of the principal amount owed in full is unlikely. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Any interest that is accrued but not collected is reversed against interest income when a loan is placed on nonaccrual status, which typically occurs prior to charging off all, or a portion, of a loan. The Association made the policy election to exclude accrued interest receivable on loans from the estimate of credit losses. The Association calculates estimated credit loss on its portfolio primarily using quantitative methodologies using relevant available information from internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. The ACL is evaluated and calculated on a collective basis for those loans which share similar risk characteristics. At each reporting period, the Association evaluates whether the loans in a pool continue to exhibit similar risk characteristics as the other loans and whether it needs to evaluate the allowance on an individual basis. Loans that do not share risk characteristics are evaluated on an individual basis. When the borrower is experiencing financial difficulty and repayment is expected to be provided through the operation or sale of the collateral, the expected credit losses are based on the fair value of collateral at the reporting date, adjusted for selling costs as appropriate.

The Association has chosen to segment its portfolio consistent with the manner in which it manages the risk of the type of credit. The Association’s segments for loans include mortgage and construction real estate, and share. Expected credit losses are estimated over the contractual term of each loan taking into consideration expected prepayments. The contractual term excludes expected extensions, renewals, and modifications.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies (continued)

Allowance for Credit Losses (“ACL”) – Loans (continued)

Also included in the allowance for credit loss are qualitative reserves to cover losses that are expected but, in the Association’s assessment, may not be adequately represented in the quantitative method or the economic assumptions described above. For example, factors that the Association considers include the nature and size of the portfolio, portfolio concentrations, the volume and severity of past due loans and non-accrual loans and current business conditions.

The Association designates individually evaluated loans on nonaccrual status as collateral-dependent loans, as well as other loans that management of the Association designates as having higher risk. Collateral-dependent loans are loans for which the repayment is expected to be provided through the operation or sale of the collateral and the borrower is experiencing financial difficulty. These loans do not share common risk characteristics and are not included within the collectively evaluated loans for determining the allowance for credit losses. Under CECL, for collateral-dependent loans, the Association has adopted the practical expedient to measure the allowance for credit losses based on the fair value of collateral. The allowance for credit losses is calculated on an individual loan basis based on the shortfall between the fair value of the loan’s collateral, which is adjusted for liquidation costs/discounts, and amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required.

In addition to the ACL on loans held for investment, CECL requires a balance sheet liability for unfunded commitments, which is recognized if both of the following conditions are met: (1) the Association has a present contractual obligation to extend credit; and (2) the obligation is not unconditionally cancellable by the Association. Loan commitments may have a funded and unfunded portion, of which the liability for unfunded commitments is derived based upon the commitments to extend credit to a borrower (e.g., an estimate of expected credit losses is not established for unfunded portions of loan commitment that are unconditionally cancellable by the Association). The expected credit losses for funded portions are reported in the previously discussed ACL. The Association does not have any commitments that are unconditionally cancellable and therefore all commitments are in scope for an ACL calculation. The Association segments its unfunded commitment portfolio consistent with the ACL calculation. As of January 1, 2023 and December 31, 2023, the ACL related to unfunded commitments was not significant.

Accounting Standards Update 2022-02 (“ASU 2022-02”), “Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures.” In March 2022, the FASB issued ASU 2022-02 which eliminates the TDR recognition and measurement guidance and instead requires that an entity evaluate whether the modification represents a new loan or a continuation of an existing loan. ASU 2022-02 also enhances existing disclosure requirements and introduces new requirements related to certain modifications of receivables made to borrowers experiencing financial difficulty. ASU 2022-02 is effective for the Association for annual periods beginning on January 1, 2023. The adoption of ASU 2022-02 did not impact the Association’s financial statements.

Property and Equipment

Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. The estimated useful life of office buildings is 30 years, furniture and fixtures principally 5 to 10 years, and automobiles 4 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies (continued)

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the related loan balance or fair value less estimated cost to sell at the date of foreclosure, establishing a new cost basis. Management periodically performs valuations, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs related to improvement of the property are capitalized, whereas costs related to holding the property are charged to operations.

Revenue Recognition

Interest on loans is recognized over the terms of the loans and is calculated under the effective interest method.

Non-interest income activities include service charges on member share deposits and lending-related fees. Fees are earned on member share deposit accounts for account maintenance and various transaction-based services, wire transfer activities, check order processing and insufficient funds/overdraft transactions. Lending-related fees generally represent transactional fees earned from late fees and document and other processing fees. These revenue streams are generally recognized when the transactions occur or as the service is performed. The Association’s performance obligations are generally satisfied as the services are rendered and typically do not extend beyond a reporting period. These fees, which are typically billed and collected after services are rendered, are readily determinable and allocated individually to each service. There are no significant judgments relating to the amount and timing of revenue recognition for these revenue streams. The Association does not incur costs to obtain contracts.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet, i.e., financial condition) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various statement of financial condition assets and liabilities and gives current recognition to changes in tax rates and laws. U.S. GAAP provides accounting and disclosure guidance about positions taken by an entity in its tax returns that might be uncertain. The Association believes that it has appropriate support for any tax positions taken, and management has determined that there are no uncertain tax positions that are material to the financial statements. Penalties and interest assessed by income taxing authorities, if any, would be included in income tax expense.

Off-Statements of Financial Condition Financial Instruments

In the ordinary course of business, the Association has entered into off-statement of financial condition instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they become payable.

Non-Direct Response Advertising

The Association expenses advertising costs as incurred. Advertising costs were $13,439 and $26,203 for the years ended December 31, 2023 and 2022, respectively.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

2.	Loans Receivable

A summary of the balances of loans as of December 31 is as follows:

	2023	2022
Real estate loans
Residential	$30,988,366	$31,739,935
Construction	18,400	633,665
Commercial	706,651	816,827
	31,713,417	33,190,427
Share loans	325,587	368,253
	32,039,004	33,558,680
Unamortized, net deferred loan costs	141,729	147,085
Less allowance for credit losses	(200,000)	(200,000)

Total	$31,980,733	$33,505,765

Weighted average yield	4.22%	4.08%

Loans are stated at the amount of unpaid principal net of discounts and premiums on acquired loans before allowance for credit losses. Interest on loans is calculated using the effective interest method. There was no activity in the allowance for the years ended December 31, 2023 and 2022.

Loan Origination/Risk Management/Credit Concentration – The Association has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. The Association’s Board of Directors reviews and approves these policies and procedures on a regular basis. Although the Association has a diversified loan portfolio, the Association has concentrations of credit risks related to the real estate market, including residential, commercial, and construction lending. Most of the Association’s lending activity occurs within the greater New Orleans, Louisiana metropolitan area.

The Association has certain loans for which repayment is dependent upon the operation or sale of collateral, based on the borrower’s financial difficulties. The underlying collateral can vary based on type of loan. The following provides more detail about the types of collateral that secure collateral dependent loans and the risk characteristics:

Real estate loans- Residential this portfolio consists primarily of residential loans for single and multifamily properties. Residential loans are generally secured by the first mortgage, and in some cases second mortgage, of owner occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers and can be impacted by economic conditions within their market area. Residential mortgage loans are generally secured by 1-4 family residential properties and residential lots. Declines in market value can result in residential mortgages with outstanding balances in excess of the collateral value of the property securing the loan. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

2.	Loans Receivable (continued)

Construction Loans – Construction loans include loans secured by real estate. Construction loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, or an interim loan commitment from the Association until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions, the cost of construction and the availability of long-term financing. Residential construction loans can experience delays in construction and cost overruns that can exceed the borrower’s financial ability to complete the construction project, which could result in unmarketable collateral.

Commercial Loans – Commercial real estate loans include loans secured by real estate. Repayment of these loans are primarily dependent on cash flows from the operations of the property and personal income of the borrower, this can be impacted by economic conditions of the market. A decrease in demand for commercial real estate in our market area could result in decreases in the underlying collateral values and make repayment of the outstanding loans more difficult for our borrowers. Loans secured by non-residential properties and multi-family housing are dependent upon the ability of the property to produce cash flow sufficient to cover debt service and other operating expenses. These property types are susceptible to weak economic conditions which can result in high vacancy rates.

Home equity Loans - Home equity loans and lines of credit loans are secured by first or junior liens on residential real estate making such loans susceptible to deterioration in residential real estate values. Additional risks include lien perfection deficiencies and the inherent risk that the borrower may draw on the lines in excess of their collateral value, particularly in a deteriorating real estate market.

Share Loans – The share loan portfolio consists of loans secured by saving or certificate of deposit accounts of customers. Risk is mitigated by the fact that the loans are of smaller individual amounts and secured by deposit accounts.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

2.	Loans Receivable (continued)

The following tables present a summary by loan class of past due and non-accrual loans as of December 31, 2023 and 2022 (dollars in thousands):

2023	30 to 90 Days or More Past Due	Greater than 90 days past due	Current Loans	Total	Past due > 90 days, accruing
Real Estate Loans
Loans Secured by Real Estate
Adjustable Rate – home equity	$-	$-	$575	$575	$-
Fixed Rate:
Land Loans	-	34	113	147	-
Multi family	-	-	302	302	-
Other	-	-	29,964	29,964	-
	-	34	30,954	30,988	-
Construction	-	-	18	18	-
Commercial	-	-	707	707	-
Real Estate Loans	-	34	31,679	31,713	-
Share loans	-	-	326	326	-
Total	$-	$34	$32,005	$32,039	$-

2023	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Real Estate Loans
Loans Secured by Real Estate
Adjustable Rate – home equity	$-	$-	$-
Fixed Rate:
Land Loans	34	-	34
Multi family	-	-	-
Other	-	-	-
	34	-	34
Construction	-	-	-
Commercial	-	-	-
Real Estate Loans	34	-	34
Share loans	-	-	-
Total	$34	$-	$34

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

2.	Loans Receivable (continued)

2022	30 to 90 Days or More Past Due	Greater than 90 days past due	Current Loans	Total	Past due > 90 days, accruing
Real Estate Loans
Loans Secured by Real Estate
Adjustable Rate – home equity	$-	$-	$466	$466	$-
Fixed Rate:
Land Loans	-	34	225	259	-
Multi family	-	-	315	315	-
Other	-	-	30,700	30,700	-
	-	34	31,706	31,740	-
Construction	-	-	634	634	-
Commercial	-	-	817	817	-
Real Estate Loans	-	34	33,157	33,191	-
Share loans	-	-	368	368	-
Total	$-	$34	$33,525	$33,559	$-

For reporting periods prior to January 1, 2023, before CECL was adopted, the Association individually evaluated impaired loans. The following presents, by class, information related to impaired loans as of and for the year ended December 31, 2022 (amounts in thousands):

		Recorded	Recorded
	Unpaid	Investment	Investment	Total		Average
	Principal	with No	with	Recorded	Related	Recorded
	Balance	Allowance	Allowance	Investment	Allowance	Investment
Real Estate Loans:
Residential	$34	$34	$-	$34	$-	$34
Construction	-	-	-	-	-	-
Commercial	-	-	-	-	-	-
Share Loans	-	-	-	-	-	-
Total	$34	$34	$-	$34	$-	$34

The amount of interest income that would have been recorded in 2022 is not significant.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

2.	Loans Receivable (continued)

Loans receivable as of December 31, 2023 and 2022 are scheduled to mature and adjustable-rate loans are scheduled to reprice as follows (amounts in thousands):

2023	Less than One year	One to five years	Six to ten years	More than ten years	Total
Real Estate Loans
Loans Secured by Real Estate
Adjustable Rate – home equity	$575	$-	$-	$-	$575
Fixed rate:
Land loans	34	30	24	59	147
Multi-family	-	-	-	302	302
Other	-	280	3,239	26,445	29,964
	609	310	3,263	26,806	30,988
Construction	-	-	-	18	18
Commercial	-	101	606	-	707
Real estate loans	609	411	3,869	26,824	31,713
Share loans	326	-	-	-	326
Total	$935	$411	$3,869	$26,824	$32,039

2022	Less than One year	One to five years	Six to ten years	More than ten years	Total
Real Estate Loans
Loans Secured by Real Estate
Adjustable Rate – home equity	$466	$-	$-	$-	$466
Fixed rate:
Land loans	34	68	28	129	259
Multi-family	-	-	-	315	315
Other	5	272	2,915	27,508	30,700
	505	340	2,943	27,952	31,740
Construction	-	-	-	634	634
Commercial	-	127	436	254	817
Real estate loans	505	467	3,379	28,840	33,191
Share loans	368	-	-	-	368
Total	$873	$467	$3,379	$28,840	$33,559

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

2.	Loans Receivable (continued)

During the years ended December 31, 2023 and 2022, the Association sold no mortgage loans. The Association had no loan modifications in 2023 or 2022. Prior to January 1, 2023, the Association did not have any troubled debt restructured loans.

Credit Quality Indicators

The Association uses several credit quality indicators to manage credit risk in an ongoing manner. The Association's primary credit quality indicators are to use an internal credit risk rating system that categorizes loans into pass, special mention, substandard, or doubtful categories. Credit risk ratings are applied individually to those classes of loans that have significant or unique credit characteristics that benefit from a case-by-case evaluation. Groups of loans and leases that are underwritten and structured using standardized criteria and characteristics, such as statistical models (e.g., credit scoring or payment performance), are typically risk-rated and monitored collectively.

The following are the definitions of the Association's credit quality indicators:

Pass: Loans that comply in all material respects with the Association's loan policies, which are adequately secured with conforming collateral, and are extended to borrowers with documented cash flow and/or liquidity to safely cover their total debt service requirements. These grades include loans to borrowers of solid credit quality with no higher-than-normal risk of loss. Borrowers in these categories have satisfactory financial strength and adequate cash flow coverage to service debt requirements. Collateral type and quality, as well as protection, are adequate. The borrower is strong and capable, financial information is timely and accurate, and guarantor support is strong.

Watch: Loan that are above the FNMA limits are monitored on a routine basis. In addition, loans that become delinquent are initially identified as watch list loans for further monitoring: these loans do not currently expose the institution to sufficient risk to warrant adverse classification.

Special Mention: Loans that have potential weaknesses that, if left uncorrected, may result in deterioration of repayment prospects for the asset or in the Association's credit position at some future date. The Association’s special mention rating align with the regulatory definition. A special mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these weaknesses may result in deterioration of repayment prospects. These weaknesses may include deteriorating balance sheets, strained liquidity and elevated leverage ratios. Cash flow and profitability are marginally sufficient to service debt and collateral is exhibiting signs of decline in value; however, protection is currently sufficient. Limited management experience or weaknesses have emerged requiring more than normal supervision and uncertainties regarding the quality of the financials are not explained. Guarantor has very limited ability and willingness to provide short-term support. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Classified Loans Credit Quality Indicators

Substandard: Loans that are inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged. These assets have a well-defined weakness or weaknesses. The Association has a distinct possibility to sustain some loss if the deficiencies are not corrected.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

2.	Loans Receivable (continued)

Classified Loans Credit Quality Indicators (continued)

Doubtful: Loans that have the weaknesses of those classified Substandard, with the added characteristic that the weaknesses make the collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The likelihood of loss on an asset is high.

The following presents, by class and by credit quality indicator, the recorded investment in the Association's loans as of December 31 (amounts in thousands):

2023	Pass/Watch	Special Mention	Sub- standard	Doubtful	Total
Real Estate Loans:
Residential	$30,954	$-	$34	$-	$30,988
Construction	18	-	-	-	18
Commercial	707	-	-	-	707
Share Loans	326	-	-	-	326
Total	$32,005	$-	$34	$-	$32,039

2022	Pass	Special Mention	Sub- standard	Doubtful	Total
Real Estate Loans:
Residential	$31,706	$-	$34	$-	$31,740
Construction	634	-	-	-	634
Commercial	817	-	-	-	817
Share Loans	368	-	-	-	368
Total	$33,525	$-	$34	$-	$33,559

The Association’s credit quality indicators are periodically updated on a case-by-case basis.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

2.	Loans Receivable (continued)

The following table reflects loans by credit quality indicator and origination year at December 31, 2023 (in thousands).

	2023	2022	2021	2020	2019	Prior	Total
Residential real estate:
Loans Secured by 1 - 4 Family Residential
Pass/Watch	$1,358	$5,369	$5,430	$4,764	$1,721	$12,312	$30,954
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	34	34
Total	$1,358	$5,369	$5,430	$4,764	$1,721	$12,346	$30,988
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

Loans Secured by 1 - 4 Family Residential - Construction
Pass/Watch	$18	$-	$-	$-	$-	$-	$18
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	-	-
Total	$18	$-	$-	$-	$-	$-	$18
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

Loans Secured by Commercial Real Estate
Pass/Watch	$-	$-	$-	$-	$-	$707	$707
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	-	-
Total	$-	$-	$-	$-	$-	$707	$707
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

Share Loans
Pass/Watch	$-	$212	$-	$-	$50	$64	$326
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	-	-
Total	$-	$212	$-	$-	$50	$64	$326
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

All Loans
Pass/Watch	$1,377	$5,581	$5,430	$4,764	$1,771	$13,082	$32,005
Special Mention	-	-	-	-	-	-	-
Classified	-	-	-	-	-	34	34
Total	$1,377	$5,581	$5,430	$4,764	$1,771	$13,116	$32,039
Current period gross write offs	$-	$-	$-	$-	$-	$-	$-

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

2.	Loans Receivable (continued)

Allowance for Credit Losses on Loans Receivable

The allowance for credit loss (loan losses) represents the estimated amount considered necessary to cover lifetime expected credit losses inherent in financial assets at the statement of financial condition date. The following table summarizes the activity by loan categories as of December 31 (in thousands):

	Residential Real Estate Loans			Share
2023	Mortgage	Construction	Commercial	Loans	Total
Allowance for Credit Losses
Beginning Balance	$198	$2	$-	$-	$200
Charge-Offs	-	-	-	-	-
Recoveries	-	-	-	-	-
Provision for credit losses	(23)	13	10	-	-
Ending Balances	$175	$15	$10	$-	$200

Ending Balances Allocated to:
Individually Evaluated for Impairment	$-	$-	$-	$-	$-
Collectively Evaluated for Impairment	175	$15	$10	$-	200
	$175	$15	$10	$-	$200

	Residential Real Estate Loans			Share
2022	Mortgage	Construction	Commercial	Loans	Total
Allowance for Credit Losses
Beginning Balance	$198	$2	$-	$-	$200
Charge-Offs	-	-	-	-	-
Recoveries	-	-	-	-	-
Provision for credit losses	-	-	-	-	-
Ending Balances	$198	$2	$-	$-	$200

Ending Balances Allocated to:
Individually Evaluated for Impairment	$-	$-	$-	$-	$-
Collectively Evaluated for Impairment	198	2	-	-	200
	$198	$2	$-	$-	$200

Allowance for Credit Losses on Unfunded Loan Commitments

The Association considered an adjustment for credit losses on unfunded loan commitments with the adoption of CECL and for the year ended December 31, 2023 to be insignificant.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

2.	Loans Receivable (continued)

Related-Party Loans

In the ordinary course of business, the Association has granted loans to principal officers and directors, and entities in which they have significant ownership or management positions. An analysis of the changes in loans to such borrowers for the years ended December 31 follows:

	2023	2022
Balance, Beginning of Year	$850,993	$918,314
Additions	127,128	-
Payments	(63,438)	(67,321)
Balance, End of Year	$914,683	$850,993

3.	Property and Equipment

A summary of the cost and accumulated depreciation of property and equipment at December 31 is as follows:

	2023	2022
Land	$835,000	$835,000
Buildings and Improvements	1,682,011	1,682,011
Equipment	520,039	515,503
Automobile	75,915	76,579
	3,112,965	3,109,093
Less: accumulated depreciation	(1,529,916)	(1,513,636)

Total	$1,583,049	$1,595,457

4.	Deposits

Certificates of deposit and other time deposits issued in denominations that meet or exceed the Federal Deposit Insurance Corporation (FDIC) insurance limit of $250,000 totaled $1,593,144 and $1,552,433 at December 31, 2023 and 2022, respectively, and are included in interest-bearing deposits in the statements of financial condition.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

4.	Deposits (continued)

A summary of deposit balances by type as of December 31 is as follows:

	Interest Rates as of
	31-Dec-23	2023	2022
Now Accounts	0.00%-.020%	$8,528,352	$9,493,504
Passbook Accounts	0.01%	2,797,529	3,070,884
		11,325,881	12,564,388

Certificates of Deposit	0.00-0.99%	3,802,746	11,345,057
	1.00-1.99%	248,512	568,910
	2.00-2.99%	-	201,515
	3.00-3.99%	3,306,302	99,000
	4.00-4.99%	436,657	-
	5.00-5.99%	1,736,000	-
		9,530,217	12,214,482

	Total	$20,856,098	$24,778,870

Time Deposits

At December 31, the scheduled maturities of time deposits were as follows:

	2023		2022
Period of Maturity	Amount	Percentage of Total	Amount	Percentage of Total
Within 12 months	$6,986,923	73.31%	$8,646,859	70.79%
13 months - 24 months	2,434,595	25.55%	2,534,984	20.75%
25 months - 36 months	104,134	1.09%	985,698	8.07%
37 months - 48 months	4,565	0.05%	46,941	0.39%
Total	$9,530,217	100.00%	$12,214,482	100.00%

Deposits with Related Parties and Concentrations

During the normal course of business, the Association accepts deposits from members of the Board of Directors and officers. As of December 31, 2023 and 2022, these deposits totaled $4,907,657 and $4,716,552. As of December 31, 2023 and 2022, one customer represented 23% and 18% of the total deposits outstanding, respectively.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

4.	Deposits (continued)

Interest-Bearing Deposits

Interest expense on deposits during the years ended December 31 was as follows:

	2023	2022
NOW Accounts	$10,716	$8,812
Passbook Accounts	298	8,785
Certificates of Deposit	133,782	36,352
Total	$144,796	$53,949

Weighted Average Interest Rate	0.67%	0.22%

The weighted average interest rate on NOW accounts was 0.12%, on passbook savings accounts was 0.01%, and on certificates of deposit was 2.73% as of December 31, 2023. The weighted average interest rate on NOW accounts was 0.12%, on passbook accounts was 0.01%, and on certificates of deposit was 0.34% as of December 31, 2022.

5.	Advances from Federal Home Loan Bank (FHLB)

The Association has a line of credit with the FHLB through which advances are drawn. The total available line if credit at December 31, 2023 was $13.3 million. The unused portion of the line of credit as of December 31, 2023 was approximately $12.8 million. Pursuant to collateral agreements with the FHLB, advances are secured by a blanket-floating lien on first mortgage loans. No advances from the FHLB were outstanding as of December 31, 2022. During 2023, the Association obtained a FHLB advances of $1,000,000 of which $500,000 was outstanding with an interest rate of 5.712% as of December 31, 2023, maturing August 5, 2024.

6.	Income Taxes

The provision for income taxes consisted of the following for the years ended December 31:

	2023	2022
Current tax benefit	$(6,894)	$(1,960)
Deferred tax expense (benefit)	30,111	(1,021)
Total income tax provision (benefit)	$23,217	$(2,981)

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

6.	Income Taxes (continued)

The net deferred tax liability, as reflected in the accompanying statements of financial condition, includes the following components as of December 31:

	2023	2022
Deferred Tax Asset
Allowance for credit loss and other	$42,000	$61,132
Total Deferred Tax Asset	42,000	61,132

Deferred Tax Liabilities
Depreciation	29,698	21,480
Federal Home Loan Bank Stock	31,441	28,290
Deferred Loan Cost/Fees	29,112	29,502

Total Deferred Tax Liabilities	90,251	79,272

Net Deferred Tax Liability	$(48,251)	$(18,140)

The provision for federal income taxes differs from that computed at the statutory 21% corporate tax rate, was as follows for the years ended December 31:

	For the Years Ended December 31
		Effective		Effective
	2023	Rate	2022	Rate
Income tax expense (benefit) at Statutory rates	$22,857	21.0%	$(1,962)	21.0%
Other	360	0.3%	(1,019)	11.0%

Net	$23,217	21.3%	$(2,981)	32.0%

Included in retained earnings at December 31, 2023 and 2022 is approximately $980,000 in bad debt reserves for which no deferred federal income tax liability has been recorded. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of these reserves for purposes other than tax bad debt losses or adjustments arising from the carryback of net operating losses would create income for tax purposes only, which would be subject to the then current income tax rate.

The unrecorded deferred income tax liability on the above amount was approximately $206,000 as of December 31, 2023 and 2022.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

7.	Off-Statement of Financial Condition Activities

In the normal course of business, the Association has outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Association's statements of financial condition. The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Association uses the same credit policies in making such commitments as it does for instruments that are included in the statements of financial condition.

As of December 31, 2023 and 2022, the Association had a commitment to extend credit of $2,351,167 and $4,144,609, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Association upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include commercial and residential real estate, land, accounts receivable, inventory, and property and equipment.

8.	Significant Group Concentrations of Credit Risk

Most of the Association's lending activity is with customers located within the greater New Orleans, Louisiana metropolitan area. Generally, the loans are secured. The loans are expected to be repaid from cash flows, proceeds from the sale of selected assets of the borrowers, or insurance proceeds.

The contractual amounts of credit-related financial instruments, such as commitments to extend credit, represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

9.	Employee Benefit Plan

The Association has a qualified, non-contributory, defined contribution retirement plan covering all employees. Employees are eligible after one year of service. The Association's contributions are discretionary to the retirement plan. Benefits vest under the plan based on years of service with full vesting after seven years. For each of the years ended December 31, 2023 and 2022, the Association had $12,000 and $12,000, respectively, in contribution expenses associated with the plan.

10.	Regulatory Matters

The Association is subject to various regulatory capital requirements administered by its primary Federal regulator, the Office of the Comptroller of Currency (OCC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-financial condition items as calculated under regulatory accounting practices.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

10.	Regulatory Matters (continued)

The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I risk-based capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I core capital (as defined) to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel III rules) became fully effective for the Association on January 1, 2019. Management believes, as of December 31, 2023, that the Association meets all capital adequacy requirements to which it is subject.

As of December 31, 2023 the most recent notification from the OCC categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the notification that management believes have changed the Associations prompt corrective action category.

The Association's actual capital amounts and ratios as of December 31, 2023 and 2022 are presented in the table (dollars in thousands):

				Required for Capital Adequacy		Required to be Well-Capitalized Under Prompt Corrective Action
		Actual		Purposes		Provisions
2023		Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 Leverage Ratio	(1)	$14,016	38.40%	$1,459	4.00%	$1,824	5.00%
Common Equity Tier 1	(2)	14,016	72.99%	864	4.50%	1,247	6.50%
Tier 1 Risk-Based Capital	(2)	14,016	72.99%	1,151	6.00%	1,535	8.00%
Total Risk-Based Capital	(2)	14,216	74.03%	1,535	8.00%	1,919	10.00%

				Required for Capital Adequacy		Required to be Well-Capitalized Under Prompt Corrective Action
		Actual		Purposes		Provisions
2022		Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 Leverage Ratio	(1)	$13,930	33.72%	$1,653	4.00%	$2,066	5.00%
Common Equity Tier 1	(2)	13,930	68.72%	912	4.50%	1,318	6.50%
Tier 1 Risk-Based Capital	(2)	13,930	68.72%	1,216	6.00%	1,622	8.00%
Total Risk-Based Capital	(2)	14,130	69.71%	1,622	8.00%	2,027	10.00%

(1)	Amounts and ratios to adjusted total assets
(2)	Amounts and ratios to total risk-weighted assets

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

11.	Related-Party Transactions

There were no related-party transactions during the years ended December 31, 2023 and 2022 other than loans and deposits with officers and directors.

12.	Fair Value Measures

Under the FASB's authoritative guidance for fair value measurements, the Association must determine the appropriate level in the fair value hierarchy for each fair value measurement. To increase consistency and comparability in fair value measurements, the guidance established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels. It gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The level in the fair value hierarchy within which a fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Association's mortgage-backed security was Level 2. The levels are as follows:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities as of the reporting date. Financial assets and liabilities utilizing Level 1 inputs include active exchange-traded equity securities, exchange-based derivatives, mutual funds, and money market funds.

Level 2	Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, commingled investment funds not subject to purchase and sale restrictions, and fair-value hedges.

Level 3	Unobservable inputs, such as internally developed pricing models for the asset or liability due to little or no market activity for the asset or liability. Financial assets and liabilities utilizing Level 3 inputs include infrequently traded non-exchange-based derivatives and commingled investment funds subject to purchase and sale restrictions.

Assets and Liabilities Measured on a Non-Recurring Basis

The following describes the hierarchy designation, valuation methodologies, and key inputs for those assets that are measured at fair value on a non-recurring basis:

Collateral Dependent Loans

For collateral dependent loans, fair value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy. The Collateral dependent loan consists of one one-to-four family mortgages secured by residential properties. The value of residential property collateral is determined based on appraisal by qualified licensed appraisers hired by the Association. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Techniques used in the measure of value that follows (amounts in thousands) includes third-party appraisals and discounted cash flows, including estimates of costs to sell.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

12.	Fair Value Measures (continued)

2023	Level 1	Level 2	Level 3	Total Estimated Fair Value
Assets
Collateral dependent loan	$-	$-	$34	$34
Total	$-	$-	$34	$34

2022	Level 1	Level 2	Level 3	Total Estimated Fair Value
Assets
Collateral dependent loan	$-	$-	$34	$34
Total	$-	$-	$34	$34

The following methods and assumptions were used by the Association to estimate fair value of financial instruments:

Cash and cash equivalents - Fair value approximates carrying value.

FHLB stock - Consists of stock held as required by the Federal Home Loan Bank for membership and is carried at cost. While a fixed stock amount is required, the Federal Home Loan Bank stock requirement increases or decreases with the level of borrowing activity.

Loans receivable, net – Fair value is estimated by discounting the future cash flows using the current rate at which similar loans would be made to borrowers with similar credit rating and for the same remaining maturity. The fair value of loans is measured using an exit price notion.

Deposits - For NOW, passbook and certificates of deposit accounts, fair value is equal to the amount payable on demand or carrying value. For time deposits, fair value is estimated using a discounted cash flow method.

Advance, short-term - Fair value approximates carrying value.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

12.	Fair Value Measures (continued)

The carrying amount and estimated fair value of the Association’s financial instruments are as follows (in thousands):

		Fair Value Measures
2023	Carrying Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$1,694	$1,694	$-	$-
FHLB stock	$333	333	-	$-
Loans receivable, net	$31,981	-	-	$30,309

Financial liabilities
Deposits	$20,856	-	-	$18,787
Advances, short-term	$500	500	-	$-

		Fair Value Measures
2022	Carrying Value	Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$3,596	$3,596	$-	$-
FHLB stock	$318	$318	-	$-
Loans receivable, net	$33,506	$-	-	$31,933

Financial liabilities
Deposits	$24,779	$-	-	$22,123

13.	Subsequent Events

Management has evaluated subsequent events through the date that the financial statements were available to be issued, June 20, 2024 and determined that the following matter required additional disclosure. No other subsequent events occurring after this date have been evaluated for inclusion in these financial statements.

On February 1, 2024, the Board of Directors of the Association adopted a plan of conversion (the “Plan”). The Plan is subject to the approval of the Office of the Comptroller of Currency (OCC) and must be approved by the affirmative vote of at least a majority of the votes eligible to be cast by the voting members of the Association at a special meeting. The Plan sets forth that the Association, and the Federal Reserve Bank must approve a related holding company application proposes to convert into a stock savings bank structure with the establishment of a stock holding company (Magnolia Bancorp, Inc.), as parent of the Association. The Association will convert to the stock form of ownership, followed by the issuance of all of the Association’s outstanding stock to Magnolia Bancorp, Inc. (the Company). Pursuant to the Plan, the Association will determine the total offering value and number of shares of common stock to be offered for sale by the Company based upon an independent appraiser’s valuation.

MUTUAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

13.	Subsequent Events (continued)

The stock will be priced at $10.00 per share. In addition, the Association’s Board of Directors will adopt an employee stock ownership plan which will subscribe for up to 8% of the common stock sold in the offering. Magnolia Bancorp, Inc. has been organized as a corporation under the laws of the State of Louisiana and will own all of the outstanding common stock of the Association upon completion of the conversion. The conversion will be accounted for as a change in corporate form with the historic basis of the Association’s assets, liabilities and equity unchanged as a result.

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the stock offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. The Association had no deferred conversion costs as of December 31, 2022. The Association incurred approximately $61,000 in deferred conversion costs as of December 31, 2023. The Association incurred approximately $259,000 in deferred conversion costs in 2023 through the date the financial statements were available to be issued. Upon the completion of the conversion, the Association will establish a liquidation account in the amount of its retained earnings contained in the latest financial statements included in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who maintain deposit accounts in the Association at the time of the conversion.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Magnolia Bancorp, Inc. or Mutual Savings and Loan Association. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances imply that there has been no change in the affairs of Magnolia Bancorp, Inc. or Mutual Savings and Loan Association since any of the dates as of which information is furnished herein or since the date hereof.

Magnolia Bancorp, Inc.

(Proposed Holding Company for Mutual Savings and Loan Association)

Up to 833,750 Shares

(Subject to increase to up to 958,813 Shares)

COMMON STOCK

PROSPECTUS

November 8, 2024

These securities are not deposits or accounts and are not insured or guaranteed.

Until February 16, 2025, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Estimated Amount
Registrant’s Legal Fees and Expenses (including state tax opinion)	$410,000
Registrant’s Accounting Fees and Expenses	313,000
Marketing Agent Fees (1)	300,000
Marketing Agent Expenses (including legal fees and expenses)	105,000
Records Management Fees and Expenses	40,000
Appraisal Fees and Expenses	41,000
Printing, Postage, Mailing and EDGAR Fees	60,000
Blue sky fees and expenses	31,700
Filing Fees (NASDAQ, FINRA, SEC)	10,000
Transfer Agent Fees and Expenses	15,000
Business Plan Fees and Expenses	31,000
Other	8,300
Total	$1,365,000

____________________

(1)	Magnolia Bancorp, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings.

Item 14.	Indemnification of Directors and Officers

Article 8 of the Articles of Incorporation of Magnolia Bancorp, Inc. (the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such and under which directors and officers of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages:

Article 8. Indemnification, etc. of Officers, Directors, Employees and Agents.

A.       Personal Liability of Directors and Officers. The personal liability of a director or officer of this Corporation to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, or otherwise, shall be limited or eliminated to the fullest extent permitted by Section 1-832 of the LBCA (R.S. 12:1-832) and any other provision of applicable law, as amended or supplemented from time to time.

B.       Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law including, but not limited to, Subpart E of Part 8 of the LBCA.

C.       Advancement of Expenses. Reasonable expenses incurred by any person covered by the indemnification provisions in Section B of this Article 8 in defending an action, suit or proceeding described in such Section B may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

D.       Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

E.       Insurance. The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 8.

F.       Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 8.

G.       Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 8, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

H.       Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article 8, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is either (i) authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office, or (ii) required by the LBCA.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as part of this registration statement are:

(a)	List of Exhibits

No.	Description
1.1	Engagement Letter between Keefe, Bruyette & Woods, Inc. and Mutual Savings and Loan Association*
1.2	Form of Agency Agreement*
2.1	Amended and Restated Plan of Conversion of Mutual Savings and Loan Association
3.1	Articles of Incorporation of Magnolia Bancorp, Inc.*
3.2	Bylaws of Magnolia Bancorp, Inc.*
4.1	Form of Common Stock Certificate of Magnolia Bancorp, Inc.*
5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP regarding legality of securities being registered*
8.1	Federal Tax Opinion of Silver, Freedman, Taff & Tiernan LLP*
8.2	State Tax Opinion of Silver, Freedman, Taff & Tiernan LLP*
10.1	Employment Agreement by and among Magnolia Bancorp, Inc., Mutual Savings and Loan Association and Michael L. Hurley*
10.2	Employment Agreement by and among Magnolia Bancorp, Inc., Mutual Savings and Loan Association and Anita C. Cambre*
23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (contained in Opinions included as Exhibits 5.1, 8.1 and 8.2)*
23.2	Consent of RP Financial, LC*
23.3	Consent of EisnerAmper LLP
24.1	Power of Attorney (set forth on signature page)*
99.1	Engagement letter with RP Financial, LC to serve as appraiser*
99.2	Letter of RP Financial, LC with respect to value of Subscription Rights*
99.3	Appraisal Report of RP Financial, LC*
99.4	Marketing Materials
99.5	Stock Order and Certification Form
107	Filing Fee Exhibit

_______________

* Previously filed.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Metairie, State of Louisiana on October 25, 2024.

MAGNOLIA BANCORP, INC. a Louisiana corporation

By:	/s/ Michael L. Hurley
Michael L. Hurley
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael L. Hurley	Chairman of the Board, President and Chief Executive Officer	October 25, 2024
Michael L. Hurley	(Principal Executive Officer)

/s/ Anita C. Cambre	Vice President, Secretary and Chief Financial Officer
Anita C. Cambre	(Principal Financial and Accounting Officer)	October 25, 2024

/s/ John H. Andressen
John H. Andressen	Director	October 25, 2024

/s/ Peyton B. Burkhalter
Peyton B. Burkhalter	Director	October 25, 2024

/s/ Robert M. Hurley
Robert M. Hurley	Director	October 25, 2024

/s/ Jason L. Manson
Jason L. Manson	Director	October 25, 2024